Exhibit 4.9

Execution Version

FACILITY AGREEMENT

Dated September 29, 2016

for

上海外高桥万国数据科技发展有限公司 (SHANGHAI WAIGAOQIAO EDC TECHNOLOGY CO., LTD.)

上海云港万国数据科技发展有限公司 (SHANGHAI YUNGANG EDC TECHNOLOGY CO., LTD.)

as Borrowers

and

GDS HOLDINGS LIMITED

as Ultimate Parent

arranged by

东方汇理银行
(CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK)

大华银行(中国)有限公司上海自贸试验区支行
(UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH)

星展银行（中国）有限公司上海分行
(DBS Bank (China) Ltd, Shanghai Branch)

上海华瑞银行股份有限公司
(Shanghai HuaRui Bank Co., LTD)

-                                            澳大利亚和新西兰银行(中国)有限公司上海分行
(Australia and New Zealand Bank (China) Company Limited, Shanghai Branch)

as Mandated Lead Arrangers

with

大华银行(中国)有限公司上海自贸试验区支行
(UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH)
acting as Facility Agent and Security Agent

大华银行(中国)有限公司上海自贸试验区支行
(UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH)
acting as Account Bank

and

东方汇理银行
(CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK)

大华银行有限公司
(UNITED OVERSEAS BANK LIMITED)
acting as Coordinating Banks

33.	Set-off	153

34.	Notices	153

35.	Calculations and certificates	156

36.	Partial invalidity	156

37.	Remedies and waivers	156

38.	Amendments and waivers	156

39.	Counterparts	158

40.	Governing law	159

41.	Enforcement	159

Schedule 1 Lenders and Their Commitments		160

Schedule 2 Conditions Precedent and Conditions Subsequent		162

Schedule 3 Utilisation Request		183

Schedule 4 Form of Transfer Certificate		185

Schedule 5 Form of Compliance Certificate		188

Schedule 6 Form of Accession Letter		191

Schedule 7 Insurances		192

Schedule 8 List of Existing Accounts		196

Signature Page		S-1

THIS AGREEMENT is dated September 29, 2016 and made between:

(1)                          上海外高桥万国数据科技发展有限公司 (SHANGHAI WAIGAOQIAO EDC TECHNOLOGY CO., LTD.), a limited liability company established under the laws of the PRC, with its registered address at Building 1, No. 6, Huajin Road, China (Shanghai) Pilot Free Trade Zone, PRC (Unified Social Credit Code: 91310115685460850P) (“EDC WGQ”);

(2)                          上海云港万国数据科技发展有限公司 (SHANGHAI YUNGANG EDC TECHNOLOGY CO., LTD.) a wholly foreign owned enterprise established under the laws of the PRC, with its registered address at Room 431, 4th Floor, No. 8, Huajin Road, China (Shanghai) Pilot Free Trade Zone, PRC (Unified Social Credit Code: 91310115599775434E) (“EDC YG”, together with EDC WGQ, the “Borrowers” and each a “Borrower”);

(3)                          GDS HOLDINGS LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands, with its registered address at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Ultimate Parent”);

(4)                          北京万国长安科技有限公司 (BEIJING WANGUO CHANGAN TECHNOLOGY CO., LTD.), a limited liability company established under the laws of the PRC, with its registered address at Room 9037, 9th Floor, Building 3, No. 30th Yard, Shixing Avenue, Shijingshan District, Beijing, PRC (Unified Social Credit Code: 911101077889501239) (the “GDS Beijing”);

(5)                          万国数据服务有限公司 (GLOBAL DATA SOLUTIONS CO., LTD.), a limited liability company established under the laws of the PRC, with its registered address at Unit A0503-1, International Science & Technology Park, No. 1355, Jinjihu Avenue, Suzhou Industrial Park, PRC (Unified Social Credit Code: 913205947230335351) (“GDS Suzhou”);

(6)                          上海自贸区万国数据管理有限公司 (SHANGHAI FREE TRADE ZONE GDS MANAGEMENT CO., LTD.), a wholly foreign owned company established under the laws of the PRC, with its registered address at Room 4056 4th Floor, No. 173, Meisheng Road, China (Shanghai) Pilot Free Trade Zone, PRC (Unified Social Credit Code: 91310000MA1FL18A2U) (“GDS Management Co.”);

(7)                          东方汇理银行(CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK),大华银行(中国)有限公司上海自贸试验区支行 (UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH), 星展银行（中国）有限公司上海分行(DBS Bank (China) Ltd, Shanghai Branch), 上海华瑞银行股份有限公司(Shanghai HuaRui Bank Co., LTD) and澳大利亚和新西兰银行(中国)有限公司上海分行(Australia and New Zealand Bank (China) Company Limited, Shanghai Branch) as mandated lead arrangers (the “Mandated Lead Arrangers”);

(8)                          THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”);

(9)                          大华银行(中国)有限公司上海自贸试验区支行 (UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH) as agent of the Finance Parties (other than itself) (the “Facility Agent”);

GDS-Refinancing Facility Agreement

(10)                   大华银行(中国)有限公司上海自贸试验区支行 (UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH) as security trustee for the Secured Parties (the “Security Agent”);

(11)                   大华银行(中国)有限公司上海自贸试验区支行 (UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH)  as account bank (the “Account Bank”); and

(12)                   东方汇理银行(CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK) and大华银行有限公司 (UNITED OVERSEAS BANK LIMITED) as coordinating banks (the “Coordinating Banks”)

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                DEFINITIONS AND INTERPRETATION

1.1                         Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Accounts” means:

(a)                                      Debt Service Reserve Account (WGQ);

(b)                                      Debt Service Reserve Account (YG );

(c)                                       Operations Account (WGQ);

(d)                                      Operations Account (YG);

(e)                                       Debt Service Accrual Account (WGQ);

(f)                                        Debt Service Accrual Account (YG );

(g)                                       Excess Cashflow Account (WGQ);

(h)                                      Excess Cashflow Account (YG);

(i)                                          Receiving Accounts (WGQ);

(j)                                         Receiving Account (YG);

(k)                                      Receiving Account (GDS Beijing-WGQ);

(l)                                          Receiving Accounts (GDS Beijing-YG);

(m)                                  Receiving Account (GDS Suzhou-WGQ);

(n)                                      Receiving Account (GDS Suzhou-YG);

(o)                                      Receiving Account (GDS HK-WGQ);

(p)                                      Receiving Account (GDS HK-YG);

(q)                                      Receiving Account (GDS Shanghai-WGQ);

(r)                                         Receiving Account (GDS Shanghai-YG); and

(s)                                        any account otherwise designated as an Account by (i) the Facility Agent and (ii) each Borrower, GDS Beijing or GDS Suzhou (as the case may be) in writing.

“Account Control Agreement” means an account control agreement dated on or about the date of this Agreement and made by and between the Borrowers, GDS Beijing, GDS Suzhou, GDS HK, GDS Shanghai, the Account Bank and the Facility Agent in relation to the Accounts.

“Administrative Party” means each of the Mandated Lead Arrangers, the Account Bank, the Facility Agent, the Security Agent and each of the Coordinating Banks.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Annualised Contract Value” means (a) in relation to a Qualified Service Contract, its Contract Value divided by the number of years of the whole term of that Qualified Service Contract; and (b) in relation to a Service Contract (other than a Qualified Service Contract), its Contract Value divided by the remaining term of applicable Loan.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Assignee Group Member” means a member of the Group incorporated in the PRC, to which all obligations and rights of GDS HK under the GDS HK Service Contracts will be novated. For avoidance of doubt, the Assignee Group Member shall be GDS Beijing, GDS Suzhou or EDC WGQ to be agreed by the Lenders prior to the Contract Novation.

“Assignment Agreement” means an agreement substantially in a recommended form of the APLMA or any other form agreed between the relevant assignor, assignee and the Facility Agent.

“Authorisation” means:

(a)                                      an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)                                      in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means Facility A Availability Period, Facility B Availability Period, Facility C Availability Period and Facility E Availability Period (as the case may be).

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)                                      the aggregate amount of its participation in any outstanding Loans under that Facility; and

(b)                                      in relation to any proposed Utilisation, the aggregate amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

“Available Facility” means Available Facility A, Available Facility B, Available Facility C or Available Facility E (as the case may be).

“Available Facility A” means, in relation to the Facility A, the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility A.

“Available Facility B” means, in relation to the Facility B, the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility B.

“Available Facility C” means, in relation to the Facility C, the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility C.

“Available Facility E” means, in relation to the Facility E, the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility E.

“Available Foreign Debt Quota” has the meaning given to that term in Clause 23.32(b).

“Back-to-Back Agreements” means Back-to-Back Agreements (GDS Suzhou), Back-to-Back Agreements (GDS Beijing), Back-to-Back Agreements (GDS HK), Back-to-Back Agreements (GDS Shanghai) and Back-to-Back Agreements (WGQ - YG),.

“Back-to-Back Agreements (GDS Beijing)” means Back-to-Back Agreements (GDS Beijing - WGQ) and Back-to-Back Agreements (GDS Beijing - YG).

“Back-to-Back Agreements (GDS Beijing - WGQ)” means one or more service agreements entered into or to be entered into by and between EDC WGQ and GDS Beijing in respect of the Project SH1 in which EDC WGQ agrees to provide data center facilities and other related services to GDS Beijing for GDS Beijing to perform its obligations under GDS Beijing Service Contracts and GDS Beijing agrees to pay all or certain percentage consideration under GDS Beijing Service Contracts to EDC WGQ, in each case in the form and substance satisfactory to the Facility Agent.

“Back-to-Back Agreements (GDS Beijing - YG)” means one or more service agreements entered into or to be entered into by and between EDC YG and GDS Beijing in respect of the Projects (other than Project SH1) in which EDC YG agrees to provide data center facilities and other related services to GDS Beijing for GDS Beijing to perform its obligations under GDS Beijing Service Contracts and GDS Beijing agrees to pay all or certain percentage consideration under GDS Beijing Service Contracts to EDC YG, in each case in the form and substance satisfactory to the Facility Agent.

“Back-to-Back Agreements (GDS HK)” means Back-to-Back Agreements (GDS HK - WGQ) and Back-to-Back Agreements (GDS HK - YG).

“Back-to-Back Agreements (GDS HK - WGQ)” means one or more service agreements entered into or to be entered into by and between EDC WGQ and GDS HK in respect of the Project SH1 in which EDC WGQ agrees to provide data center facilities and other related services to GDS HK for GDS HK to perform its obligations under the GDS HK Service Contracts and GDS HK agrees to pay all or certain percentage consideration under the GDS HK Service Contracts to EDC WGQ, in each case in the form and substance satisfactory to the Facility Agent.

“Back-to-Back Agreements (GDS HK - YG)” means one or more service agreements entered into or to be entered into by and between EDC YG and GDS HK in respect of the Projects (other than Project SH1) in which EDC YG agrees to provide data center facilities and other related services to GDS HK for GDS HK to perform its obligations under the GDS HK Service Contracts and GDS HK agrees to pay all or certain percentage consideration under the GDS HK Service Contracts to EDC YG, in each case in the form and substance satisfactory to the Facility Agent.

“Back-to-Back Agreements (GDS Shanghai)” means Back-to-Back Agreements (GDS Shanghai - WGQ) and Back-to-Back Agreements (GDS Shanghai - YG).

“Back-to-Back Agreements (GDS Shanghai - WGQ)” means one or more service agreements entered into or to be entered into by and between EDC WGQ and GDS Shanghai in respect of the Project SH1 in which EDC WGQ agrees to provide data center facilities and other related services to GDS Shanghai for GDS Shanghai to perform its obligations under the GDS Shanghai Service Contracts and GDS Shanghai agrees to pay all or certain percentage consideration under the GDS Shanghai Service Contracts to EDC WGQ, in each case in the form and substance satisfactory to the Facility Agent.

“Back-to-Back Agreements (GDS Shanghai - YG)” means one or more service agreements entered into or to be entered into by and between EDC YG and GDS Shanghai in respect of the Projects (other than Project SH1) in which EDC YG agrees to provide data center facilities and other related services to GDS Shanghai for GDS Shanghai to perform its obligations under the GDS Shanghai Service Contracts and GDS Shanghai agrees to pay all or certain percentage consideration under the GDS Shanghai Service Contracts to EDC YG, in each case in the form and substance satisfactory to the Facility Agent.

“Back-to-Back Agreements (GDS Suzhou)” means Back-to-Back Agreements (GDS Suzhou - WGQ) and Back-to-Back Agreements (GDS Suzhou - YG).

“Back-to-Back Agreements (GDS Suzhou - WGQ)” means one or more service agreements entered into or to be entered into by and between EDC WGQ and GDS Suzhou in respect of the Project SH1 in which EDC WGQ agrees to provide data center facilities and other related services to GDS Suzhou for GDS Suzhou to perform its obligations under the GDS Suzhou Service Contracts and GDS Suzhou agrees to pay all or certain percentage consideration under the GDS Suzhou Service Contracts to EDC WGQ, in each case in the form and substance satisfactory to the Facility Agent.

“Back-to-Back Agreements (GDS Suzhou - YG)” means one or more service agreements entered into or to be entered into by and between EDC YG and GDS Suzhou in respect of the Projects (other than Project SH1) in which EDC YG agrees to provide data center facilities and other related services to GDS Suzhou for GDS Suzhou to perform its obligations under the GDS Suzhou Service Contracts and GDS Suzhou agrees to pay all or certain percentage consideration under the GDS

Suzhou Service Contracts to EDC YG, in each case in the form and substance satisfactory to the Facility Agent.

“Back-to-Back Agreements (WGQ - YG)” means one or more service agreements entered into or to be entered into by and between EDC YG and EDC WGQ in respect of the Projects (other than Project SH1) in which EDC YG agrees to provide data center facilities and other related services to EDC WGQ for EDC WGQ to perform its obligations under the Borrower Service Contracts (WGQ) and EDC WGQ agrees to pay all or certain percentage consideration under the Borrower Service Contracts (WGQ) to EDC YG, in each case in the form and substance satisfactory to the Facility Agent.

“Back-to-Back Agreements (WGQ)” means Back-to-Back Agreements (GDS Beijing - WGQ), Back-to-Back Agreements (GDS Suzhou - WGQ), Back-to-Back Agreements (GDS HK - WGQ) and Back-to-Back Agreements (GDS Shanghai - WGQ).

“Back-to-Back Agreements (YG)” means Back-to-Back Agreements (GDS Beijing - YG), Back-to-Back Agreements (GDS Suzhou - YG), Back-to-Back Agreements (GDS HK - YG), Back-to-Back Agreements (GDS Shanghai - YG) and Back-to-Back Agreements (WGQ - YG).

“Borrower Group” means the Borrowers and their respective Subsidiaries from time to time.

“Borrower Service Contracts” means the Borrower Service Contracts (WGQ) and the Borrower Service Contracts (YG).

“Borrower Service Contracts (WGQ)” means all contracts, orders, agreements or any other documents entered into or expected to be entered into (in the reasonable opinion of the Facility Agent) by EDC WGQ and its customers to which the Projects may at any time be subject in respect of any management consultancy services or other services in connection with internet data center businesses provided or to be provided by EDC WGQ.

“Borrower Service Contracts (YG)” means all contracts, orders, agreements or any other documents entered into or expected to be entered into (in the reasonable opinion of the Facility Agent) by EDC YG and its customers to which the Projects (other than Project SH1) may at any time be subject in respect of any management consultancy services or other services in connection with internet data center businesses provided or to be provided by EDC YG, the performance of which does not need a value-added telecommunications business operating license.

“Borrowings” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:

(a)                                      the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                      the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means each budget (including the detailed budget for each quarter of that Financial Year) delivered by each Borrower to the Facility Agent in respect of that Financial Year pursuant to Clause 21.5 (Submission of Budget).

“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which banks are open for general business in Hong Kong and Shanghai.

“Business Plan” means each business plan (including but not limited to detailed development plans, construction programme, operation of a Project and projected cashflow over the whole life of a Project) regarding (a) Project SH1, Project SH2 and Project SH3 proposed by the Borrowers and approved in writing by the Facility Agent; and (b) Project SH4 to be proposed by EDC YG and approved in writing by the Facility Agent.

“Capital Expenditure” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Cash” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Cash Equivalent Investments” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Cashflow” has the meaning given to that term in Clause 22.1 (Financial definitions).

“CBRC Rules” means (a) the Interim Measures on Administration of Fixed Assets Loan promulgated by China Banking Regulatory Commission on 23 July 2009; (b) the Project Finance Business Guidelines promulgated by China Banking Regulatory Commission on 18 July 2009; and (c) the Interim Measures for Administration of Working Capital Loans promulgated by China Banking Regulatory Commission on 12 February 2010; in each case, including any supplemental rules thereof and any amendments thereto from time to time.

“Certificate of Completion” means the fire safety certificate or any other documents issued or to be issued by Shanghai Fire Services Department (上海市消防局) or its local counterparts, evidencing a Project has passed fire safety inspection.

“Change of Control” means:

(a)                                      the Sponsor ceases to, directly or indirectly, be the beneficial owner of at least 50.1 per cent. of equity interests of the STT GDC; or

(b)                                      in relation to STT GDC:

(i)                                     prior to the occurrence of a Flotation, the STT GDC ceases to, directly or indirectly, be the beneficial owner of at least 40 per cent. of equity interests of the Ultimate Parent or have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or Control the casting of, at least 40 per cent. of the votes that may be cast at a meeting of the board of directors (or similar governing body) of the Ultimate Parent or the STT GDC ceases to be the single largest shareholder of the Ultimate Parent; or

(ii)                                 following the occurrence of a Flotation, the STT GDC ceases to, directly or indirectly, be the beneficial owner of at least 30 per cent. of equity interests of the Ultimate Parent or have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or Control the casting of, at least 30 per cent. of the votes that may be cast at a meeting of the board of directors (or similar governing body) of the Ultimate Parent or the STT GDC ceases to be the single largest shareholder of the Ultimate Parent; or

(c)                                       the Ultimate Parent ceases to, directly or indirectly, be the beneficial owner of 100 per cent. of equity interests of the Borrowers and have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to Control the Borrowers; or

(d)                                      the Ultimate Parent ceases to, directly or indirectly, be the beneficial owner of 100 per cent. of equity interests of GDS Management Co. and have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to Control GDS Management Co.; or

(e)                                       GDS Management Co. ceases to, directly or indirectly, be the beneficial owner of 100 per cent. of equity interests of the GDS Beijing, GDS Suzhou, GDS Shanghai or EDC WGQ and have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to Control the GDS Beijing, GDS Shanghai, GDS Suzhou or EDC WGQ; or

(f)                                        GDS Beijing ceases to, directly or indirectly, be the beneficial owner of 100 per cent. of equity interests of GDS Suzhou or EDC WGQ and have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to Control the GDS Suzhou or EDC WGQ; or

(g)                                       William Huang ceases to, directly or indirectly, own at least 99.9% of the equity interests of GDS Beijing.

(h)                                      For the purposes of this definition, “equity interests” means, in relation to any person:

(i)                                    any share of any class or capital stock of, or equity interest in, such person or any depositary receipt in respect of any such share, capital stock or equity interest; or

(ii)                                 any security convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such security; or

(iii)                              any option, warrant or other right to acquire any such share, capital stock, equity interest, security, depositary receipt or security referred to in the foregoing paragraphs (i) and/or (ii) above.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means Facility A Commitment, Facility B Commitment, Facility C Commitment, Facility D Commitment or Facility E Commitment (as the case may be).

“Compensation” means any sum (other than Insurance Proceeds):

(a)                                      by way of compensation under a Project Document;

(b)                                      in respect of the seizure, compulsory acquisition, expropriation or nationalisation of any of the assets or shares of any member of the Group;

(c)                                       as compensation for any Authorisation in connection with the Projects not being granted or renewed, or ceasing to be in full force and effect without modification;

(d)                                      in return for any decrease in its rights (including the release, modification or suspension of any rights) or any increase in its obligations (including the grant by it of rights or the modification of them), in each case, in connection with the Projects; or

(e)                                       received by or payable to any Obligor Party or any other member of the Group under any guarantee, letter of credit or bond relating to any of the foregoing.

“Compliance Certificate” means a certificate delivered pursuant to Clause 21.2 (Compliance Certificate) and jointly signed by each of EDC WGQ’s one authorised signatory and EDC YG’s one authorised signatory substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Confidential Information” means all information relating to any Borrower, any Obligor Party, the Group, the Transaction Documents or a Facility of which a Secured Party becomes aware in its capacity as, or for the purpose of becoming, a Secured Party or which is received by a Secured Party in relation to, or for the purpose of becoming a Secured Party under, the Transaction Documents or a Facility from either:

(a)                                      any member of the Group or any of its advisers; or

(b)                                      another Secured Party, if the information was obtained by that Secured Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)                                    is or becomes public information other than as a direct or indirect result of any breach by that Secured Party of Clause 28 (Disclosure of information); or

(ii)                                 is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)                              is known by that Secured Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Secured Party after that date, from a source which is, as far as that Secured Party is aware, unconnected with the Group and which, in either case, as far as that Secured Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Obligors’ Agent and the Facility Agent.

“Consigned Disbursement” means the method by which the Lenders disburse loan proceeds into a Loan Disbursement Account, for further payment by the Facility Agent upon the instruction of any Borrower (which may be in the form of a duly completed Utilisation Request) to the respective transactional counterparty.

“Contract Novation” means, in relation to the GDS HK Service Contracts which entered or to be entered into by GDS HK with China Telecom (Americas) Corporation and Premiere Conferencing (Hong Kong) Limited respectively, novation of all rights and obligations of GDS HK thereunder to the Assignee Group Member.

“Contract Value” means, in relation to a Service Contract, all revenues, receipts and payments, service and estimated power charges, royalties, profits and refunds paid to or for the benefit of the Borrowers, GDS Suzhou, GDS Beijing, GDS HK or GDS Shanghai from any source in respect of the Projects in connection with data center infrastructure business, management consultancy services or any other services provided either by any Borrower, GDS Suzhou, GDS Beijing, GDS HK or GDS Shanghai during the whole term (in the case of a Qualified Service Contract) or the respective remaining term (in the case of any Service Contract other than a Qualified Service Contract) of that Service Contract.

“Contractor Agreements” means:

(a)                                      in respect of the Project SH1, a general contractor construction contract regarding the electrical engineering work, water supply and drainage and air conditioning work of Project SH1 (万国数据外高桥数据中心(87号厂房)电气、给排水、空调工程合同) entered into by EDC WGQ and 江苏省金陵建工集团有限公司 on 9 May 2011;

(b)                                      in respect of the Project SH2, a general contractor construction contract regarding the mechanical and electrical installation work of Project SH2 (上海云港88#数据中心项目机电安装工程合同) entered into by EDC YG and 上海欧梦迪机电设备安装工程有限公司 on 20 March 2015;

(c)                                       In respect of Project SH3, a general contractor construction contract regarding mechanical and electrical installation and sever room decoration work of Project SH3 (万国数据上海3#(90#)数据中心项目机电安装及机房装修工程施工合同) entered into by EDC YG and 江苏宏远安装防腐工程有限公司on 24 June 2016; and

(d)                                      any other contractor documents entered into by any Borrower in relation to the Projects which consideration (whether paid or payable by that Borrower) equals to or exceeds RMB 20,000,000;

in each case, including any amendments thereto or any supplemental documents thereof.

“Contributed Equity” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Control” or “control” means, in relation to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise (and the term “Controlled” or “controlled” shall be construed accordingly).

“Current Assets” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Current Liabilities” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Custom” means General Administration of Customs of the PRC or its local counterparts.

“Customer Assets” means any customer equipment in relation to internet data centre business that is purchased by a Borrower at the cost and request of its customers and made available for its customers by that Borrower under the relevant Service Contract, including but not limited to servers connecting to internet or other networks, the telecommunication lines and bandwidth connected to the equipment and facilities such as database system and servers, operating system and software system, and the intangible assets including without limitation, the trademark and domain name.

“Debt Service” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Debt Service Accrual Account (WGQ)” has the meaning given to that term in Clause 18.1(a)(iii).

“Debt Service Accrual Account (YG)” has the meaning given to that term in Clause 18.1(b)(iii).

“Debt Service Coverage Ratio” or “DSCR” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Debt Service Reserve Account (WGQ)” has the meaning given to that term in Clause 18.1(a)(i).

“Debt Service Reserve Account (YG)” has the meaning given to that term in Clause 18.1(b)(i).

“Debt Service Reserve Amount (WGQ)” has the meaning given to that term in Clause 18.3(a).

“Debt Service Reserve Amount (YG)” has the meaning given to that term in Clause 18.3(b).

“Debt to Equity Ratio” or “DER” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Default Rate” means a rate determined by the Facility Agent to be:

(a)                                      in the event of any misapplication or misappropriation of any amount of the proceeds of the Loan as contemplated in Clause 10.3(b), 150% of the rate of interest which would have been applicable to that amount of the Loans pursuant to Clause 10.1 (Calculation of interest); and

(b)                                      in the event of any Unpaid Sum (including, but not limited to, following any failure to pay upon acceleration of the Loan pursuant to Clause 24.21 (Acceleration)), 130% of the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loans pursuant to Clause 10.1 (Calculation of interest), or, in each case, if any misapplied or misappropriated amount also constitutes any part of Unpaid Sum, the highest default interest rate shall apply to such part of Unpaid Sum without double counting overdue interest on such part of Unpaid Sum.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) other than in the ordinary course of trading.

“Disposal Proceeds” means all sums paid or payable or any other consideration given or to be given in money or money’s worth for any Disposal made by any member of the Group in accordance with this Agreement except for the Excluded Disposal Proceeds and the Compensation.

“Disruption Event” means either or both of:

(a)                                      a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b)                                      the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payment operations of a Party preventing that, or any other Party:

(i)                       from performing its payment obligations under the Finance Documents; or

(ii)                    from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBIT” has the meaning given to that term in Clause 22.1 (Financial definitions).

“EBITDA” has the meaning given to that term in Clause 22.1 (Financial definitions).

“EDC China” means EDC China Holdings Limited, a company established under the laws of Hong Kong, with its registered address at Units 323-325 3/F Core Building 2 Hong Kong Science Park Shatin NT.

“EDC WGQ Inter-company Loan Agreement” has the meaning given to that term in Clause 18.7(c)(iii)(B)(2).

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any Obligor or any other member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor or any other member of the Group conducted on or from the properties owned or used by the relevant Obligors or any other relevant member of the Group.

“Equity Pledge Agreement (WGQ)” means an equity pledge agreement entered into or to be entered into between EDC WGQ, GDS Beijing and the Security Agent, pursuant to which GDS Beijing pledges its 100% equity interests in EDC WGQ in favour of the Security Agent (on behalf of all Secured Parties).

“Equity Pledge Agreement (YG)” means an equity pledge agreement entered into or to be entered into between EDC YG, the Parent (EDC YG) and the Security Agent, pursuant to which the Parent (EDC YG) pledges its 100% equity interests in EDC YG in favour of the Security Agent (on behalf of all Secured Parties).

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Evidence of Facility A Utilisation” has the meaning given to that term in sub-paragraph (vii) of paragraph (a) of Clause 5.2 (Completion of a Utilisation Request).

“Evidence of Facility B Utilisation” has the meaning given to that term in sub-paragraph (viii) of paragraph (a) of Clause 5.2 (Completion of a Utilisation Request).

“Evidence of Facility C Utilisation” has the meaning given to that term in sub-paragraph (ix) of paragraph (a) of Clause 5.2 (Completion of a Utilisation Request).

“Evidence of Facility E Utilisation” has the meaning given to that term in sub-paragraph (x) of paragraph (a) of Clause 5.2 (Completion of a Utilisation Request).

“Excess Cashflow” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Excess Cashflow Account (WGQ)” has the meaning given to that term in Clause 18.1(a)(iv).

“Excess Cashflow Account (YG)” has the meaning given to that term in Clause 18.1(b)(iv).

“Excess Cashflow Prepayment Amount (WGQ)” has the meaning given to that term in Clause 18.6(a)(i) (Excess Cashflow Account).

“Excess Cashflow Prepayment Amount (YG)” has the meaning given to that term in Clause 18.6(a)(iii) (Excess Cashflow Account).

“Excluded Disposal Proceeds” means the proceeds of (a) any Disposal which a Borrower notifies the Facility Agent will be applied for the replacement and/or reinstatement of its assets within 6 months after actual receipt of such proceeds; or (b) any Disposal in the Borrower’s ordinary course of business.

“Excluded Insurance Proceeds” means any proceeds of an Insurance claim which a Borrower notifies the Facility Agent will be applied for the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant Insurance claim was made within 6 months after receipt, but in each case such proceeds are not more than RMB 10,000,000 and does not include any proceeds arising out of a total loss or a major damage.

“Existing Account” means the Borrowers’ existing bank accounts (other than the Accounts) opened with other banks (other than the Account Bank) before the date of this Agreement, as more particularly set out in Schedule 8 (List of Existing Accounts).

“Existing Bank Loans (GDS Suzhou)” means the Existing Bank Loan (GDS Suzhou-Bank of Ningbo) and the Existing Entrustment Loan (GDS Suzhou-Ping An Bank).

“Existing Bank Loan (GDS Suzhou-Bank of Ningbo)” means the bank loan under a working capital loan agreement entered into by and between GDS Suzhou and Bank of Ningbo, Shanghai Branch on 21 January 2016, and at the date hereof the outstanding principal amount is RMB 50,000,000.

“Existing Entrustment Loan (GDS Suzhou-Ping An Bank)” means the entrustment bank loan under an entrustment loan agreement entered into by and among 深圳安裕投资中心(有限合伙)(as principal), Shanghai Pudong Development Bank, Shenzhen Branch (as trustee) and GDS Suzhou (as borrower) on 4 July 2014, and at the date hereof the outstanding principal amount is RMB 199,700,000.

“Existing Inter-company Loans (Project SH1)” means the inter-company loans made by the members of the Group to EDC WGQ under the Existing Inter-company Loan Agreements (Project SH1) that have been agreed by the Borrower and the Facility Agent, and at the date of this Agreement, the outstanding principal amount is RMB 15,566,964.29.

“Existing Inter-company Loans (Project SH2)” means the inter-company loans made by the members of the Group to EDC YG under the Existing Inter-company Loan Agreements (Project SH2) that has been agreed by the Borrower and the Facility Agent, and at the date of this Agreement, the outstanding principal amount is RMB 40,031,540.52.

“Existing Inter-company Loan Agreements (Project SH1)” means the inter-company loan agreements in relation to the Existing Inter-company Loans (Project SH1) entered into by and between EDC WGQ and the members of the Group in respect of Project SH1 on or before the date of this Agreement.

“Existing Inter-company Loan Agreements (Project SH2)” means the inter-company loan agreements in relation to the Existing Inter-company Loans (Project SH2) entered into by and between EDC YG and the members of the Group in respect of Project SH2 on or before the date of this Agreement.

“Existing Pledge over Receivables (GDS Suzhou-Bank of Ningbo)” means the pledges over account receivables under the Service Contracts in relation to Project SH1 created by GDS Suzhou to secure the Existing Bank Loan (GDS Suzhou-Bank of Ningbo), which will be discharged and released in accordance with this Agreement.

“Existing Shareholder Loan (WGQ)” means the USD 18,000,000 shareholder loan made by EDC China to EDC WGQ under the shareholder loan agreement dated 7 January 2015.

“Facilities” means Facility A, Facility B, Facility C, Facility D and Facility E, and a “Facility” means any of them.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Availability Period” means the period from and including the date of this Agreement to and including the date which is one (1) Month after the date of this Agreement.

“Facility A Commitment” means:

(a)                                      in relation to an Original Lender, the amount in RMB set opposite its name under the heading “Facility A Commitment” in Schedule 1 (Lenders and their Commitments) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)                                      in relation to any other Lender, the amount in RMB of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Loan Disbursement Account” means a bank account opened with the Account Bank for the purpose of receiving the Facility A Loan proceeds from the relevant Lenders.

“Facility A Maturity Date” means 12 July 2021.

“Facility A Repayment Date” has the meaning given to such term in paragraph (a) of Clause 6.1 (Repayment of Facility A Loans).

“Facility A Utilisation Request” means a Utilisation Request that requests a Facility A Loan.

“Facility B” means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Availability Period” means the period from and including the date of this Agreement to and including the date which is two (2) Month after the date of this Agreement.

“Facility B Commitment” means:

(a)                                      in relation to an Original Lender, the amount in RMB set opposite its name under the heading “Facility B Commitment” in Schedule 1 (Lenders and their Commitments) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)                                      in relation to any other Lender, the amount in RMB of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Loan Disbursement Account” means a bank account opened with the Account Bank for the purpose of receiving the Facility B Loan proceeds from the relevant Lenders.

“Facility B Maturity Date” means 12 July 2021.

“Facility B Repayment Date” has the meaning given to such term in paragraph (a) of Clause 6.2 (Repayment of Facility B Loans).

“Facility B Utilisation Request” means a Utilisation Request that requests a Facility B Loan.

“Facility C” means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility C Availability Period” means the period from and including the date of this Agreement to and including the date which is 14 Months after the date of this Agreement.

“Facility C Commitment” means:

(c)                                       in relation to an Original Lender, the amount in RMB set opposite its name under the heading “Facility C Commitment” in Schedule 1 (Lenders and their Commitments) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(d)                                      in relation to any other Lender, the amount in RMB of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

“Facility C Loan Disbursement Account” means a bank account opened with the Account Bank for the purpose of receiving the Facility C Loan proceeds from the relevant Lenders.

“Facility C Maturity Date” means the date falling 5 years after the first Utilisation Date of Facility C.

“Facility C Repayment Date” has the meaning given to such term in paragraph (a) of Clause 6.3 (Repayment of Facility C Loans).

“Facility C Utilisation Request” means a Utilisation Request that requests a Facility C Loan.

“Facility D” means the term loan facility to be made available under this Agreement or other agreement otherwise agreed between EDC YG and the Lenders as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility D Commitment” means the commitment amount of the Facility D to be mutually agreed between EDC YG and the relevant Lenders, but in any event the amount shall not exceed RMB 340,000,000.

“Facility D Commitment Date” means the date as notified by the Facility Agent to EDC YG that the relevant Lenders have agreed to make the Facility D available to EDC YG.

“Facility D Loan” means a loan made or to be made under Facility D or the principal amount outstanding for the time being of that loan.

“Facility D Maturity Date” means the date Facility D Loans are repaid or discharged in full.

“Facility E” means the revolving loan facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).

“Facility E Availability Period” means the period from and including the first Utilisation Date of Facility E to and including the date which is five (5) years after the first Utilisation Date of Facility E.

“Facility E Commitment” means:

(a)                                      in relation to an Original Lender, the amount in RMB set opposite its name under the heading “Facility E Commitment” in Schedule 1 (Lenders and their Commitments) and the amount of any other Facility E Commitment transferred to it under this Agreement; and

(b)                                      in relation to any other Lender, the amount in RMB of any Facility E Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility E Financing Period” means the period from and including the Utilisation Date of a Facility E Loan to and including the date which is twelve (12) Months after the Utilisation Date of such Facility E Loan.

“Facility E Lender” means:

(a)                                      any Original Lender in relation to the Facility E; and

(b)                                      any bank, financial institution, trust, fund or other entity which has become a lender to the Facility E in accordance with Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility E Loan” means a loan made or to be made under Facility E or the principal amount outstanding for the time being of that loan.

“Facility E Loan Disbursement Account” means a bank account opened with the Account Bank for the purpose of receiving the Facility E Loan proceeds from the relevant Lenders.

“Facility E Maturity Date” means the five (5) years after the first Utilisation Date of Facility E.

“Facility E Repayment Date” has the meaning given to such term in paragraph (a) of Clause 6.5 (Repayment of Facility E Loans).

“Facility E Utilisation Request” means a Utilisation Request that requests a Facility E Loan.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)                                      sections 1471 to 1474 of the Code or any associated regulations;

(b)                                      any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)                                       any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)                                      in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)                                      in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)                                       in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“FATCA Payment” means either:

(a)                                      the increase in a payment made by an Obligor Party to a Finance Party under Clause 13.7 (FATCA Deduction and gross-up by Obligor Parties) or paragraph (b) of Clause 13.8 (FATCA Deduction by a Finance Party); or

(b)                                      a payment under paragraph (d) of Clause 13.8 (FATCA Deduction by a Finance Party).

“Fee Letter” means any letter or letters referring to this Agreement or the Facilities between one or more Administrative Parties and the Borrowers setting out any of the fees referred to in Clause 12 (Fees).

“Final Repayment Date” means Facility A Maturity Date, Facility B Maturity Date, Facility C Maturity Date, Facility D Maturity Date or Facility E Maturity Date (as the case may be).

“Finance Document” means this Agreement, any Accession Letter, any Fee Letter, the Account Control Agreement, any Transaction Security Document, any Utilisation Request and any other document designated as such by the Facility Agent and the Obligors’ Agent.

“Finance Party” means an Administrative Party or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                      moneys borrowed;

(b)                                      any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                       any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                      the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                       receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                        any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                                       any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                      any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 12 Months after the date of supply;

(i)                                          any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)                                         the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Financial Quarter” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Financial Year” has the meaning given to that term in Clause 22.1 (Financial definitions).

“First WGQ Utilisation Request” means the first Utilisation Request delivered by EDC WGQ.

“First YG Utilisation Request” means the first Utilisation Request delivered by EDC YG.

“Flotation” means the listing or admission to trading on any stock or securities exchange or market of any shares or securities of any member of Group, or any sale or issue by way of listing, flotation or public offering (or any equivalent circumstances) of any shares or securities of any member of the Group in any jurisdiction or country.

“Force Majeure” means a circumstance that may not be foreseen, avoided or overcome, including but not limited to fire, flood, earthquake, storm, hurricane or other natural disaster, war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalisation, government sanction, blockage, embargo, strike.

“GAAP” means generally accepted accounting principles and practices from time to time in the jurisdiction of incorporation of the relevant Obligor Party.

“GDS Beijing’s IDC License” means a value-added telecommunications business operating license issued by MIIT to GDS Beijing on 2 June 2016, with a valid term ending on 14 November 2018 and license No. B1. B2 — 20130270, including any updated or renewed license issued following the review and approval of MIIT upon expiry.

“GDS Beijing Inter-company Loan Agreements” means the GDS Beijing Inter-company Loan Agreement (WGQ) and the GDS Beijing Inter-company Loan Agreement (YG).

“GDS Beijing Inter-company Loan Agreement (WGQ)” has the meaning given to that term in Clause 18.9(c).

“GDS Beijing Inter-company Loan Agreement (YG)” has the meaning given to that term in Clause 18.9(d).

“GDS Beijing Service Contracts” means all contracts, orders, agreements or any other documents entered into or expected to be entered into (in the reasonable opinion of the Facility Agent) by GDS Beijing and its customers to which the Projects may at any time be subject in respect of any data center infrastructure services or other services in connection with internet data center businesses provided or to be provided by GDS Beijing, the performance of which needs a value-added telecommunications business operating license; for avoidance of doubt, GDS Beijing Service Contracts shall include the service contracts entered into by and between GDS HK and GDS Beijing in relation to the Projects.

“GDS Beijing Trapped Amount (WGQ)” has the meaning given to that term in Clause 18.9(a).

“GDS Beijing Trapped Amount (YG)” has the meaning given to that term in Clause 18.9(b).

“GDS HK” means GDS (HongKong) Limited, a company established under the laws of Hong Kong, with its registered address at Units 323-325 3/F Core Building 2 Hong Kong Science Park Shatin NT.

“GDS HK Service Contracts” means all contracts, orders, agreements or any other documents entered into or expected to be entered into (in the reasonable opinion of the Facility Agent) by GDS HK and its customers to which the Projects may at any time be subject in respect of any data center infrastructure services or other services in connection with internet data center businesses provided or to be provided by GDS HK.

“GDS Shanghai” means Shanghai Shu’an Data Services Ltd. (上海曙安数据服务有限公司), a limited liability company established under the laws of the PRC, with its registered address at Room 432, No. 26, 28, Jiangchang San Lu, Shanghai, PRC (Unified Social Credit Code: 913101085758870013).

“GDS Shanghai’s IDC License” means a value-added telecommunications business operating license issued by MIIT to GDS Shanghai on 6 April 2016, with a valid term ending on 6 April 2021 and license No. B1 — 20160366, including any updated or renewed license issued following the review and approval of MIIT upon expiry.

“GDS Shanghai Inter-company Loan Agreements” means the GDS Shanghai Inter-company Loan Agreement (WGQ) and the GDS Shanghai Inter-company Loan Agreement (YG).

“GDS Shanghai Inter-company Loan Agreement (WGQ)” has the meaning given to that term in Clause 18.14(c).

“GDS Shanghai Inter-company Loan Agreement (YG)” has the meaning given to that term in Clause 18.14(d).

“GDS Shanghai Service Contracts” means all contracts, orders, agreements or any other documents entered into or expected to be entered into (in the reasonable opinion of the Facility Agent) by GDS Shanghai and its customers to which the Projects may at any time be subject in respect of any data center infrastructure services or other services in connection with internet data center businesses provided or to be provided by GDS Shanghai, the performance of which needs a value-added telecommunications business operating license.

“GDS Suzhou Inter-company Loan Agreements” means the GDS Suzhou Inter-company Loan Agreement (WGQ) and the GDS Suzhou Inter-company Loan Agreement (YG).

“GDS Suzhou Inter-company Loan Agreement (WGQ)” has the meaning given to that term in Clause 18.11(c).

“GDS Suzhou Inter-company Loan Agreement (YG)” has the meaning given to that term in Clause 18.11(d).

“GDS Suzhou Service Contracts” means all contracts, orders, agreements or any other documents entered into or expected to be entered into (in the reasonable opinion of the Facility Agent) by GDS Suzhou and its customers to which the Projects may at any time be subject in respect of any data center infrastructure services or other services in connection with internet data center businesses provided or to be provided by GDS Suzhou, the performance of which needs a value-added telecommunications business operating license.

“GDS Suzhou Trapped Amount (WGQ)” has the meaning given to that term in Clause 18.11(a).

“GDS Suzhou Trapped Amount (YG)” has the meaning given to that term in Clause 18.11(b).

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Governmental Rules” means all applicable statutes, laws, rules, codes, ordinances, decisions, regulations, permits, certificates, orders, connivance, indulgence, grace measures, practices, waivers and directions of any Governmental Agency now or hereafter in effect and, in each case, as amended or otherwise modified from time to time and any interpretation thereof by any competent Governmental Agency or official, including, without limitation, any judicial or administrative order, consent decree, settlement agreement or judgment and any industry guidelines.

“Gross Leverage Ratio” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Group” means the Ultimate Parent and its Subsidiaries from time to time.

“Group Structure Chart” means the structure chart of the Group which identifies the Ultimate Parent and any person by or through which they hold or beneficially own equity interests in or control the Borrowers, GDS Suzhou, GDS Beijing, GDS Management Co., GDS HK, GDS

Shanghai, and any of its Subsidiaries (if any) and provided to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent).

“Guarantors” means the Ultimate Parent, GDS Beijing and each Borrower, and a “Guarantor” means each of them.

“Hedging Arrangement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by any Borrower and a Hedging Provider for the purpose of hedging the types of liabilities and/or risks in relation to this Agreement.

“Hedging Provider” has the meaning given to that term in Clause 23.18(c).

“Hedging Termination” means the termination or close out (whether partial or total) of that Hedging Arrangement either made by any Borrower or the Hedging Provider(s).

“Hedging Termination Proceeds” means any amount payable to or received by or on behalf of any Borrower as a result of the Hedging Termination, together with any due and payable interest accruing on any such amount.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IDC Authorization” means an approval granted or to be granted by MIIT in relation to the authorisation by GDS Beijing to GDS Suzhou and EDC WGQ to operate the value-added telecommunications business in relation to the Projects, which is permitted to be carried out by GDS Beijing pursuant to GDS Beijing’s IDC License.

“IDC Licenses” means (a) GDS Beijing’s IDC License; (b) the GDS Shanghai’s IDC License; (c) the IDC Authorization granted to GDS Suzhou; and (d) the IDC Authorization granted to EDC WGQ; in each case of foregoing clause (a) to clause (d), including any updated or renewed license or approval (if applicable) issued or granted following the review and approval of MIIT or other Governmental Agencies upon expiry. “IDC License” means any of them.

“IDC License Memo” means the written advice by King & Wood Mallesons in relation to (a) the IDC Authorization to GDS Suzhou and EDC WGQ and (b) the renewal of IDC Licenses upon its expiry.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Insurance Assignment Agreement (WGQ)” means an assignment of Insurances in relation to the movable assets of EDC WGQ with respect to Project SH1 dated on or about the date of this Agreement and made by and between EDC WGQ and the Security Agent.

“Insurance Assignment Agreement (YG)” means an assignment of Insurances in relation to the movable assets of EDC YG with respect to the Projects (other than Project SH1) dated on or about the date of this Agreement and made by and between EDC YG and the Security Agent.

“Insurance Proceeds” means all proceeds of the Insurances payable to or received by or on behalf of any Borrower, but excluding any such proceeds payable to a third party claimant and the Excluded Insurance Proceeds and the Compensation.

“Insurances” means all contracts and policies of insurance of any kind relating to the Borrowers and/or the Projects taken out or, as the context requires, to be taken out from time to time and maintained in each case in accordance with Clause 23.17 (Insurances) by or on behalf of each Borrower, and such other policy or contract of insurance as the Facility Agent and the Borrower(s) agree shall be an Insurance.

“Inter-company Loan Agreements” means GDS Beijing Inter-company Loan Agreements, GDS Suzhou Inter-company Loan Agreements, GDS Shanghai Inter-company Loan Agreements and EDC WGQ Inter-company Loan Agreement.

“Interest Coverage Ratio” or “ICR” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Interest Payment Date” means each of 21st March, 21st June, 21st September and 21st December in each year, and the Final Repayment Date.

“Interest Period” means each period determined under this Agreement by reference to which interest on the Loans are calculated.

“Interest Relevant Percentage” has the meaning given to that term in Clause 10.1 (Calculation of interest).

“Intermediate Parent” means EDC Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, with its registered address at the offices of Portcullis TrustNet (Cayman) Ltd., The Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman KY1-1208, Cayman Islands.

“Landlord” means 上海市外高桥保税区三联发展有限公司, with its registered address at No. 2001 North Yanggao Road, China (Shanghai) Pilot Free Trade Bond Zone, the PRC, with whom a Borrower entered into or will enter into the relevant Lease Agreements in respect of a Project.

“Lease Agreements” means:

(a)                                      a building lease agreement (Contract No. 163420) dated 26 December 2008 entered into by and between the Landlord and the EDC China in respect of Project SH1 (as well as a shared substation between Project SH1 and Project SH2) with a valid tenor from 31 December 2010 to 31 December 2020, including its supplements and amendments thereto, and an assignment of rights and obligations entered into by and among EDC China, the Landlord and EDC WGQ on 12 April 2010 whereby all rights and obligations of EDC China under the said building lease agreement have been assigned to and assumed by EDC WGQ;

(b)                                      a building lease agreement (Contract No. 7239) dated 15 April 2011 entered into by and between the Landlord and the EDC WGQ in respect of Project SH2 with a valid tenor of 20 years, including its supplements and amendments thereto, and an assignment of rights and obligations entered into by and among EDC WGQ, the Landlord and EDC YG on 24 February 2014 whereby all rights and obligations of EDC WGQ under the said building lease agreement have been assigned to and assumed by EDC YG;

(c)                                       a building lease agreement dated 13 February 2015 entered into by and between the Landlord and EDC WGQ in respect of Project SH3 with a valid tenor of 20 years, including its supplements and amendments thereto, and a sublease agreement or an assignment of rights and obligations to be entered into by and between EDC WGQ and EDC YG whereby EDC YG will ultimately assume the tenancy under the said building lease agreement; and

(d)                                      a building lease agreement dated 15 January 2015 entered into by and between the Landlord and EDC WGQ in respect of Project SH4 with a valid tenor of 20 years, including its supplements and amendments thereto, and a sublease agreement or an assignment of rights and obligations to be entered into by and between EDC WGQ and EDC YG whereby EDC YG will ultimately assume the tenancy under the said building lease agreement;

in each case, including any amendments thereto or any supplemental documents thereof (including but not limited to any amendments or any supplemental documents entered into or to be entered into by and between the Landlord and EDC WGQ from time to time in accordance with Clause 23.22(g) of this Agreement).

“Lease Assignment Agreement (WGQ)” means an assignment of the Lease Agreements in respect of Projects (other than Project SH2) dated on or about the date of this Agreement and made by and between EDC WGQ and the Security Agent.

“Lease Assignment Agreement (YG)” means an assignment of the Lease Agreements in respect of the Projects (other than Project SH1) dated on or about the date of this Agreement and made by and between EDC YG and the Security Agent.

“Lenders” means the Term Loan Lender and the Facility E Lender, each of which is referred to herein as a “Lender”.

“Loan” means a Facility A Loan, a Facility B Loan, a Facility C Loan, a Facility D Loan or a Facility E Loan (as the case may be).

“Loan Disbursement Accounts” means the Facility A Loan Disbursement Account, Facility B Loan Disbursement Account, Facility C Loan Disbursement Account and Facility E Loan Disbursement Account.

“Majority Facility E Lenders” means:

(a)                                      if there is no Facility E Loan then outstanding, a Facility E Lender or Facility E Lenders whose Commitments then aggregate 66 2/3 per cent. or more of the Facility E Commitments;

(b)                                      if there is no Facility E Loan then outstanding and the Facility E Commitments have been reduced to zero, a Facility E Lender or Facility E Lenders whose Commitments aggregated 66 2/3 per cent. or more of the Facility E Commitments immediately before the reduction; or

(c)                                       at any other time, a Facility E Lender or Facility E Lenders whose participation in the outstanding Facility E Loans and whose Available Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Facility E Loans and the Available Commitments of all the Facility E Lenders.

“Majority Lenders” means:

(a)                                      if there is no Loan then outstanding, a Lender or Lenders whose Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments;

(b)                                      if there is no Loan then outstanding and the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction; or

(c)                                       at any other time, a Lender or Lenders whose participation in the outstanding Loans and whose Available Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the Available Commitments of all the Lenders.

“Majority Term Loan Lenders” means:

(a)                                      if there is no Term Loans then outstanding, a Term Loan Lender or Term Loan Lenders whose Commitments then aggregate 66 2/3 per cent. or more of the Total Term Loan Commitments;

(b)                                      if there is no Term Loans then outstanding and the Total Term Loan Commitments have been reduced to zero, a Term Loan Lender or Term Loan Lenders whose Commitments aggregated 66 2/3 per cent. or more of the Total Term Loan Commitments immediately before the reduction; or

(c)                                       at any other time, a Term Loan Lender or Term Loan Lenders whose participation in the outstanding Term Loans and whose Available Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Term Loans and the Available Commitments of all the Term Loan Lenders.

“Market Disruption Event” means:

(a)                                      the PBOC ceases to prescribe the PBOC Base Rate; or

(b)                                      the Facility Agent receives by noon on the first day of an Interest Period notification from any Lender or Lenders, whose shares in the applicable Loan exceed fifty (50) per cent. of that Loan, that the rate of interest hereunder no longer reflects the costs to such Lender in funding and maintaining the applicable Loan.

“Material Adverse Effect” means a material adverse effect (or an event which is likely to result in a material adverse change) in (a) the financial condition, operations, performance, properties or prospects of any Obligor, or any Obligor Party’s ability to perform its obligations under the Finance Documents; or (b) the validity or enforceability of any Finance Documents or the rights and remedies of any Finance Party under any of the Finance Documents.

“Material Credit Documents” means the Finance Documents, the Back-to-Back Agreements and the Inter-company Loan Agreements (if any).

“MIIT” means the Ministry of Industry and Information Technology of the PRC or its local counterparts.

“MOFCOM” means the Ministry of Commerce of the PRC or its local counterparts.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                      (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                      if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                       if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“Movable Assets Mortgage Agreement (WGQ SH1 Restricted Assets)” means a movable assets mortgage agreement in relation to the restricted assets of Project SH1 (other than any Customer Assets) dated on or about the date of this Agreement and made between EDC WGQ and the Security Agent.

“Movable Assets Mortgage Agreement (WGQ SH1 Non-Restricted Assets)” means a movable assets mortgage agreement in relation to the non-restricted assets of Project SH1 (other than any Customer Assets) dated on or about the date of this Agreement and made between EDC WGQ and the Security Agent.

“Movable Assets Mortgage Agreement (YG SH2 Restricted Assets)” means a movable assets mortgage agreement in relation to the restricted assets of Project SH2 (other than any Customer Assets) dated on or about the date of this Agreement and made between EDC YG and the Security Agent.

“Movable Assets Mortgage Agreement (YG SH2 Non-Restricted Assets)” means a movable assets mortgage agreement in relation to the non-restricted assets of Project SH2 (other than any Customer Assets) dated on or about the date of this Agreement and made between EDC YG and the Security Agent.

“Movable Assets Mortgage Agreement (YG SH3 Restricted Assets)” means a movable assets mortgage agreement in relation to the restricted assets of Project SH3 (other than any Customer Assets) to be entered into by and between EDC YG and the Security Agent.

“Movable Assets Mortgage Agreement (YG SH3 Non-Restricted Assets)” means a movable assets mortgage agreement in relation to the non-restricted assets of Project SH3 (other than any Customer Assets) to be entered into by and between EDC YG and the Security Agent.

“NRA” means non-residence account under PRC law.

“Net Finance Charges” has the meaning given to that term in Clause 22.1 (Financial definitions).

“New Lender” has the meaning given to that term in Clause 26 (Changes to the Lenders).

“Obligors” means the Ultimate Parent, GDS Beijing, GDS Suzhou, GDS Management Co. and each Borrower and an “Obligor” means each of them.

“Obligors’ Agent” means EDC YG, appointed to act on behalf of each Obligor in relation to the Transaction Documents pursuant to Clause 2.4 (Obligors’ Agent).

“Obligor Parties” means:

(a)                                      the Ultimate Parent, the Intermediate Parent, the Parent (EDC YG), EDC China, GDS Beijing, GDS Suzhou, GDS Management Co., each Borrower, GDS HK, GDS Shanghai and EDC Technology (Kunshan) Co. Ltd. (万国数据科技发展(昆山)有限公司); or

(b)                                      any other party (other than the Finance Parties and the Hedging Providers) which is a party to any of the Transaction Documents,

and an “Obligor Party” means each of them.

“Offshore Security Document” means:

(a)                                      Ultimate Parent Guarantee;

(b)                                      Equity Pledge Agreement (YG); and

(c)                                       Share Mortgage Agreement (Parent (EDC YG)).

“Offshore Transaction Security” means any Security created or to be created or any guarantee granted or to be granted under the Offshore Security Document.

“Onshore Security Document” means:

(a)                                      Movable Assets Mortgage Agreement (WGQ SH1 Restricted Assets);

(b)                                      Movable Assets Mortgage Agreement (WGQ SH1 Non-Restricted Assets);

(c)                                       Movable Assets Mortgage Agreement (YG SH2 Restricted Assets);

(d)                                      Movable Assets Mortgage Agreement (YG SH2 Non-Restricted Assets);

(e)                                       Movable Assets Mortgage Agreement (YG SH3 Restricted Assets);

(f)                                        Movable Assets Mortgage Agreement (YG SH3 Non-Restricted Assets);

(g)                                       Pledge over Receivables (WGQ);

(h)                                      Pledge over Receivables (YG);

(i)                                          Pledge over Receivables (GDS Beijing);

(j)                                         Pledge over Receivables (GDS Suzhou);

(k)                                      Pledge over Receivables (GDS Shanghai);

(l)                                          Lease Assignment Agreement (WGQ);

(m)                                  Lease Assignment Agreement (YG);

(n)                                      Insurance Assignment Agreement (WGQ);

(o)                                      Insurance Assignment Agreement (YG);

(p)                                      Equity Pledge Agreement (WGQ); and

(q)                                      Subordination Agreement.

“Operations Account (WGQ)” has the meaning given to that term Clause 18.1(a)(ii).

“Operations Account (YG)” has the meaning given to that term in Clause 18.1(b)(ii).

“Original Financial Statements” means:

(a)                                      in relation to the Ultimate Parent, its audited financial statements for the Financial Year ended 31 December 2015;

(b)                                      in relation to Parent (EDC YG), its audited financial statements for the Financial Year ended 31 December 2015;

(c)                                       in relation to GDS Beijing, its audited financial statements for the Financial Year ended 31 December 2015;

(d)                                      in relation to GDS Suzhou, its audited financial statements for the Financial Year ended 31 December 2015;

(e)                                       in relation to each Borrower, its audited financial statements for the Financial Year ended 31 December 2015; and

(f)                                        in relation to GDS Management Co., its financial statements for the month ended 31 May 2016.

“Original Bank Loan A” means the bank loan facility made available by the Original Onshore Lenders to EDC WGQ in respect of Project SH1 pursuant to the Original Bank Loan Agreement, and at the date of this Agreement, the outstanding principal amount is RMB 405,000,000.

“Original Bank Loan Agreement” means a facility agreement entered into by and among, inter alios, the Original Onshore Lenders and the Borrowers as borrowers on 30 June 2016 with respect to, inter alios, the Original Bank Loan A and the Original Bank Loan B.

“Original Bank Loan B” means the bank loan facility made available by the Original Onshore Lenders to EDC YG in respect of Project SH2 pursuant to the Original Bank Loan Agreement, and at the date of this Agreement, the outstanding principal amount is RMB 221,617,196.06.

“Original Onshore Lenders” means the “Original Lenders” as defined in the Original Bank Loan Agreement.

“Original Securities” means all the existing securities created in connection with the Original Bank Loan Agreement securing, inter alios, the Original Bank Loan A and the Original Bank Loan B.

“Parent (EDC WGQ)” means GDS Beijing.

“Parent (EDC YG)” means EDE I (HK) Limited, a company established under the laws of Hong Kong, with its registered address at Units 323-325 3/F Core Building 2 Hong Kong Science Park Shatin NT.

“Parents” means Parent (EDC WGQ) and Parent (EDC YG), and a “Parent” means each of them.

“Party” means a party to this Agreement.

“PBOC” means the People’s Bank of China.

“PBOC Base Rate” means the prevailing official lending rate per annum, as promulgated and announced by PBOC from time to time, for the first Interest Period in respect of a Loan, on the first Utilisation Date of that Loan, and for any following Interest Periods, on the last Interest Payment Date, which is applicable to loans with tenor equivalent to the tenor of such Loan.

“PBOC Information Center” means Credit Reference Centre of the PBOC.

“Permitted Facility C Aggregate Drawdown Amount” means a percentage of the Facility C Commitment set out in the table below under the heading “Permitted Facility C Aggregate Drawdown Amount” corresponding to the “Aggregate Annualised Contract Value” calculated based on a break down delivered to the Facility Agent pursuant to Clause 5.2(a)(ix):

Aggregate Annualized Contract Value	Permitted Facility C Aggregate Drawdown Amount
Less than RMB 220,000,000	70%
Less than RMB 260,000,000 but greater than or equal to RMB 220,000,000	80%
Less than RMB 300,000,000 but greater than or equal to RMB 260,000,000	90%
Greater than or equal to RMB 300,000,000	100%

“Pledge over Receivables (GDS Beijing)” means an account receivables pledge agreement in respect of receivables payable to GDS Beijing under the GDS Beijing Service Contracts, dated on or about of this Agreement and made between GDS Beijing and the Security Agent.

“Pledge over Receivables (GDS Shanghai)” means an account receivables pledge agreement in respect of receivables payable to GDS Shanghai under the GDS Shanghai Service Contracts, dated on or about of this Agreement and made between GDS Shanghai and the Security Agent.

“Pledge over Receivables (GDS Suzhou)” means an account receivables pledge agreement in respect of receivables payable to GDS Suzhou under the GDS Suzhou Service Contracts, dated on or about of this Agreement and made between GDS Suzhou and the Security Agent.

“Pledge over Receivables (GDS Suzhou-Ping An Bank)” means the pledges over account receivables under the Service Contracts in relation to Project SH1 and Project SH2 created by GDS Beijing and GDS Suzhou respectively to secure the Existing Entrustment Loan (GDS Suzhou-Ping An Bank), which has been discharged and released as of the date of this Agreement.

“Pledge over Receivables (GDS Suzhou-Shanghai Bank)” means the pledges over account receivables under the Service Contracts in relation to Project SH1 created by GDS Suzhou to secure the bank loan under a working capital loan agreement entered into by and between GDS Suzhou and

Shanghai Bank, Suzhou Branch on 16 September 2015, which has been discharged and released as of the date of this Agreement..

“Pledge over Receivables (WGQ)” means an account receivables pledge agreement in respect of receivables payable to EDC WGQ under the Borrower Service Contracts (WGQ) and the Back-to-Back Agreements (WGQ), dated on or about of this Agreement and made between EDC WGQ and the Security Agent.

“Pledge over Receivables (YG)” means an account receivables pledge agreement in respect of receivables payable to the EDC YG under the Borrower Service Contracts (YG) and the Back-to-Back Agreements (YG), dated on or about of this Agreement and made between EDC YG and the Security Agent.

“PRC” means the People’s Republic of China, but excluding, for the purpose of the Transaction Documents, Taiwan and the special administrative regions of Hong Kong and Macau.

“Project Document” means, in relation to each Project:

(a)                                      each Service Contract;

(b)                                      each Contractor Agreement;

(c)                                       each Back-to-Back Agreement;

(d)                                      each Lease Agreement;

(e)                                       the Inter-company Loan Agreements (if any); or

(f)                                        any other material contract entered into by a Borrower, GDS Suzhou, GDS Beijing, GDS Shanghai or GDS HK relating to the Projects and designated by the Facility Agent and the Obligors’ Agent as a project document.

“Project SH1” means the design, development, fitting out, maintenance and operation of the data center building rented by the EDC WGQ located at 87# Property, F16 Block, Shanghai, PRC, with a total floor area of 24,015.06 square meters.

“Project SH2” means the design, development, fitting out, maintenance and operation of the data center building rented by EDC YG located at 88# Property, F16 Block, Shanghai, PRC with a total floor area of 20,888 square meters.

“Project SH2 Completion” means the date on which the Certificate of Completion is issued in respect of Project SH2.

“Project SH3” means the design, development, fitting out, maintenance and operation of the data center building to be rented by EDC YG located at 90# Property, F16 Block, Shanghai, PRC, with a total floor area of 28,683 square meters.

“Project SH3 Completion” means the date on which the Certificate of Completion is issued in respect of Project SH3.

“Project SH3 Completion Date” means 31 March 2017.

“Project SH4” means the design, development, fitting out, maintenance and operation of the data center building to be rented by EDC YG located at 89# Property, F16 Block, Shanghai, PRC, with an estimated total floor area of 20,800 square meters.

“Project SH4 Completion” means the date on which the Certificate of Completion is issued in respect of Project SH4.

“Projects” means Project SH1, Project SH2, Project SH3 and Project SH4, and a “Project” means each of them.

“Qiuping Huang” means Ms. Huang Qiuping, whose PRC identification number is 31010719611116122X.

“Qualified Service Contract” means a Service Contract with a term of no less than 3 years (inclusive).

“Quarter Date” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Quasi-Security” has the meaning given to that term in Clause 23.4 (Negative pledge).

“Receiving Account (GDS Beijing-WGQ)” has the meaning given to that term in Clause 18.1(c)(i).

“Receiving Accounts (GDS Beijing-YG)” has the meaning given to that term in Clause 18.1(c)(ii).

“Receiving Account (GDS HK-WGQ)” has the meaning given to that term in Clause 18.1(e)(i).

“Receiving Account (GDS HK-YG)” has the meaning given to that term in Clause 18.1(e)(ii).

“Receiving Account (GDS Shanghai-WGQ)” has the meaning given to that term in Clause 18.1(f)(i).

“Receiving Account (GDS Shanghai-YG)” has the meaning given to that term in Clause 18.1(f)(ii).

“Receiving Account (GDS Suzhou-WGQ)” has the meaning given to that term in Clause 18.1(d)(i).

“Receiving Account (GDS Suzhou-YG)” has the meaning given to that term in Clause 18.1(d)(ii).

“Receiving Accounts (WGQ)” has the meaning given to that term in Clause 18.1(a)(v).

“Receiving Account (YG)” has the meaning given to that term in Clause 18.1(b)(v).

“Receiving Accounts” means the Receiving Accounts (WGQ), the Receiving Account (YG), the Receiving Account (GDS Beijing-WGQ), the Receiving Accounts (GDS Beijing-YG), the Receiving Account (GDS Suzhou-WGQ), the Receiving Account (GDS Suzhou-YG), the Receiving Account (GDS HK-WGQ), the Receiving Account (GDS HK-YG), the Receiving Account (GDS Shanghai-WGQ) and the Receiving Account (GDS Shanghai -YG).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Release Agreements” means the agreements to be entered into between and by, among others, the Obligor Parties and the security agent (on behalf of the secured parties of the Original Bank Loan Agreement), in respect of the termination and release of, among others, the Original Securities, in form and substance satisfactory to all the Lenders, including any other release documents as required by the Governmental Agency for purpose of completing the release procedures with the Governmental Agency.

“Relevant Interbank Market” means the PRC interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)                                      its jurisdiction of incorporation;

(b)                                      any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)                                       any jurisdiction where it conducts its business; and

(d)                                      the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Repeating Representations” means each of the representations and warranties set out in Clause 20.1 (Status) to 20.30 (Sanctions) (inclusive), other than those specified to be given on a specified date.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Restricted Inter-company Loan” means any present and future inter-company loan or shareholder loan made to any Borrower by any other member of the Group, for avoidance of doubt, including the Existing Shareholder Loan (WGQ) and the inter-company loan under the Inter-company Loan Agreements (if any).

“SAFE” means the State Administration of Foreign Exchange of the PRC or its local counterparts.

“SAIC” means the State Administration of Industry and Commerce of the PRC or its local counterparts.

“Sanctioned Country” has the meaning given to that term in Clause 20.30(b) (Sanctions).

“Sanctioned Person” has the meaning given to that term in Clause 20.30(a) (Sanctions).

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the US Department of the Treasury’s Office of Foreign Assets Control (OFAC), the US Department of State, the United Nations Security Council, the European Union, the French Republic, Her Majesty’s Treasury, the Department of Foreign Affairs and Trade of Australia or any other relevant sanctions authority.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor Party to any Secured Party under each Transaction Document.

“Secured Party” means a Finance Party or a Hedging Provider.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Property” means

(a)                                      the Transaction Security expressed to be granted in favour of the Security Agent as agent for the Secured Parties and all proceeds of that Transaction Security;

(b)                                      all obligations expressed to be undertaken by an Obligor Party to pay amounts in respect of the Secured Liabilities to the Security Agent as agent for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor Party in favour of the Security Agent as agent for the Secured Parties; and

(c)                                       any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as agent on trust for the Secured Parties.

“Selected Finance Lease Agreements” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Self-controlled Disbursement” means the method by which the Lenders disburse loan proceeds into a Loan Disbursement Account for the Borrowers to determine at its own discretion when and how to pay the proceeds to its respective counterparty and pursuant to the terms of the Finance Documents.

“Service Agreements” means (i) the service agreement entered into by and between EDC WGQ and GDS Suzhou or GDS Management Co. (as the case may be) on or before the date of this Agreement, and (ii) the service agreement entered into by and between EDC YG and GDS Suzhou or GDS Management Co. (as the case may be) on or before the date of this Agreement.

“Service Contracts” means the Borrower Service Contracts, the GDS Beijing Service Contracts, GDS Suzhou Service Contracts, GDS HK Service Contracts and GDS Shanghai Service Contracts.

“Share Mortgage Agreement (Parent (EDC YG))” means a share mortgage agreement in respect of shares in the Parent (EDC YG) held by the Intermediate Parent dated on or about the date of this Agreement and made by and between the Intermediate Parent and the Security Agent.

“Sponsor” means STT Communications Ltd, with its registered address at 1 Temasek Avenue, #33-01 Millenia Tower, Singapore 039192.

“STT GDC” means STT GDC Pte. Ltd., a limited liability company established under the laws of Singapore, with its registered address at 1 Temasek Avenue, #33-01 Millenia Tower, Singapore 039192.

“Subordination Agreement” means a subordination agreement in respect of inter-company loans or shareholder loans made to any Borrower by EDC China, GDS Beijing, GDS Suzhou, GDS Shanghai or any other member of the Group dated on or about the date of this Agreement and made by and between, among others, the Borrowers, and EDC China, GDS Beijing, GDS Suzhou GDS Shanghai and any other member of the Group (as subordinated lenders) and the Security Agent.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)                                      which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)                                      more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)                                       which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Loans” means Facility A Loan, Facility B Loan, Facility C Loan and Facility D Loan.

“Term Loan Facilities” means Facility A, Facility B, Facility C and Facility D.

“Term Loan Lender” means:

(a)                                      any Original Lender in relation to the Term Loan Facility; and

(b)                                      any bank, financial institution, trust, fund or other entity which has become a lender to any Term Loan Facilities in accordance with Clause 26 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Test Date” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Total Commitments” means (a) the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, Total Facility C Commitments and Total Facility E Commitments (being RMB 1,135,000,000 at the date of this Agreement); or (b) the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, Total Facility C Commitments, the Total Facility D Commitments and Total Facility E Commitments (being RMB 1,475,000,000 on the Facility D Commitment Date).

“Total Facility A Commitments” means the aggregate of the Facility A Commitments (being RMB 405,000,000 at the date of this Agreement).

“Total Facility B Commitments” means the aggregate of the Facility B Commitments (being RMB 225,000,000 at the date of this Agreement).

“Total Facility C Commitments” means the aggregate of the Facility C Commitments (being RMB 455,000,000 at the date of this Agreement).

“Total Facility D Commitments” means the aggregate of the Facility D Commitments (being up to RMB 340,000,000 on the Facility D Commitment Date).

“Total Facility E Commitments” means the aggregate of the Facility E Commitments (being RMB 50,000,000 at the date of this Agreement).

“Total Investment Amount” means, in relation to a Project, total amount that is required to be available for completing that Project, in each case not more than the total investment amount as shown in the Business Plan for that Project.

“Total Term Loan Commitments” means (a) the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and Total Facility C Commitments (being RMB 1,085,000,000 at the date of this Agreement); or (b) the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, Total Facility C Commitments and the Total Facility D Commitments (being RMB 1,425,000,000 on the Facility D Commitment Date).

“Transaction Documents” means the Finance Documents and the Hedging Arrangements.

“Transaction Expenses” has the meaning given to that term in Clause 17.1 (Transaction expenses).

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Transaction Security Documents.

“Transaction Security Document” means:

(a)                                      each Onshore Security Document;

(b)                                      each Offshore Security Document (if applicable);

(c)                                       any other document evidencing or creating or expressed to evidence or create Security over any asset to secure any obligation of any Obligor Party to a Secured Party under the Transaction Documents; or

(d)                                      any other document designated as such by the Security Agent and the relevant Obligor Party.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrowers.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)                                      the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)                                      the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Ultimate Parent Guarantee” means a corporate and completion guarantee dated on or about the date of this Agreement and made by and between the Ultimate Parent and the Security Agent.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor Party under the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)                                      an Obligor Party which is resident for tax purposes in the US; or

(b)                                      an Obligor Party some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Evidence” means Evidence of Facility A Utilisation, Evidence of Facility B Utilisation, Evidence of Facility C Utilisation or Evidence of Facility E Utilisation (as the case may be).

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VIE Contracts” means any arrangement, instrument or agreement that is part of any contractual arrangements enabling the GDS Management Co. to exercise effective control over GDS Beijing and its Subsidiaries or consolidate the financial condition or results of operation of GDS Beijing and its Subsidiaries for the purposes of the consolidated financial statements of the Group, which shall include without limitation the VIE Equity Pledges, the VIE Exclusive Share Option Agreement and the VIE Shareholders’ Voting Rights Proxy Agreement.

“VIE Equity Pledges” means the VIE Equity Pledge (William Huang) and the VIE Equity Pledge (Qiuping Huang).

“VIE Equity Pledge (Qiuping Huang)” means a pledge over the equity interests in GDS Beijing held by Qiuping Huang in favour of the GDS Management Co. as contemplated under the VIE Contracts.

“VIE Equity Pledge (William Huang)” means a pledge over the equity interests in GDS Beijing held by William Huang in favour of the GDS Management Co. as contemplated under the VIE Contracts.

“VIE Exclusive Share Option Agreement” means an exclusive share option agreement entered into by and among William Huang, Qiuping Huang, GDS Management Co. and GDS Beijing on 13 April 2016 whereby, among others, William Huang and Qiuping Huang agree to grant to GDS Management Co. the option to purchase 100% of the equity interest in GDS Beijing at any time with a relatively low price.

“VIE Shareholders’ Voting Rights Proxy Agreement” means a shareholders’ voting rights proxy agreement entered into by and among William Huang, Qiuping Huang, GDS Management Co. and GDS Beijing on 13 April 2016 whereby, among others, William Huang and Qiuping Huang agree to grant a power of attorney to GDS Management Co. that gives it all of their shareholders rights in GDS Beijing.

“Wai Bao Nei Dai” has the meaning given to that term in Clause 23.32(b) (Offshore Transaction Security).

“Waterfall Date” means the 15th day of each calendar month.

“WGQ-YG Revenues” has the meaning given to that term in Clause 18.7(b)(iv).

“William Huang” means Mr. Huang Wei, whose identification number is 31010719671101125X.

“Working Capital” has the meaning given to that term in Clause 22.1 (Financial definitions).

1.2                        Construction

(a)                          Unless a contrary indication appears, any reference in this Agreement to:

(i)                                          any “Administrative Party”, the “Facility Agent”, any “Mandated Lead Arranger”, any “Coordinating Bank”, any “Finance Party”, any “Secured Party” any “Lender”, any “Term Loan Lender”, any “Facility E Lender”, any “Guarantor”, any “Obligor”, the “Obligors’ Agent”, any “Obligor Party”, any “Party”, the “Security Agent”, the “Account Bank” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent in accordance with the Finance Documents;

(ii)                                       “assets” includes present and future properties, revenues and rights of every description;

(iii)                                    a “Finance Document”, a “Material Credit Document”, a “Project Document”, a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Material Credit Document, Project Document, Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)                                   “including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(v)                                      “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)                                   a Lender’s “participation” in a Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender’s rights under this Agreement in respect thereof;

(vii)                                a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)                             a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)                                   a provision of law is a reference to that provision as amended or re-enacted; and

(x)                                      a time of day is a reference to Beijing time.

(b)                          Section, Clause and Schedule headings are for ease of reference only.

(c)                           Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                          A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(e)                           Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Facility Agent’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

SECTION 2

THE FACILITIES

2.                               THE FACILITIES

2.1                        The Facilities

(a)                          Subject to the terms of this Agreement, the Term Loan Lenders make available to EDC WGQ a term loan facility in an aggregate amount equal to the Total Facility A Commitments.

(b)                          Subject to the terms of this Agreement, the Term Loan Lenders make available to EDC YG:

(i)                                          a term loan facility in an aggregate amount equal to the Total Facility B Commitments;

(ii)                                       a term loan facility in an aggregate amount equal to the Total Facility C Commitments; and

(iii)                                    after the Facility D Commitment Date, a term loan facility in an aggregate amount equal to the Total Facility D Commitments.

(c)                           Subject to the terms of this Agreement, the Facility E Lenders make available to EDC YG a revolving loan facility in an aggregate amount equal to the Total Facility E Commitments.

2.2                        Conditions of the Facility D Commitment

(a)                          EDC YG may, upon satisfaction of the following conditions, by giving a no less than 90-day prior written notice to the Facility Agent accompanied by the documents evidencing such satisfaction, request all the Lenders to make commitment of the Facility D:

(i)                                          the construction progress of Project SH4 matches with the capital which has been invested into the Project SH4 to the satisfaction of the Facility Agent;

(ii)                                       the DER in respect of the total funding for Project SH4 shall not be more than 70:30; and

(iii)                                    a certified copy of the Business Plan in respect of Project SH4 evidencing (A) the minimum DSCR is not less than 125%, and (B) the average DSCR is not less than 130%.

(b)                          The Facility Agent shall promptly notify all the Lenders of the request set out in paragraph (a) above.

(c)                           The Facility Agent shall promptly notify EDC YG of the Term Loan Lenders’ determination whether they agree to make commitment of Facility D, and the Facility D will only be made available upon written consent of all Term Loan Lenders. For the avoidance of doubt, the terms and conditions of the Facility D shall be agreed between EDC YG (or if applicable, other Obligors) and the relevant Finance Parties in writing. Unless otherwise agreed by all Lenders:

(i)                                          the Facility D Maturity Date shall not be earlier than the date falling five (5) years after the first Utilisation Date of Facility D; and

(ii)                                       the Project SH4 Completion shall be on or before the date falling fifteen (15) Months after the date of first Utilisation Date of the Facility D.

2.3                        Finance Parties’ rights and obligations

(a)                          The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                          The rights of the Finance Parties under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                           A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

(d)                          Notwithstanding any other provisions of this Agreement to the contrary, no Finance Party is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any applicable anti-money laundering, counter-terrorism financing, economic or trade sanctions law or regulation.

2.4                        Obligors’ Agent

(a)                          Each Obligor (other than the EDC YG) by its execution of this Agreement or an Accession Letter irrevocably appoints EDC YG to act on its behalf as its agent in relation to the Transaction Documents and irrevocably authorises:

(i)                                          EDC YG on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)                                       each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to EDC YG,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)                          Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.                               PURPOSE

3.1                        Purpose

(a)                          EDC WGQ shall apply all amounts borrowed by it under Facility A towards the repayment of the outstanding amount under the Original Bank Loan A.

(b)                          EDC YG shall apply all amounts borrowed by it under Facility B towards (i) the repayment of the outstanding amount under the Original Bank Loan B; and (ii) the payment or reimbursement of the Capital Expenditure of the Project SH2 in accordance with the Business Plan of Project SH2 and the Budget.

(c)                           EDC YG shall apply all amounts borrowed by it under Facility C towards (i) the payment of the Capital Expenditure of the Project SH3 in accordance with the Business Plan of Project SH3 and the Budget; and (ii) the payment of the fees and expenses in relation to the Facilities.

(d)                          EDC YG shall apply all amounts borrowed by it under Facility D towards the purpose otherwise agreed between EDC YG and the Finance Parties in writing.

(e)                           EDC YG shall apply all amounts borrowed by it under Facility E towards (i) the working capital purpose; and (ii) the payment of the fees and expenses in relation to the Facilities.

(f)                            The Borrowers may not use any Loan for any other purpose, including, without limitation, using any Loan for share capital equity investment, using any Loan for venturing operation in any securities market, futures market or other similar domain, or using any Loan to/for any other investment or business that is prohibited under the Governmental Rules.

3.2                        Monitoring

(a)                          Unless otherwise expressly required by the Governmental Rules, no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

(b)                          The Parties hereby expressly waive any obligation on the part of any Finance Party to so monitor or verify, to the fullest extent permitted by the Governmental Rules.

(c)                           To the extent any Governmental Rules at any time require any Finance Party to monitor or verify any application of any Loan proceeds hereunder, the Borrowers shall fully co-operate with that Finance Party and promptly upon reasonable request from that Finance Party, provide to that Finance Party any information or confirmation or other documents to evidence the purpose for which the proceeds of the Loan have been used.

(d)                          In any event, the failure by any Finance Party to so monitor or verify shall not give rise to any defence by the Borrowers or any other Obligor regarding its payment and performance of the Secured Liabilities or otherwise reduce, release or prejudice the Borrowers or any other Obligor’s obligations under the Finance Documents.

4.                               CONDITIONS OF UTILISATION AND CONDITIONS SUBSEQUENT

4.1                        Initial conditions precedent

(a)                          EDC WGQ may not deliver a Utilisation Request under Facility A unless the Facility Agent has received all of the documents and other evidence listed in Part I (Conditions Precedent to Initial

Utilisation for All Facilities) of Schedule 2 (Conditions precedent and conditions subsequent) and Part II (Conditions Precedent to Initial Utilisation for Facility A) of Schedule 2 (Conditions precedent and conditions subsequent) in form and substance satisfactory to the Facility Agent.

(b)                          EDC YG may not deliver a Utilisation Request under Facility B unless the Facility Agent has received all of the documents and other evidence listed in Part I (Conditions Precedent to Initial Utilisation for All Facilities) of Schedule 2 (Conditions precedent and conditions subsequent) and Part III (Conditions Precedent to Initial Utilisation for Facility B) of Schedule 2 (Conditions precedent and conditions subsequent) in form and substance satisfactory to the Facility Agent.

(c)                           EDC YG may not deliver a Utilisation Request under Facility D unless the terms and conditions of the Utilisation of Facility D as otherwise agreed between EDC YG and the Finance Parties in writing have been satisfied.

(d)                          EDC YG may not deliver a Utilisation Request under Facility E unless the Facility Agent has received all of the documents and other evidence listed in Part I (Conditions Precedent to Initial Utilisation for All Facilities) of Schedule 2 (Conditions precedent and conditions subsequent) in form and substance satisfactory to the Facility Agent.

(e)                           The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied.

4.2                        Conditions precedent to Utilisation of Facility C

(a)                          Subject to paragraph (b) below, EDC YG may not deliver a Utilisation Request under Facility C unless the Facility Agent has received all of the documents and other evidence listed in Part I (Conditions Precedent to Initial Utilisation for All Facilities) of Schedule 2 (Conditions precedent and conditions subsequent) and Part IV (Conditions Precedent to Initial Utilisation for Facility C) of Schedule 2 (Conditions precedent and conditions subsequent) in form and substance satisfactory to the Facility Agent.

(b)                          EDC YG may not deliver a Utilisation Request under Facility C which will result in the total amount utilized under the Facility C exceeds 70% of the Total Facility C Commitments unless the Facility Agent has received all of the documents and other evidence listed in Part V (Conditions Precedent to Utilisation of Facility C beyond 70% of the Total Facility C Commitments) of Schedule 2 (Conditions precedent and conditions subsequent) in form and substance satisfactory to the Facility Agent.

(c)                           The Facility Agent shall notify EDC YG and the Lenders promptly upon being of the conditions set out in paragraph (a) so satisfied.

4.3                        Further conditions precedent

The Lenders will be obliged to comply with Clause 5.4 (Lenders’ participation) only if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                      no Event of Default is continuing or would result from the proposed Loan;

(b)                                      none of the circumstances described in Clause 8.1 (Change of control) has occurred;

(c)                                       all representations and warranties made by each Obligor Party in each Finance Document are true and correct in all material respects with reference to the facts and circumstances then subsisting;

(d)                                      no event or circumstance which could reasonably be expected to have a Material Adverse Effect exists, has occurred or might occur;

(e)                                       no any Force Majeure has occurred or might occur;

(f)                                        in respect of a Utilisation of a Facility, the ratio of the paid-up registered capital and the total registered capital of the Borrower who proposes the Loan(s) is not less than the ratio of the total outstanding amount of the Loan(s) applicable to that Facility and the Total Commitments in relation to that Facility;

(g)                                       in respect of a Utilisation of Facility B, the Facility Agent is so satisfied that the construction progress of the Project SH2 matches with the capital which has been invested into the Project SH2; and

(h)                                      in respect of a Utilisation of Facility C, the Facility Agent is so satisfied that the construction progress of the Project SH3 matches with the capital which has been invested into the Project SH3.

4.4                        Conditions subsequent documents

(a)                          Each Obligor shall deliver to the Facility Agent on the specified date all of the documents and evidence set out in Part VI (Conditions Subsequent) of Schedule 2 (Conditions precedent and conditions subsequent) in form and substance reasonably satisfactory to the Facility Agent, unless the Facility Agent has waived or postponed delivery of such document or evidence in writing.

(b)                          The Facility Agent shall notify the relevant Obligors and the Lenders promptly upon being so satisfied.

4.5                        Maximum number of Loans

(a)                          Unless otherwise agreed by the Facility Agent, a Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)                                          five (5) or more Facility A Loans would be outstanding;

(ii)                                       five (5) or more Facility B Loans would be outstanding;

(iii)                                    twelve (12) or more Facility C Loans would be outstanding; or

(iv)                                   two (2) or more Facility E Utilisation Request would have been delivered within one (1) calendar month.

(b)                          The Borrowers may not request that a Loan be divided.

(c)                           If two or more Interest Periods end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

SECTION 3

UTILISATION

5.                               UTILISATION

5.1                        Delivery of a Utilisation Request

Subject to clause 4.5 (Maximum number of Loans) above, a Borrower may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request no later than 11:00 a.m. on the day falling five (5) Business Days before the Utilisation Date.

5.2                        Completion of a Utilisation Request

(a)                          Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                          it identifies the Facility to be utilised;

(ii)                                       the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)                                    the proposed Interest Period of the Loan complies with this Agreement;

(iv)                                   the currency specified in a Utilisation Request must be in RMB or any other currency agreed by the Parties;

(v)                                      the amount of the Utilisation complies with Clause 5.3 (Utilisation Amount);

(vi)                                   in respect of a Loan that is required to be disbursed by way of the Consigned Disbursement, it specifies the wiring and transfer instructions with respect to the payee’s name, the payee’s account information, the payment amount and currency, payment purpose and any other information reasonably requested by the Facility Agent;

(vii)                                in the case of a Facility A Loan that is required to be disbursed by way of the Consigned Disbursement according to the paragraph (a) of clause 5.5 (Advance of Loans), the Utilisation Request is accompanied by certified copies of the following documents (the “Evidence of Facility A Utilisation”):

(A)                           Original Bank Loan Agreement;

(B)                           Existing Inter-company Loan Agreements (Project SH1);

(C)                           repayment notice, pay-off statement, invoice or other proof of the Original Bank Loan A and the Existing Inter-company Loans (Project SH1) pay-off amount and currency;

(D)                           purchase contracts or orders, invoices, bank account statements or other documentary proof evidencing the proceeds from the Original Bank Loan A and the Existing Inter-company Loans (Project SH1) have been applied towards the Capital Expenditures and/or working capital of the Project SH1; and

(E)                            any other underlying transaction documents reasonably requested by the Facility Agent;

(viii)                             in the case of a Facility B Loan that is required to be disbursed by way of the Consigned Disbursement according to the paragraph (a) of Clause 5.5 (Advance of Loans), the Utilisation Request is accompanied by certified copies of the following documents (the “Evidence of Facility B Utilisation”):

(A)                           Original Bank Loan Agreement;

(B)                           Existing Inter-company Loan Agreements (Project SH2);

(C)                           repayment notice, pay-off statement, invoice or other proof of the Original Bank Loan B and the Existing Inter-company Loans (Project SH2) pay-off amount and currency;

(D)                           purchase contracts or orders, invoices, bank account statements or other documentary proof evidencing the proceeds from the Original Bank Loan B and the Existing Inter-company Loans (Project SH2) have been applied towards the Capital Expenditures and/or working capital of the Project SH2;

(E)                            purchase contracts or orders, invoices or other documents which would evidence that EDC YG is obliged to make the payment of the Capital Expenditures of the Project SH2; and

(F)                             any other underlying transaction documents reasonably requested by the Facility Agent.

(ix)                                   in the case of a Facility C Loan that is required to be disbursed by way of the Consigned Disbursement according to the paragraph (a) of clause 5.5 (Advance of Loans), the Utilisation Request is accompanied by certified copies of the following documents (the “Evidence of Facility C Utilisation”):

(A)                           purchase contracts or orders, invoices or other documents which would evidence that EDC YG is obliged to make the payment of the Capital Expenditures of the Project SH3;

(B)                           a certified copy of break down list showing the details of all Service Contracts (including the Contract Value for each Service Contract) together with certified true copies of each duly signed Service Contract, in each case which would reasonably evidence the amount of the proposed Loan to be utilized under that Utilisation Request complies with the requirement as set out in paragraph (c) of Clause 5.3 (Utilisation Amount) to the satisfaction of the Facility Agent; and

(C)                           any other underlying transaction documents reasonably requested by the Facility Agent;

(x)                                      in the case of a Facility E Loan that is required to be disbursed by way of the Consigned Disbursement according to the paragraph (a) of clause 5.5 (Advance of Loans), the Utilisation Request is accompanied by certified copies of the following documents (the “Evidence of Facility E Utilisation”):

(A)                           purchase contracts or orders, invoices or other documents which would evidence that EDC YG is obliged to make the payment for the working capital purpose; and

(B)                           any other underlying transaction documents reasonably requested by the Facility Agent.

(b)                           Only one Loan may be requested in each Utilisation Request.

(c)                            EDC YG must deliver the first Facility C Utilisation Request within 3 Months after the date of this Agreement.

(d)                           EDC YG must deliver the first Facility E Utilisation Request within 3 Months after the date of this Agreement.

5.3                         Utilisation Amount

(a)                           Any Utilisation of the Facility A in a Facility A Utilisation Request shall not result in the amount of the proposed Facility A Loan exceeding the Available Facility A.

(b)                           Any Utilisation of the Facility B in a Facility B Utilisation Request shall not result in the amount of the proposed Facility B Loan exceeding the Available Facility B.

(c)                            Any Utilisation of the Facility C in a Facility C Utilisation Request shall not result in the Permitted Facility C Aggregate Drawdown Amount being exceeded, and the amount of the proposed Facility C Loan must not be more than the Available Facility C.

(d)                           Any Utilisation of the Facility E in a Facility E Utilisation Request shall not result in the amount of the proposed Facility E Loan exceeding the Available Facility E.

(e)                            Notwithstanding the above, unless the Facility Agent has received all of the documents and other evidence listed in Part V (Conditions Precedent to Utilisation of Facility C beyond 70% of the Total Facility C Commitments) of Schedule 2 (Conditions precedent and conditions subsequent) in form and substance satisfactory to the Facility Agent, any Utilisation of the Facility C shall not result in the total amount utilized under the Facility C exceeds 70% of the Total Facility C Commitments.

5.4                         Lender’s participation

(a)                           The Facility Agent shall promptly notify the relevant Lender of the relevant Facility the details of a Utilisation Request including amount of its participation in the requested Loan no later than three (3) Business Days prior to the applicable Utilisation Date.

(b)                           The amount of the relevant Lender’s participation in a Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)                            If the conditions set out in Clause 4 (Conditions of Utilisation and conditions subsequent), 5.1 (Delivery of a Utilisation Request) to 5.3 (Utilisation Amount) above have been met, the relevant Lender shall make its participation in a Loan available by the Utilisation Date through its Facility Office.

(d)                           No Lender is obliged to participate in a Loan if, as a result, its participation in the Loans would exceed its Commitment or the Loans would exceed the Total Commitments.

5.5                         Advance of Loans

(a)                          Upon a Loan made available by the relevant Lender pursuant to clause 5.4 (Lender’s participation), the proceeds under such Loan shall be applied as follows:

(i)                                          in respect of a Facility A Loan:

(A)                              if the amount of a Facility A Loan equals or exceeds (the lower of) RMB 5,000,000 or 5% of Total Investment Amount of the Project SH1, the Consigned Disbursement shall apply, and upon the proceeds being credited in the Facility A Loan Disbursement Account, the Facility Agent shall immediately thereafter remit such proceeds to the account of the payee(s) in accordance with the Facility A Utilisation Request;

(B)                              if the amount of a Facility A Loan is less than (the lower of) RMB 5,000,000 or 5% of Total Investment Amount of the Project SH1, the Self-controlled Disbursement shall apply, and all proceeds under such Facility A Loan shall be credited into the Facility A Disbursement Account, and EDC WGQ may use such Facility A Loan proceeds at its own discretion pursuant to the terms of this Agreement.

(ii)                                       in respect of a Facility B Loan:

(A)                              if the amount of a Facility B Loan equals or exceeds (the lower of) RMB 5,000,000 or 5% of Total Investment Amount of the Project SH2, the Consigned Disbursement shall apply, and upon the proceeds being credited in the Facility B Loan Disbursement Account, the Facility Agent shall immediately thereafter remit such proceeds to the account of the payee(s) in accordance with the Facility B Utilisation Request;

(B)                              if the amount of a Facility B Loan is less than (the lower of) RMB 5,000,000 or 5% of Total Investment Amount of the Project SH2, the Self-controlled Disbursement shall apply, and all proceeds under such Facility B Loan shall be credited into the Facility B Disbursement Account, and EDC YG may use such Facility B Loan proceeds at its own discretion pursuant to the terms of this Agreement.

(iii)                                    in respect of a Facility C Loan:

(A)                              if the amount of a Facility C Loan equals or exceeds (the lower of) RMB 5,000,000 or 5% of Total Investment Amount of the Project SH3, the Consigned Disbursement shall apply, and upon the proceeds being credited in the Facility C Loan Disbursement Account, the Facility Agent shall immediately thereafter remit such proceeds to the account of the payee(s) in accordance with the Facility C Utilisation Request;

(B)                              if the amount of a Facility C Loan is less than (the lower of) RMB 5,000,000 or 5% of Total Investment Amount of the Project SH3, the Self-controlled Disbursement shall apply, and all proceeds under such Facility C Loan shall be credited into the Facility C Disbursement Account, and EDC YG may use such Facility C Loan proceeds at its own discretion pursuant to the terms of this Agreement.

(iv)                              in respect of a Facility E Loan:

(A)                              if the amount of a Facility E Loan equals or exceeds RMB 5,000,000, the Consigned Disbursement shall apply, and upon the proceeds being credited in the Facility E Loan Disbursement Account, the Facility Agent shall immediately thereafter remit such proceeds to the account of the payee(s) in accordance with the Facility E Utilisation Request;

(B)                              if the amount of a Facility E Loan is less than RMB 5,000,000, the Self-controlled Disbursement shall apply, and all proceeds under such Facility E Loan shall be credited into the Facility E Disbursement Account, and EDC YG may use such Facility E Loan proceeds at its own discretion pursuant to the terms of this Agreement.

(b)                          Notwithstanding anything to the contrary above,

(i)            If any payment that has been made through the Consigned Disbursement is returned to its original payment account due to the incomplete or incorrect specification of payment instruction by a Borrower or for any other reasons, the Facility Agent shall have the right not to credit the money so returned to the original payment account and can freeze such returned money within the original payment account if it has been credited into the account for whatever reason.

(ii)           No Finance Party shall be held liable for the payment of all sums due under any underlying contracts under the Consigned Disbursement, including any costs or any return of funds from such account(s) to any Loan Disbursement Account for whatsoever reason, unless caused by its gross negligence or wilful misconduct.

(iii)          In relation to a Self-controlled Disbursement, the Borrowers shall provide to the Facility Agent the applicable Utilisation Evidence within sixty (60) days after each payment with the relevant Loan proceeds or upon request from the Facility Agent from time to time.

(iv)          The proceeds of the Loan shall not be paid to any account of the Borrowers with any Finance Party (other than the Loan Disbursement Accounts) or any other financial institutions whether or not Consigned Disbursement or Self-controlled Disbursement is to be applied.

(v)                                 Upon the occurrence of any Default, the Facility Agent shall have the right, in its sole discretion, to suspend the disbursement of any Loan, refuse any Utilisation, refuse the withdrawal of any amounts from any Loan Disbursement Account, and/or apply all Utilisations by Consigned Disbursement.

5.6                        Cancellation of Available Facility

Unless cancelled earlier in accordance with this Agreement the Commitments which, at that time, are unutilised shall be immediately cancelled at 5 p.m. on the last day of the relevant Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.                                REPAYMENT

6.1                         Repayment of Facility A Loans

(a)                           EDC WGQ shall repay the Facility A Loans in instalments by repaying on each date specified in the table below (each a “Facility A Repayment Date”) an amount that reduces the aggregate outstanding Facility A Loans by a proportion of the aggregate outstanding Facility A Loans as at the close of business on the last day of the Facility A Availability Period, which proportion is set out in the table below beside such Facility A Repayment Date:

Facility A Repayment Date	Percentage
21st December 2017	3.5%
21st March 2018	3.5%
21st June 2018	4%
21st September 2018	4%
21st December 2018	4.5%
21st March 2019	4.5%
21st June 2019	4.5%
21st September 2019	4.5%
21st December 2019	4.5%
21st March 2020	5%
21st June 2020	5%
21st September 2020	5%
21st December 2020	5%
21st March 2021	5.5%
21st June 2021	5.5%
Facility A Maturity Date	31.5%

(b)                           Without prejudice to paragraph (a), all of the Facility A Loans must be repaid in full on the Facility A Maturity Date.

(c)                            EDC WGQ may not reborrow any part of Facility A which is repaid.

6.2                         Repayment of Facility B Loans

(a)                           EDC YG shall repay the Facility B Loans in instalments by repaying on each date specified in the table below (each a “Facility B Repayment Date”) an amount that reduces the aggregate outstanding Facility B Loans by a proportion of the aggregate outstanding Facility B Loans as at the close of business on the last day of the Facility B Availability Period, which proportion is set out in the table below beside such Facility B Repayment Date:

Facility B Repayment Date	Percentage
21st December 2017	3.5%
21st March 2018	3.5%

21st June 2018	4%
21st September 2018	4%
21st December 2018	4.5%
21st March 2019	4.5%
21st June 2019	4.5%
21st September 2019	4.5%
21st December 2019	4.5%
21st March 2020	5%
21st June 2020	5%
21st September 2020	5%
21st December 2020	5%
21st March 2021	5.5%
21st June 2021	5.5%
Facility B Maturity Date	31.5%

(b)                           Without prejudice to paragraph (a), all of the Facility B Loans must be repaid in full on the Facility B Maturity Date.

(c)                            EDC YG may not reborrow any part of Facility B which is repaid.

6.3                         Repayment of Facility C Loans

(a)                           EDC YG shall repay the Facility C Loans in instalments by repaying on each date specified in the table below (each a “Facility C Repayment Date”) an amount that reduces the aggregate outstanding Facility C Loans by a proportion of the aggregate outstanding Facility C Loans as at the close of business on the last day of the Facility C Availability Period, which proportion is set out in the table below beside such Facility C Repayment Date:

Facility C Repayment Date	Percentage
21st December 2017	1%
21st March 2018	1%
21st June 2018	1%
21st September 2018	1%
21st December 2018	3.5%
21st March 2019	3.5%
21st June 2019	3.5%
21st September 2019	3.5%
21st December 2019	3.5%
21st March 2020	4%
21st June 2020	4%
21st September 2020	4%
21st December 2020	4%
21st March 2021	4.5%
21st June 2021	4.5%
Facility C Maturity Date	53.5%

(b)                           Without prejudice to paragraph (a), all of the Facility C Loans must be repaid in full on the Facility C Maturity Date.

(c)                            EDC YG may not reborrow any part of Facility C which is repaid.

6.4                         Repayment of Facility D Loans

EDC YG shall repay the Facility D Loans in accordance with the repayment schedule otherwise agreed between EDC YG and the Term Loan Lenders.

6.5                         Repayment of Facility E Loans

(a)                                 EDC YG shall repay each Facility E Loan on the last day of relevant Facility E Financing Period with EDC YG’s own cash flow.

(b)                                 All of the Facility E Loans must be repaid in full on the Facility E Maturity Date.

7.                                PREPAYMENT AND CANCELLATION

7.1                         Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)                                 that Lender shall promptly notify the Facility Agent upon becoming aware of that event and the Facility Agent shall notify the Obligors’ Agent as soon as reasonably practicable after receiving such notification;

(b)                                 upon the Facility Agent notifying the Obligors’ Agent, the Available Commitment of that Lender will be immediately cancelled; and

(c)                                  each Borrower shall repay that Lender’s participation in the Loans made to it on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2                         Voluntary cancellation

In relation to the Term Loan Facilities, each Borrower may, if it gives the Facility Agent not less than five (5) Business Days’ (or such shorter period as the Majority Term Loan Lenders may agree) prior notice, reduce the applicable Available Facility to zero or by such amount (being a minimum amount of RMB 10,000,000 and in integral multiple of RMB 5,000,000) as that Borrower may specify in such notice.

In relation to the Facility E, EDC YG may, if it gives the Facility Agent not less than five (5) Business Days’ (or such shorter period as the Majority Facility E Lenders may agree) prior notice, reduce the Available Facility E to zero or by such amount (being a minimum amount of RMB 10,000,000 and in integral multiple of RMB 5,000,000) as EDC YG may specify in such notice.

7.3                         Voluntary prepayment of Loans (other than any Facility E Loan)

(a)                           Each Borrower may, if it gives the Facility Agent not less than five (5) Business Days’ (or such shorter period as the Majority Term Loan Lenders may agree) prior notice, prepay on the relevant Interest Payment Date the whole or any part of any Term Loan (but, if in part, being an amount that reduces a Term Loan by a minimum amount of RMB 10,000,000 and in integral multiple of RMB 5,000,000 or the outstanding amount of the Term Loans).

(b)                           A Term Loan may be prepaid only after the last day of the applicable Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

7.4                         Voluntary Prepayment of Facility E Loans

In relation to Facility E Loans only, EDC YG may, if it gives the Facility Agent not less than five (5) Business Days’ (or such shorter period as the Majority Facility E Lenders may agree) prior notice, prepay the whole or any part of a Facility E Loan (but if in part, being an amount that reduces the amount of that Facility E Loan by a minimum amount of RMB 10,000,000 and in integral multiple of RMB 5,000,000 or the outstanding amount of the Facility E Loans).

7.5                         Right of prepayment and cancellation in relation to a single Lender

(a)                           If:

(i)                                     any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 13.2 (Tax gross-up); or

(ii)           any Lender claims indemnification from any Borrower or an Obligor under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

that Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender’s participation in the Loans.

(b)                           On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                            On the last day of each Interest Period which ends after a Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by that Borrower in that notice), that Borrower shall prepay that Lender’s participation in the relevant Loan.

8.                                MANDATORY PREPAYMENT AND CANCELLATION

8.1                         Change of control

Upon the occurrence of a Change of Control:

(a)                                 the Obligors’ Agent shall promptly notify the Facility Agent upon becoming aware of that event. Notwithstanding the aforementioned, (x) in the event of a Change of Control arising from William Huang ceasing to, directly or indirectly, own at least 99.9% of the equity interests of GDS Beijing, the Obligors’ Agent shall promptly notify the Facility Agent at least three (3) Months before the prospective replacement in order for the Lenders to seek the consent on the replacement; (y) in the event of a Change of Control arising from

                                                William Huang ceasing to, directly or indirectly, own at least 99.9% of the equity interests of GDS Beijing as a  result of unforeseen and unexpected death of William Huang, the  Obligors’ Agent shall promptly notify the Facility Agent upon the occurrence of such event, take and/or procure any necessary actions or legal proceedings to be taken within 45 days of the death of William Huang to have William Huang’s estate successor to be nominated and seek the consent on the successor from the Lenders. The Lenders may not exercise their rights under this Clause 8.1 as a result of a Change of Control (A) (i) if the equity interest is transferred to and held by the replacement or successor of William Huang as approved by the Lenders under this paragraph and (ii) (if applicable) the Obligors’ Agent has given notice in accordance with this paragraph; or (B) (if sub-paragraph (y) applies), during the first 45 day period of the death of William Huang;

(b)                                 a Lender shall not be obliged to fund any Utilisation under a Utilisation Request that has been delivered to the Facility Agent pursuant to this Agreement or any future Utilisations, unless otherwise agreed by all Lenders; and

(c)                                  the Facility Agent shall be entitled to, by not less than three (3) Business Days’ written notice to the Obligors’ Agent, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

8.2                         Non-Extension of Lease Agreement for Project SH1

If EDC WGQ fails to extend the tenor under the Lease Agreement in respect of Project SH1 in accordance with Clause 23.22(g):

(a)                                 the Obligors’ Agent shall as soon as reasonably practicable notify the Facility Agent upon becoming aware of that event; and

(b)                                 EDC WGQ shall, within thirty (30) days upon the Obligors’ Agent notifying the Facility Agent pursuant to paragraph (a) above, reduce the Total Facility A Commitments and/or prepay the Facility A Loans, provided that the total amount of the Total Facility A Commitments so reduced, and/or the Facility A Loans so prepaid shall be up to RMB 172,000,000.

8.3                         Disposal proceeds

(a)                                 Upon the occurrence of a Disposal:

(i)                       the Obligors’ Agent shall as soon as reasonably practicable notify the Facility Agent upon becoming aware of that event; and

(ii)                    any Borrower shall apply all Disposal Proceeds or cause all Disposal Proceeds to be applied towards the prepayment of the relevant Loans within fourteen (14) days following the receipt of such Disposal Proceeds in the order of application contemplated by Clause 9.9 (Application of prepayments).

8.4                         Compensation

Subject to Clause 9.9(c), upon the occurrence of any Compensation:

(a)                                 the Obligors’ Agent shall as soon as reasonably practicable notify the Facility Agent of such Compensation;

(b)                                 any Borrower shall apply or cause to apply all Compensation amount so received towards the prepayment of the relevant Loans within fourteen (14) days following the receipt of such Compensation.

8.5                         Insurance proceeds

(a)                                 Upon receipt of any Insurance Proceeds by any Borrower:

(i)                       that Borrower shall as soon as reasonably practicable notify the Facility Agent of receipt of such Insurance Proceeds; and

(ii)                    that Borrower shall apply all of such Insurance Proceeds towards the prepayment of the relevant Loans within fourteen (14) days following receipt of such Insurance Proceeds in the order of application contemplated by Clause 9.9 (Application of prepayments).

8.6                         Excess Cashflow

(a)                                 If at any time EDC WGQ credits any Excess Cashflow Prepayment Amount (WGQ) into the Excess Cashflow Account (WGQ) pursuant to Clause 18.6 (Excess Cashflow Account), EDC WGQ shall, on the immediate next Interest Payment Date apply all Excess Cashflow Prepayment Amount (WGQ) towards the prepayment of the Facility A Loans in inverse chronological order and be applied ratably among the participations of the relevant Lenders of Facility A.

(b)                                 If at any time EDC YG credits any Excess Cashflow Prepayment Amount (YG) into the Excess Cashflow Account (YG) pursuant to Clause 18.6 (Excess Cashflow Account), EDC YG shall, on the immediate next Interest Payment Date apply all Excess Cashflow Prepayment Amount (YG) ratably towards the prepayment of the Loans (other than Facility A Loans) in inverse chronological order and be applied ratably among the participations of the relevant Lenders of the Facilities (other than Facility A).

8.7                         Non-renewal of IDC License

If any IDC License has not been renewed on or before its expiry date:

(a)                                 the Obligors’ Agent shall immediately notify the Facility Agent upon becoming aware of such non-renewal; and

(b)                                 the Facility Agent shall be entitled to, by not less than three (3) Business Days’ written notice to the Obligors’ Agent, declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon all such outstanding amounts will become immediately due and payable.

8.8                         Hedging termination proceeds

If any Borrower enters into any Hedging Arrangement pursuant to Clause 23.18 (Treasury transaction), and upon the occurrence of a Hedging Termination:

(a)                                 that Borrower shall promptly notify the Facility Agent upon becoming aware of such event; and

(b)                                 that Borrower shall apply all Hedging Termination Proceeds (if any) towards the prepayment of the relevant Loans immediately following receipt of such Hedging Termination Proceeds at the times and in the order of application contemplated by Clause 9.9 (Application of prepayments).

8.9                         Termination of Service Contract

If any of the Service Contracts entered into by and between EDC WGQ and China Telecom Shanghai Branch Office (中国电信股份有限公司上海分公司) in relation to the Projects with Alibaba Group as the end-user (at the date of this Agreement, including a service contract with contract number of SHSXW1300880C00ZS and a supplemental service contract with contract number of SHSXW1500292CGN00) is terminated by notification from China Telecom Shanghai Branch Office:

(a)                                 the Obligors’ Agent shall as soon as reasonably practicable notify the Facility Agent upon becoming aware of that event; and

(b)                                 The Borrowers shall, within 6 Months upon the receipt of such termination notice from China Telecom Shanghai Branch Office, reduce the Total Commitments and/or prepay the outstanding Loans, provided that the total amount of the Total Commitments so reduced, and/or the Loans so prepaid shall be up to RMB 250,000,000; unless where the Borrowers provide evidence satisfactory to all Lenders evidencing that relevant parties are in discussions with a replacement customer or customers to take up an equivalent value of such Service Contract, the Borrowers may defer the aforesaid reduction and/or prepayment for an additional three (3) Months.

For avoidance of doubt, if the Borrowers fail to enter into any new Service Contract satisfactory to all Lenders within 9 Months upon the receipt of such termination notice from China Telecom Shanghai Branch Office, the Borrowers shall make reduction and/or prepayment stipulated in paragraph (b) above.

9.                                RESTRICTIONS

9.1                         Notices of cancellation or prepayment

Any notice of cancellation or prepayment given by any Party under Clause 7 (Prepayment and cancellation) and Clause 8 (Mandatory Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2                         Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid, without premium or penalty, and subject to any Break Costs, if the prepayment is not made on an Interest Payment Date.

9.3                         No re-borrowing of the Facilities

No Borrower may re-borrow any part of Facilities (other than Facility E) which is prepaid.

9.4                         Re-borrowing of Facility E

Unless a contrary indication appears in this Agreement, any part of the Facility E which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.

9.5                         Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Loans or reduce all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.6                         No reinstatement of Commitments

If any Commitment is reduced in accordance with this Agreement, the amount of such reduction may not be subsequently reinstated.

9.7                         Agent’s receipt of notices

If the Facility Agent receives a notice under Clause 7 (Prepayment and cancellation) or Clause 8 (Mandatory Prepayment and cancellation), it shall promptly forward a copy of that notice to either the Obligors’ Agent or the affected Lender, as appropriate.

9.8                         Effect of repayment and prepayment on Commitments

If all or part of a Loan is repaid or prepaid and is not available for redrawing, an amount of the Commitments will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation (save in connection with any cancellation under paragraph (b) of Clause 7.1 (Illegality) or paragraph (b) of Clause 7.5 (Right of prepayment and cancellation in relation to a single Lender)) shall reduce rateably the Commitments of the Lenders in that Facility.

9.9                         Application of prepayments

(a)                                 In respect of EDC WGQ, if the amount is not sufficient for prepayment of all the outstanding Facility A Loans (including accrued interest and other sums payable under the Finance Documents), any prepayment made under:

(i)                       Clause 8.2 (Non-Extension of Lease Agreement for Project SH1);

(ii)                    Clause 8.3 (Disposal proceeds);

(iii)                 Clause 8.5 (Insurance proceeds); and/or

(iv)                Clause 8.8 (Hedging termination proceeds),

shall be applied towards the satisfaction of the obligations under the relevant repayment provisions in inverse chronological order (where applicable) and be applied ratably among the participations of the relevant Lenders of the Facility A.

(b)                                 In respect of EDC YG, if the amount is not sufficient for prepayment of all the outstanding Facility B Loans, Facility C Loans, Facility D Loans (after Facility D Commitment Date) and Facility E Loans (including their respective accrued interest and other sums payable under the Finance Documents), any prepayment made under:

(i)                       Clause 8.3 (Disposal proceeds);

(ii)                    Clause 8.5 (Insurance proceeds); and/or

(iii)                 Clause 8.8 (Hedging termination proceeds),

shall be first applied rateably between the Facility B Loans, the Facility C Loans, the Facility D Loans (after Facility D Commitment Date) and the Facility E Loans, and then satisfy the obligations under the relevant repayment provisions in inverse chronological order (where applicable) and be applied ratably among the participations of the relevant Lenders of the Facilities (other than Facility A).

(c)                                  If the amount is not sufficient for prepayment of all the outstanding Loans (including their respective accrued interest and other sums payable under the Finance Documents), any prepayment made under:

(i)        Clause 8.4 (Compensation) (but only to the extent that such Compensation is due to the seizure, compulsory acquisition, expropriation or nationalisation of any of the assets or shares of any member of the Group by any Governmental Agency); and/or

(ii)       Clause 8.9 (Termination of Service Contract)

shall be first applied rateably between the Facility A Loans, the Facility B Loans, the Facility C Loans, the Facility D Loans (after Facility D Commitment Date) and the Facility E Loans, and then satisfy the obligations under the relevant repayment provisions in inverse chronological order (where applicable) and be applied ratably among the participations of the relevant Lenders of the Facilities.

SECTION 5

COSTS OF UTILISATION

10.                         INTEREST

10.1                  Calculation of interest

The rate of interest which shall accrue on each Loan for each Interest Period is (A) Interest Relevant Percentage multiplied by (B) the applicable PBOC Base Rate.

In this Agreement, “Interest Relevant Percentage” means 130%, but if:

(a)                                 no Event of Default has occurred; and

(b)                                 a period of at least 12 Months has expired since the first Utilisation Date of a Facility;

then the Interest Relevant Percentage will be the percentage set out in the table below under the heading “Interest Relevant Percentage” which corresponds to the Gross Leverage Ratio specified in the most recent Compliance Certificate delivered to the Facility Agent pursuant to Clause 21.2 (Compliance Certificate):

Gross Leverage Ratio	Interest Relevant Percentage
Greater than 3.0:1	130%
Less than or equal to 3.0:1	120%

However,

(i)                       any increase or decrease in the Interest Relevant Percentage for the Loans resulting from a change of the Gross Leverage Ratio shall become effective on the immediate next Interest Payment Date and shall be applicable to the next Interest Period;

(ii)                    any change in the PBOC Base Rate for the Loans shall only become effective on the immediate next Interest Payment Date and shall be applicable to the next Interest Period; and

(iii)                 while an Event of Default is continuing, the Interest Relevant Percentage shall be the highest percentage set out above.

10.2                  Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrowers shall pay accrued interest on the Loans on each Interest Payment Date, except that if the first Interest Period is less than 1 Month to the first Interest Payment Date, the interests on the Loans for the first Interest Period shall accrue to and be payable on the second Interest Payment Date.

10.3                  Default interest

(a)                           If an Obligor Party fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before, on and after judgment) at the applicable Default Rate. Any interest accruing under this paragraph (a) shall be immediately payable by the Obligor Party on demand by the Facility Agent.

(b)                           If any Borrower applies any part of the Loans otherwise as contemplated in Clause 3 (Purpose), then notwithstanding any other rights of the Finance Parties under the Finance Documents, that Borrower must immediately on demand by the Facility Agent pay interest on the misappropriated amount from and including the date of such misappropriation up to the date of actual payment or the date on which such misappropriation is rectified satisfactory to the Facility Agent (both before, on and after judgment) at the applicable Default Rate. Any interest accruing under this paragraph (b) shall be immediately payable by that Borrower on demand by the Facility Agent.

(c)                            Default interest (if unpaid) arising on an Unpaid Sum or misappropriated amount will be compounded with the Unpaid Sum or misappropriated amount at each Interest Payment Date, and such Unpaid Sum and misappropriated amount (including the default interest compounded thereto) shall remain immediately due and payable.

(d)                           If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                     the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                                  the rate of interest applying to the Unpaid Sum during that first Interest Period shall be the applicable Default Rate.

10.4                  Notification of rates of interest

The Facility Agent shall promptly notify the relevant Lenders and the Obligors’ Agent of the determination of a rate of interest under this Agreement.

10.5                  Length of Interest Periods

(a)                           Each Loan has successive Interest Periods.

(b)                           Subject to paragraph (c), each Interest Period shall have a duration of three (3) Months.

(c)                            Each Interest Period for each Loan will start on (and include) the expiry of its preceding Interest Period and end on, and exclude, the immediately following Interest Payment Date; provided that

(i)                                     the first Interest Period for each Loan shall start on (and include) the first Utilisation Date and end on (and exclude) the immediately following Interest Payment Date;

(ii)                                  the last Interest Period for each Loan shall start on (and include) the Interest Payment Date immediately prior to the Final Repayment Date applicable to that Loan to, but excluding, the Final Repayment Date applicable to that Loan; and

(iii)                               any Interest Period for any Loan shall not extend beyond the Final Repayment Date applicable to that Loan.

11.                         CHANGES TO THE CALCULATION OF INTEREST

11.1                  Market disruption

(a)                           Subject to any alternative basis agreed and consented to as contemplated by paragraphs (a) and (b) of Clause 11.2 (Alternative basis of interest or funding), if a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s participation in that Loan for that Interest Period shall reasonably reflect the applicable Lender’s demonstrated cost of funds (if higher than then rate of interest) plus a margin comparable to the margin which the Lender is offering for loans in respect of similar transactions to the Facilities, as notified to the Facility Agent by that Lender as soon as practicable and in any event not later than five (5) Business Days before interest is due to be paid in respect of that Interest Period (or such later date as may be acceptable to the Facility Agent).

(b)                           If a Market Disruption Event occurs, the Facility Agent shall promptly notify the Lenders and the Obligors’ Agent thereof and the Lender or Lenders (through the Facility Agent) shall provide to the Obligors’ Agent reasonable evidence of the Market Disruption Event applicable to it at the reasonable request of the Obligors’ Agent.

11.2                  Alternative basis of interest or funding

(a)                           If a Market Disruption Event occurs and the Facility Agent or the Obligors’ Agent so requires, the Facility Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                           Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.

(c)                            For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with Clause 11.1(a) (Market disruption) of this Agreement.

11.3                  Break Costs

(a)                           Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by any Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                           Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.                         FEES

12.1                  Commitment fee

(a)                           EDC WGQ shall pay to the Facility Agent (for the account of each Lender) a fee in RMB computed and accruing on a daily basis, at the rate of 0.5 per cent. per annum on that Lender’s Available Commitment under Facility A for the Facility A Availability Period commencing from the date of this Agreement (inclusive), at close of business (in the principal financial centre of the country of the relevant currency) on each day of the Facility A Availability Period (inclusive, or, if any such day shall not be a Business Day, at such close of business on the immediately preceding Business Day).

(b)                           EDC YG shall pay to the Facility Agent (for the account of each Lender) a fee in RMB computed and accruing on a daily basis at the rate of:

(i)                                     in respect of the Facilities (other than Facility A and Facility D), commencing from the date of this Agreement (inclusive), 0.5 per cent. per annum on that Lender’s Available

Commitment under Facilities (other than Facility A and Facility D) for the relevant Availability Period;

(ii)                                  in respect of Facility D, commencing from the Facility D Commitment Date (inclusive), the amount otherwise agreed between EDC YG and the Lenders in writing,

at close of business (in the principal financial centre of the country of the relevant currency) on each day of the relevant Availability Period (inclusive, or, if any such day shall not be a Business Day, at such close of business on the immediately preceding Business Day).

(c)                            The accrued commitment fee is payable, whichever is earlier:

(i)                                     on the last day of each Interest Period;

(ii)                                  on the last day of the relevant Availability Period; and

(iii)                               if a Lender’s Commitment is reduced to zero before the last day of the relevant Availability Period, on the day on which such reduction to zero becomes effective.

12.2                  Arrangement fee

Each Borrower shall pay to the Mandated Lead Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3                  Facility agency fee

Each Borrower shall pay to the Facility Agent (for its own account) a facility agency fee in the amount and at the times agreed in a Fee Letter.

12.4                  Security agency fee

Each Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.                         TAX GROSS UP AND INDEMNITIES

13.1                  Tax definitions

(a)                           In this Clause 13:

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)                           Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2                  Tax gross-up

(a)                           All payments to be made by an Obligor Party to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor Party is required to make a Tax Deduction, in which case the sum payable by such Obligor Party (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)                           The Obligors’ Agent shall promptly upon becoming aware that an Obligor Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Obligors’ Agent.

(c)                            If an Obligor Party is required to make a Tax Deduction, that Obligor Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)                           Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor Party making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3                  Tax indemnity

(a)                           Without prejudice to Clause 13.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, each Borrower shall, within three (3) Business Days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 13.3 shall not apply to:

(i)                                     any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;

(ii)                                  any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)                               any Tax related to a FATCA Deduction required to be made by a Party.

(b)                           A Finance Party intending to make a claim under paragraph (a) shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Obligors’ Agent.

(c)                            A Finance Party shall, on receiving a payment from an Obligor Party under this Clause 13.3, notify the Facility Agent.

13.4                  Stamp taxes

(a)                           All stamp duty, registration and other similar Taxes payable in respect of any Finance Document shall be paid by the relevant Obligor Party, and to the extent required by the PRC law, each Lender respectively.

(b)                           Subject to applicable laws and regulations, each Borrower must within fourteen (14) days of demand, indemnify each Finance Party against any reasonable cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration fees or other similar Tax paid or payable in respect of any Finance Document.

13.5                  Indirect Tax

(a)                           All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax.  If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)                           Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

13.6                  FATCA Information

(a)                           Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)                                          confirm to that other Party whether it is:

(A)                           a FATCA Exempt Party; or

(B)                           not a FATCA Exempt Party;

(ii)                                       supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)                           If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)                            Paragraph (a) above shall not oblige any Finance Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)                                     any law or regulation;

(ii)                                  any fiduciary duty; or

(iii)                               any duty of confidentiality.

(d)                           If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.7                  FATCA Deduction and gross-up by Obligor Parties

(a)                           If an Obligor Party is required to make a FATCA Deduction, that Obligor Party shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)                           If a FATCA Deduction is required to be made by an Obligor Party, the amount of the payment due from that Obligor Party shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)                            The Obligors’ Agent shall promptly upon becoming aware that an Obligor Party must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Facility Agent accordingly. Similarly, a Finance Party shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Facility Agent receives such notification from a Finance Party it shall notify the Obligors’ Agent.

(d)                           Within thirty (30) days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor Party making that FATCA Deduction or payment shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant governmental or taxation authority.

13.8                  FATCA Deduction by a Finance Party

(a)                           Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Facility Agent.

(b)                           If the Facility Agent is required to make a FATCA Deduction in respect of a payment to a Finance Party under Clause 32.2 (Distributions by the Facility Agent) which relates to a payment by an Obligor Party, the amount of the payment due from that Obligor Party shall be increased to an amount which (after the Facility Agent has made such FATCA Deduction), leaves the Facility Agent with an amount equal to the payment which would have been made by the Facility Agent if no FATCA Deduction had been required.

(c)                            The Facility Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Finance Party under Clause 32.2 (Distributions by the Facility Agent) which relates to a payment by an Obligor Party (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Obligors’ Agent and the relevant Finance Party.

(d)                           Each Borrower shall (within three (3) Business Days of demand by the Facility Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)                            A Finance Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Facility Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Obligors’ Agent.

(f)                             A Finance Party must, on receiving a payment from an Obligor Party under this Clause, notify the Facility Agent.

14.                         INCREASED COSTS

14.1                  Increased costs

(a)                           Subject to Clause 14.3 (Exceptions) each Borrower shall, within fourteen (14) days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)                                     the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation,

(ii)                                  compliance with any law or regulation made after the date of this Agreement, or

(iii)                               the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).  The terms “law” and “regulation” in this paragraph (a) shall include, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)                           In this Agreement:

(i)                                          “Increased Costs” means:

(A)                              a reduction in the rate of return from the Facilities or on a Finance Party’s (or its Affiliate’s) overall capital (including, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(B)                           an additional or increased cost; or

(C)                           a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

(ii)                                       “Basel III” means the global regulatory framework on bank capital and liquidity contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010 each as amended, and any other documents published by the Basel Committee in relation to “Basel III”.

14.2                  Increased cost claims

(a)                           A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Obligors’ Agent.

(b)                           Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

14.3                  Exceptions

(a)                           Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                     attributable to a Tax Deduction required by law to be made by an Obligor Party;

(ii)                                  compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 13.3 (Tax indemnity) applied);

(iii)                               attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(iv)                              attributable to a FATCA Deduction required to be made by an Obligor Party or a Finance Party; or

(v)                                 compensated for by paragraph (d) of Clause 13.8 (FATCA Deduction by a Finance Party).

(b)                           In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Tax definitions).

15.                         MITIGATION BY THE LENDERS

15.1                  Mitigation

(a)                           Each Finance Party shall, in consultation with the Obligors’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased costs), including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                           Paragraph (a) above does not in any way limit the obligations of any Obligor Party under the Finance Documents.

15.2                  Limitation of liability

(a)                           Each Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)                           A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.3                  Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)                                 interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

16.                         OTHER INDEMNITIES

16.1                  Currency indemnity

(a)                           If any sum due from an Obligor Party under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                     making or filing a claim or proof against that Obligor Party; or

(ii)             obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor Party shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)         Each Obligor Party waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2      Other indemnities

(a)         The Borrowers shall within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)            the occurrence of any Event of Default;

(ii)           any information produced or approved by any Obligor Party being or being alleged to be misleading and/or deceptive in any respect;

(iii)          a failure by an Obligor Party to pay any amount due under a Finance Document on its due date or in the relevant currency, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(iv)          a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower; or

(v)           any losses due to early termination of any Hedging Arrangement.

(b)         The Borrowers shall within fourteen (14) days of demand, indemnify each Finance Party against any reasonable cost, loss or liability incurred by that Finance Party as a result of:

(i)            any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor Party or with respect to the transactions contemplated or financed under this Agreement; or

(ii)           funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone).

16.3      Indemnity to the Facility Agent

(a)         The Borrowers shall within three (3) Business Days of demand, indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent as a result of investigating any event which it reasonably believes is a Default.

(b)         The Borrowers shall within fourteen (14) days of demand, indemnify the Facility Agent against any reasonable cost, loss or liability incurred by the Facility Agent as a result of:

(i)            acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(ii)           instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

16.4      Obligor Parties’ indemnity to the Security Agent

(a)         Each Obligor Party shall within three (3) Business Days of demand indemnify the Security Agent and each of its delegates, agents or nominees against any cost, loss or liability incurred by any of them as a result of:

(i)            the enforcement of the Transaction Security;

(ii)           the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each of its delegates, agents or nominees by the Finance Documents or by law; or

(iii)          any default by any Obligor Party in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(b)         Each Obligor Party shall within fourteen (14) days of demand, indemnify the Security Agent and each of its delegates, agents or nominees against any reasonable cost, loss or liability incurred by any of them:

(i)            as a result of the taking, holding or protection of the Transaction Security; or

(ii)           which otherwise relates to any of the assets subject to the Transaction Security or the performance of the terms of the Finance Documents (other than as a result of its gross negligence or wilful misconduct or default).

17.        COSTS AND EXPENSES

17.1      Transaction expenses

The Borrowers shall, within fourteen (14) days of demand or as otherwise stated in the respective Finance Documents, pay the Administrative Parties the fees under each Fee Letter and amount of all costs and expenses (including legal fees) (together referred to as the “Transaction Expenses”) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)           this Agreement and any other documents referred to in this Agreement or in a Transaction Security Document; and

(b)           any other Finance Documents executed after the date of this Agreement.

17.2      Amendment costs

If (a) an Obligor Party requests an amendment, waiver or consent or (b) an amendment is required or expressly contemplated under a Finance Document, the Borrowers shall, within fourteen (14) days of demand, reimburse each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3      Enforcement and preservation costs

The Borrowers shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and/or the Transaction Security and/or any proceedings instituted by or against that Finance Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

18.        CASH MANAGEMENT

18.1      The Accounts

(a)         On and after the date of the first Utilisation Request of the Facilities, EDC WGQ shall maintain the following accounts in its own name with the Account Bank as provided in this Clause 18 (Cash Management):

(i)            a RMB debt service reserve account to receive the Debt Service Reserve Amount (WGQ), as more particularly described in Clause 18.3 (Debt Service Reserve Account) (the “Debt Service Reserve Account (WGQ)”);

(ii)           a RMB operations account to receive the operations costs, expenses and taxes in respect of Project SH1, as more particularly described in Clause 18.4 (Operations Account) (the “Operations Account (WGQ)”);

(iii)          a RMB debt accrual account to (A) receive certain accrued amount due and payable by EDC WGQ under the Finance Documents; and (B) pay all accrued and unpaid interest and fees due and payable by EDC WGQ to the Finance Parties under the Finance Documents, as more particularly described in Clause 18.5 (Debt Service Accrual Account) (the “Debt Service Accrual Account (WGQ)”);

(iv)          a RMB excess cashflow account to receive the Excess Cashflow Prepayment Amount (WGQ), as more particularly described in Clause 18.6 (Excess Cashflow Account) (the “Excess Cashflow Account (WGQ)”); and

(v)           a RMB receiving account and a USD receiving account to receive all payments paid or payable to EDC WGQ under the Borrower Service Contracts (WGQ) and the Back-to-Back Agreements (WGQ) in respect of the Project SH1, as more particularly described in Clause 18.7 (Receiving Account (EDC WGQ and EDC YG)) (the aforesaid RMB receiving account is referred to as the “RMB Receiving Account (WGQ)”, the aforesaid USD receiving account is referred to as the “USD Receiving Account (WGQ)”, and these two accounts are collectively referred to as the “Receiving Accounts (WGQ)” and each of them the “Receiving Account (WGQ)”).

(b)         On and after the date of the first Utilisation Request of the Facilities, EDC YG shall maintain the following accounts in its own name with the Account Bank as provided in this Clause 18 (Cash Management):

(i)            a RMB debt service reserve account to receive the Debt Service Reserve Amount (YG), as more particularly described in Clause 18.3 (Debt Service Reserve Account) (the “Debt Service Reserve Account (YG)”);

(ii)           a RMB operations account to receive the operations costs, expenses and taxes in respect of the Projects (other than Project SH1), as more particularly described in Clause 18.4 (Operations Account) (the “Operations Account (YG)”);

(iii)          a RMB debt accrual account to (A) receive certain accrued amount due and payable by EDC YG under the Finance Documents; and (B) pay all accrued and unpaid interest and fees due and payable by EDC YG to the Finance Parties under the Finance Documents, as more particularly described in Clause 18.5 (Debt Service Accrual Account) (the “Debt Service Accrual Account (YG)”);

(iv)          a RMB excess cashflow account to receive the Excess Cashflow Prepayment Amount (YG), as more particularly described in Clause 18.6 (Excess Cashflow Account) (the “Excess Cashflow Account (YG)”); and

(v)           a RMB receiving account to receive all payments paid or payable to EDC YG under the Borrower Service Contracts (YG) and the Back-to-Back Agreements (YG) in respect of the Projects (other than Project SH1), as more particularly described in Clause 18.7 (Receiving Account (EDC WGQ and EDC YG)) (the “Receiving Account (YG)”).

(c)         GDS Beijing shall:

(i)            on and after the date of the First WGQ Utilisation Request, maintain a RMB receiving account and establish a USD receiving account to receive all payments paid or payable to GDS Beijing under the GDS Beijing Service Contracts in respect of the Project SH1, as more particularly described in Clause 18.8 (Receiving Account (GDS Beijing) (the aforesaid RMB receiving account is referred to as the “RMB Receiving Account (GDS Beijing-WGQ)”, the aforesaid USD receiving account is referred to as “USD Receiving Account (GDS Beijing-WGQ)”, and these two accounts are collectively referred to as the “Receiving Accounts (GDS Beijing-WGQ)” and each of them the “Receiving Account (GDS Beijing-WGQ)”); and

(ii)           on and after the date of the First YG Utilisation Request, maintain a RMB receiving account and a USD receiving account to receive all payments paid or payable to GDS Beijing under GDS Beijing Service Contracts in respect of the Projects (other than Project SH1), as more particularly described in Clause 18.8 (Receiving Account (GDS Beijing)) (the aforesaid RMB receiving account is referred to as the “RMB Receiving Account (GDS Beijing-YG)”, the aforesaid USD receiving account is referred to as “USD Receiving Account (GDS Beijing-YG)”, and these two accounts are collectively referred to as the “Receiving Accounts (GDS Beijing-YG)” and each of them the “Receiving Account (GDS Beijing-YG)”).

(d)         GDS Suzhou shall:

(i)            on and after the date of the First WGQ Utilisation Request, maintain a RMB receiving account to receive all payments paid or payable to GDS Suzhou under the GDS Suzhou Service Contracts in respect of the Project SH1, as more particularly described in Clause

18.10 (Receiving Account (GDS Suzhou)) (the “Receiving Account (GDS Suzhou-WGQ)”); and

(ii)           on and after the date of the First YG Utilisation Request, maintain a RMB receiving account to receive all payments paid or payable to GDS Suzhou under GDS Suzhou Service Contracts in respect of the Projects (other than Project SH1), as more particularly described in Clause 18.10 (Receiving Account (GDS Suzhou)) (the “Receiving Account (GDS Suzhou-YG)”).

(e)         Each Obligor shall procure GDS HK to:

(i)            on and after the date of the First WGQ Utilisation Request, maintain a NRA receiving account to receive all payments paid or payable to GDS HK under the GDS HK Service Contracts in respect of the Project SH1, as more particularly described in Clause 18.12 (Receiving Account (GDS HK)) (the “Receiving Account (GDS HK-WGQ)”); and

(ii)           on and after the date of the First YG Utilisation Request, maintain a NRA receiving account to receive all payments paid or payable to GDS HK under GDS HK Service Contracts in respect of the Projects (other than Project SH1), as more particularly described in Clause 18.12 (Receiving Account (GDS HK)) (the “Receiving Account (GDS HK-YG)”).

(f)          Each Obligor shall procure GDS Shanghai to:

(i)            on and after the date of the First WGQ Utilisation Request, maintain a RMB receiving account to receive all payments paid or payable to GDS Shanghai under the GDS Shanghai Service Contracts in respect of the Project SH1, as more particularly described in Clause 18.13 (Receiving Account (GDS Shanghai)) (the “Receiving Account (GDS Shanghai -WGQ)”); and

                on and after the date of the First YG Utilisation Request, maintain a RMB receiving account to receive all payments paid or payable to GDS Shanghai under GDS Shanghai Service Contracts in respect of the Projects (other than Project SH1), as more particularly described in Clause 18.13 (Receiving Account (GDS Shanghai)) (the “Receiving Account (GDS Shanghai -YG)”).

(g)         Each Account shall be opened and maintained at the Account Bank in the name of each Borrower, GDS Beijing, GDS Suzhou, GDS HK and GDS Shanghai respectively.

(h)         The Borrowers, GDS Suzhou and GDS Beijing shall not, and each Obligor shall procure GDS HK and GDS Shanghai not to, have the unilateral right or sole authority to withdraw any funds from any of the Accounts, except for any withdrawal from the Accounts in accordance with this Agreement and the Account Control Agreement.

(i)          The Borrowers, GDS Suzhou and GDS Beijing shall, and each Obligor shall procure GDS HK and GDS Shanghai to, deliver, or shall cause to be delivered, to the Facility Agent, monthly statements showing all activities in the Accounts and co-operate with the Facility Agent in connection with any audits of the Accounts, of which the audits may be undertaken at the Facility Agent’s sole discretion from time to time.

(j)          The Borrowers, GDS Suzhou and GDS Beijing shall, and each Obligor shall procure GDS HK and GDS Shanghai to, respectively pay or cause to be paid all Taxes and all servicing and account fees in connection with the Accounts as they become due and payable.

18.2      Operation of Accounts

(a)         The Borrowers, GDS Suzhou and GDS Beijing shall and each Obligor shall procure GDS HK and GDS Shanghai to:

(i)              maintain the Accounts; and

(ii)             establish or cause to be established any other accounts if such account(s) is/are required to be opened under any applicable laws or regulations or at the request of any Governmental Agency; provided that any such account(s) must be opened with the Account Bank unless otherwise required by the applicable laws or regulations or the relevant Governmental Agency, in each case on terms consistent with the principles applicable under the then existing Finance Documents and subject to any terms and conditions the Facility Agent may reasonably specify.

(b)         The Borrowers, GDS Beijing and GDS Suzhou shall, and each Obligor shall procure GDS HK and GDS Shanghai to, provide the Facility Agent a breakdown showing the sources and purposes of amounts received in each Receiving Account on each Waterfall Date.

(c)         Each Borrower shall ensure no other accounts may be maintained by that Borrower with any other banks or other financial institutions (other than the Account Bank) during the life of the Loans except for the Existing Accounts, and each Borrower shall close the relevant Existing Account by the time as set out in the column (Targeted Timeline for Closure of the Existing Accounts) in Schedule 8 (List of Existing Accounts).

(d)         The Borrowers, GDS Suzhou and GDS Beijing shall, and each Obligor shall procure GDS HK and GDS Shanghai to, ensure, after 28 October 2016, no any amounts under the Service Contracts may be paid into any other account (other than a Receiving Account).

(e)         Upon the occurrence of an Event of Default, the Facility Agent shall be entitled, without any prior notice to or consent from any Borrower, GDS Beijing, GDS Suzhou, GDS HK or GDS Shanghai or any other person, to offset and apply any or all of the funds in any or all of the Accounts, in its sole discretion and without limitation, to reduce the Secured Liabilities. Each Borrower, GDS Beijing and GDS Suzhou shall, and each Obligor shall procure GDS HK and GDS Shanghai to, fully cooperate with the Facility Agent in the exercise of such rights to the extent the exercise of such rights does not conflict with any applicable law or regulation or any Finance Documents. The rights of the Facility Agent in this Clause 18 (Cash Management) shall be in addition to all other rights and remedies provided to the Facility Agent in the Finance Documents.

(f)          Notwithstanding any other provisions of this Clause 18 (Cash Management), the insufficiency of funds on deposit in any Account at any time shall not relieve any Obligor Party from the obligation to make any payments as and when due, whether due pursuant to the Finance Documents (to the extent applicable) or otherwise, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(g)         Nothing in this Clause 18 (Cash Management) shall be construed as imposing an obligation on the Facility Agent or any other Finance Party to be responsible for any payment that any Obligor Party would otherwise be responsible, whether under the Finance Documents or otherwise.

18.3      Debt Service Reserve Account

(a)         Debt Service Reserve Amount — EDC WGQ

On and after the date of the First WGQ Utilisation Request, EDC WGQ must ensure the amount standing to the credit of the Debt Service Reserve Account (WGQ) is at all times not less than EDC WGQ’s Debt Service under the Finance Documents anticipated to fall due on the next Interest Payment Date (the “Debt Service Reserve Amount (WGQ)”).

(b)         Debt Service Reserve Amount — EDC YG

On and after the date of First YG Utilisation Request, EDC YG must ensure that the amount standing to the credit of the Debt Service Reserve Account (YG) is at all times not less than EDC YG’s Debt Service under the Finance Documents anticipated to fall due on the next Interest Payment Date (the “Debt Service Reserve Amount (YG)”).

(c)         Payments in

(i)              On or before the date of:

(A)            the First WGQ Utilisation Request,  EDC WGQ must deposit into the Debt Service Reserve Account (WGQ) an amount sufficient to ensure that the amount standing to the credit of the Debt Service Reserve Account (WGQ) is not less than the Debt Service Reserve Amount (WGQ) as notified by the Facility Agent; and

(B)            the First YG Utilisation Request, EDC YG must deposit into the Debt Service Reserve Account (YG) an amount sufficient to ensure that the amount standing to the credit of the Debt Service Reserve Account (YG) is not less than the Debt Service Reserve Amount (YG) as notified by the Facility Agent.

(ii)             If at any time:

(A)            the balance standing to the credit of the Debt Service Reserve Account (WGQ) is less than the Debt Service Reserve Amount (WGQ) in accordance with this Agreement or the Account Control Agreement, EDC WGQ must immediately, but in any event by no later than three (3) Business Days transfer to the Debt Service Reserve Account (WGQ) an amount sufficient to satisfy the requirement set out in Clause 18.3(a) (Debt Service Reserve Amount — EDC WGQ); or

(B)            the balance standing to the credit of the Debt Service Reserve Account (YG) is less than the Debt Service Reserve Amount (YG) in accordance with this Agreement or the Account Control Agreement, EDC YG must immediately, but in any event by no later than three (3) Business Days transfer to the Debt Service Reserve Account (YG) an amount sufficient to satisfy the requirement set out in paragraph (i) of Clause 18.3(b) (Debt Service Reserve Amount — EDC YG).

(d)         Withdrawals

EDC WGQ may only withdraw amounts from the Debt Service Reserve Account (WGQ) and EDC YG may only withdraw amounts from the Debt Service Reserve Account (YG) if they are approved by the Facility Agent and applied to pay any amounts due and payable under the Finance Documents at that time respectively, but only to the extent that there are insufficient funds in any other accounts opened and maintained by EDC WGQ or EDC YG (as the case may be) to meet their respective payments.

18.4      Operations Account

(a)         Payments in

(i)            EDC WGQ must ensure that, on each Waterfall Date, it will transfer the relevant amounts (if any) into the Operations Account (WGQ) pursuant to Clause 18.7(c)(i)(B).

(ii)           EDC YG must ensure that, on each Waterfall Date, it will transfer the relevant amounts (if any) into the Operations Account (YG) pursuant to Clause 18.7(d)(ii).

(b)         Withdrawals

(i)            EDC WGQ may only withdraw amounts from the Operations Account (WGQ) if such amounts are applied for the payment of the expenses (including insurance, operational maintenance, Capital Expenditure or other operating expenses) and Taxes anticipated to be due and payable by EDC WGQ on or before the next Waterfall Date pursuant to the Business Plan in respect of Project SH1 and the Budget.

(ii)           EDC YG may only withdraw amounts from the Operations Account (YG) if such amounts are applied for the payment of the expenses (including insurance, operational maintenance, Capital Expenditure or other operating expenses) and Taxes anticipated to be due and payable by EDC YG on or before the next Waterfall Date pursuant to the Business Plan in respect of Projects (other than Project SH1) and the Budget.

18.5      Debt Service Accrual Account

(a)         Payments in

(i)            EDC WGQ must ensure that, on each Waterfall Date, it shall transfer amounts (if any) into the Debt Service Accrual Account (WGQ) pursuant to Clause 18.7(c)(i)(C).

(ii)           EDC YG must ensure that, on each Waterfall Date, it shall transfer amounts (if any) into the Debt Service Accrual Account (YG) pursuant to Clause 18.7(d)(iii).

(b)         Withdrawals

(i)            EDC WGQ may only withdraw from the Debt Service Accrual Account (WGQ) on an Interest Payment Date to apply all amounts standing to the credit of the Debt Service Accrual Account (WGQ) towards the payment of all amounts due on that Interest Payment Date under the Finance Documents.

(ii)           EDC YG may only withdraw amounts from the Debt Service Accrual Account (YG) on an Interest Payment Date to apply all amounts standing to the credit of the Debt Service

Accrual Account (YG) towards the payment of all amounts due on that Interest Payment Date under the Finance Documents.

18.6      Excess Cashflow Account

(a)         Payments in

(i)            EDC WGQ shall ensure that as soon as reasonably practicable, and in any event by no later than the Waterfall Date falling immediately after EDC WGQ was obliged to deliver the financial statements pursuant to Clause 21.1(c) (Financial Statements), starting from the Financial Year ending 31 December 2017, it shall deposit into the Excess Cashflow Account (WGQ) an amount (if positive) equal to the relevant percentage of Excess Cashflow for that Financial Quarter of EDC WGQ as set out in the following table determined by reference to the corresponding Gross Leverage Ratio as shown in the most recent Compliance Certificate then (the “Excess Cashflow Prepayment Amount (WGQ)”).

Gross Leverage Ratio	Percentage of Excess Cashflow
Greater than 3.0:1	100%
Less than or equal to 3.0:1 but greater than 1.5:1	50%
Less than or equal to 1.5:1	0%

(ii)           EDC WGQ shall promptly notify the Facility Agent upon crediting the Excess Cashflow Prepayment Amount (WGQ) into the Excess Cashflow Account (WGQ).

(iii)          EDC YG shall ensure that as soon as reasonably practicable, and in any event by no later than the Waterfall Date falling immediately after EDC YG was obliged to deliver the financial statements pursuant to Clause 21.1(c) (Financial Statements), starting from the Financial Year ending 31 December 2017, it shall deposit into the Excess Cashflow Account (YG) an amount (if positive) equal to the relevant percentage of Excess Cashflow for that Financial Quarter of EDC YG as set out in the following table determined by reference to the corresponding Gross Leverage Ratio as shown in the most recent Compliance Certificate then (the “Excess Cashflow Prepayment Amount (YG)”).

Gross Leverage Ratio	Percentage of Excess Cashflow
Greater than 3.0:1	100%
Less than or equal to 3.0:1 but greater than 1.5:1	50%
Less than or equal to 1.5:1	0%

(iv)          EDC YG shall promptly notify the Facility Agent upon crediting the Excess Cashflow Prepayment Amount (YG) into the Excess Cashflow Account (YG).

(b)         Withdrawals

(i)              EDC WGQ must withdraw amounts from the Excess Cashflow Account (WGQ) to apply all Excess Cashflow Prepayment Amount (WGQ) towards prepayment of the Facility A Loans pursuant to Clause 8.6 (Excess Cashflow).

(ii)             EDC YG must withdraw amounts from the Excess Cashflow Account (YG) to apply all Excess Cashflow Prepayment Amount (YG) towards the prepayment of the Loans (other than Facility A Loans) pursuant to Clause 8.6 (Excess Cashflow).

18.7      Receiving Account (EDC WGQ and EDC YG)

(a)         Payments in - Receiving Account (WGQ)

Unless otherwise permitted under this Agreement,

(i)            on and after the date of this Agreement, EDC WGQ must ensure all amounts payable to it under the Back-to-Back Agreements (WGQ) will be directly and immediately paid into the Receiving Account (WGQ);

(ii)           on and after the date of this Agreement, EDC WGQ must ensure all amounts payable to it under the Borrower Service Contracts (WGQ) will be directly and immediately paid into the Receiving Account (WGQ);

(iii)          to the extent applicable, on or before the date of the First WGQ Utilisation Request, EDC WGQ shall transfer all amounts standing to the credit of each Existing Account under its name to the Receiving Account (WGQ);

(iv)          on or before the date of the First WGQ Utilisation Request, GDS Beijing shall transfer all revenues (other than GDS Beijing Trapped Amount) received by GDS Beijing under GDS Beijing Service Contracts in respect of Project SH1 to the Receiving Account (WGQ) pursuant to Clause 18.8(b)(i) of this Agreement;

(v)           on or before the date of the First WGQ Utilisation Request, GDS Suzhou shall transfer all revenues (other than the GDS Suzhou Trapped Amount) received by GDS Suzhou under the GDS Suzhou Service Contracts in respect of Project SH1 to the Receiving Account (WGQ) pursuant to Clause 18.10(b)(i) of this Agreement;

(vi)          on or before the date of the First WGQ Utilisation Request, each Obligor shall procure GDS HK to transfer all revenues received by GDS HK under the GDS HK Service Contracts in respect of Project SH1 to the Receiving Account (WGQ) pursuant to Clause 18.12(b)(i) of this Agreement; and

(vii)         on or before the date of the First WGQ Utilisation Request, each Obligor shall procure GDS Shanghai to transfer all revenues (other than the GDS Shanghai Trapped Amount) received by GDS Shanghai under the GDS Shanghai Service Contracts in respect of Project SH1 to the Receiving Account (WGQ) pursuant to Clause 18.13(b)(i) of this Agreement.

(b)         Payments in - Receiving Account (YG)

Unless otherwise permitted under this Agreement,

(i)            on and after the date of this Agreement, EDC YG must ensure all amounts payable to it under the Back-to-Back Agreements (YG) will be directly and immediately paid into the Receiving Account (YG);

(ii)           on and after the date of this Agreement, EDC YG must ensure all amounts payable to it under the Borrower Service Contracts (YG) will be directly and immediately paid into the Receiving Account (YG);

(iii)          to the extent applicable, on or before the date of the First YG Utilisation Request, EDC YG shall transfer all amounts standing to the credit of each Existing Account under its name, if any, to the Receiving Account (YG);

(iv)          on and after the first Utilisation Date, EDC WGQ shall transfer all revenues (other than EDC WGQ Trapped Amount) received by EDC WGQ under Borrower Service Contracts (WGQ) in respect of the Projects (other than Project SH1) (“WGQ-YG Revenues”) to the Receiving Account (YG) pursuant to Clause 18.7(c)(ii);

(v)           on or before the date of the First YG Utilisation Request, GDS Beijing shall transfer all revenues (other than GDS Beijing Trapped Amount) received by GDS Beijing under GDS Beijing Service Contracts in respect of the Projects (other than Project SH1) to the Receiving Account (YG) pursuant to Clause 18.8(b)(ii);

(vi)          on or before the date of the First YG Utilisation Request, GDS Suzhou shall transfer all revenues (other than the GDS Suzhou Trapped Amount) received by GDS Suzhou under the GDS Suzhou Service Contracts in respect of the Projects (other than Project SH1) to the Receiving Account (YG) pursuant to Clause 18.10(b)(ii);

(vii)         on or before the date of the First YG Utilisation Request, each Obligor shall procure GDS HK to transfer all revenues received by GDS HK under the GDS HK Service Contracts in respect of the Projects (other than Project SH1) to the Receiving Account (YG) pursuant to Clause 18.12(b)(ii) of this Agreement; and

(viii)        on or before the date of the First YG Utilisation Request, each Obligor shall procure GDS Shanghai to transfer all revenues (other than the GDS Shanghai Trapped Amount) received by GDS Shanghai under the GDS Shanghai Service Contracts in respect of the Projects (other than Project SH1) to the Receiving Account (YG) pursuant to Clause 18.13(b)(ii) of this Agreement.

(c)         Withdrawals - Receiving Account (WGQ)

(i)            EDC WGQ may only withdraw amounts from the Receiving Account (WGQ) on each Waterfall Date (unless indicated otherwise) and only if they are applied for the following purposes in the following order:

(A)            first, transfer an amount equal to the Debt Service Reserve Amount (WGQ) to the Debt Service Reserve Account (WGQ);

(B)            second, if any, transfer amounts to the Operations Account (WGQ) for the payment of all expenses (including insurance, operational maintenance, Capital Expenditure or other operating expenses) and all Taxes anticipated to be due and payable by EDC WGQ on or before the next Waterfall Date pursuant to the Business Plan in respect of Project SH1 and the Budget;

(C)            third, if any, transfer an amount equal to one-third of the Debt Service Reserve Amount (WGQ) to the Debt Service Accrual Account (WGQ); and

(D)            fourth, transfer any remaining amount calculated on the basis of the Excess Cashflow Prepayment Amount (WGQ) to the Excess Cashflow Account (WGQ) in accordance with Clause 18.6(a)(i) of this Agreement (if applicable on that Waterfall Date).

(ii)           Subject to Clause paragraph (i) above and paragraph (iii) below, EDC WGQ shall not make any other withdrawal from the Receiving Account (WGQ), other than transferring all WGQ-YG Revenues to the Receiving Account (YG) within three (3) Business Days of receipt of such amount.

(iii)          Receiving Account (WGQ) — Trapped Amount

(A)            If all or any part of the WGQ-YG Revenues may not be transferred to the Receiving Account (YG) pursuant to Clause 18.7(c)(ii) due to any financial restrictions or prohibitions on EDC WGQ, EDC WGQ must provide relevant supporting documents to the satisfaction of the Facility Agent to explain such restrictions or prohibitions, and upon confirmation by the Facility Agent, the remaining amount of the WGQ-YG Revenues shall constitute a trapped amount (the “EDC WGQ Trapped Amount”).

(B)            Upon any amount being a EDC WGQ Trapped Amount:

(1)       Subject to paragraphs (2) and (3) below, EDC WGQ shall have no obligation to make the transfer of such EDC WGQ Trapped Amount to the Receiving Account (YG) pursuant to Clause 18.7(c)(ii), but EDC WGQ shall not transfer any EDC WGQ Trapped Amount to any of its other accounts or accounts maintained by any other person without prior written consent of the Facility Agent, except for the application of such EDC WGQ Trapped Amount towards the payments under paragraph (d) of Clause 19.1 (Guarantee and indemnity);

(2)       EDC WGQ and EDC YG shall, to the extent permitted under the Governmental Rules, enter into an inter-company loan arrangement to transfer such EDC WGQ Trapped Amount from EDC WGQ to EDC YG (the “EDC WGQ Inter-company Loan Agreement”); and

(3)       EDC WGQ and EDC YG agree that such inter-company loan under the EDC WGQ Inter-company Loan Agreement shall constitute a Restricted Inter-company Loan and, without limiting their respective obligations under the Subordination Agreement, EDC YG shall not prepay or repay, and EDC WGQ will not ask for prepayment or repayment of such inter-company loan during the life of the Loans.

(C)                                     If, at any time, the restrictions or prohibitions resulting in an amount being a EDC WGQ Trapped Amount are removed or no longer subsisting, EDC WGQ must immediately transfer the amount which was a EDC WGQ Trapped Amount to the Receiving Account (YG).

(d)         Withdrawals - Receiving Account (YG)

EDC YG may only withdraw amounts from the Receiving Account (YG) on each Waterfall Date (unless indicated otherwise) and only if they are applied for the following purposes in the following order:

(i)            first, to the extent applicable, transfer an amount equal to the Debt Service Reserve Amount (YG) to the Debt Service Reserve Account (YG);

(ii)           second, if any, transfer amounts to the Operations Account (YG) for the payment of all expenses (including insurance, operational maintenance, Capital Expenditure or other operating expenses) and all Taxes anticipated to be due and payable by EDC YG on or before the next Waterfall Date pursuant to the Business Plan in respect the Project SH2 and to the extent applicable, the Project SH3, and the Budget;

(iii)          third, if any and to the extent applicable, transfer an amount equal to one-third of the Debt Service Reserve Amount (YG) to the Debt Service Accrual Account (YG); and

(iv)          fourth, transfer any remaining amount calculated on the basis of the Excess Cashflow Prepayment Amount (YG) to the Excess Cashflow Account (YG) in accordance with Clause 18.6(a)(iii) of this Agreement (if applicable on that Waterfall Date).

18.8      Receiving Account (GDS Beijing)

(a)         Payments in

(i)            On or before the date of the first Utilisation Request of the Facilities, GDS Beijing shall:

(A)            transfer all amounts standing to the credit of any account of GDS Beijing attributable to the Project SH1 before the date of this Agreement to the Receiving Account (GDS Beijing-WGQ); and

(B)            transfer all amounts standing to the credit of any account of GDS Beijing attributable to the Projects (other than Project SH1) before the date of this Agreement to the Receiving Account (GDS Beijing-YG).

(ii)           Commencing from the date of this Agreement, GDS Beijing must ensure:

(A)            all amounts payable to it under GDS Beijing Service Contracts in respect of the Project SH1 will be directly and immediately paid into the Receiving Account (GDS Beijing-WGQ); and

(B)            all amounts payable to it under GDS Beijing Service Contracts in respect of the Projects (other than Project SH1) will be directly and immediately paid into the Receiving Account (GDS Beijing-YG).

(b)         Withdrawals

Subject to Clause 18.9 (Receiving Account (GDS Beijing) — Trapped Amount), GDS Beijing shall not make any other withdrawal from its Receiving Accounts, other than:

(i)            transferring all amounts standing to the credit of Receiving Account (GDS Beijing-WGQ) to the Receiving Account (WGQ) within three (3) Business Days of receipt of such amount; and

(ii)           transferring all amounts standing to the credit of Receiving Account (GDS Beijing-YG) to the Receiving Account (YG) within three (3) Business Days of receipt of such amount.

18.9      Receiving Account (GDS Beijing) — Trapped Amount

(a)         If any amount standing to the credit of the Receiving Account (GDS Beijing-WGQ) may not be transferred to the Receiving Account (WGQ) pursuant to Clause 18.8(b)(i) due to any financial restrictions or prohibitions on GDS Beijing, GDS Beijing must provide relevant supporting documents to the satisfaction of the Facility Agent to explain such restrictions or prohibitions, and upon confirmation by the Facility Agent, the remaining amount standing to the credit of the Receiving Account (GDS Beijing-WGQ) shall constitute a trapped amount (the “GDS Beijing Trapped Amount (WGQ)”).

(b)         If any amount standing to the credit of the Receiving Account (GDS Beijing-YG) may not be transferred to the Receiving Account (YG) pursuant to Clause 18.8(b)(ii) due to any financial restrictions or prohibitions on GDS Beijing, GDS Beijing must provide relevant supporting documents to the satisfaction of the Facility Agent to explain such restrictions or prohibitions, and upon confirmation by the Facility Agent, the remaining amount standing to the credit of the Receiving Account (GDS Beijing-YG) shall constitute a trapped amount (the “GDS Beijing Trapped Amount (YG)”).

(c)         Upon any amount being a GDS Beijing Trapped Amount (WGQ):

(i)            Subject to paragraphs (ii) and (iii) below, GDS Beijing shall have no obligation to make the transfer of such GDS Beijing Trapped Amount (WGQ) to the Receiving Account (WGQ) pursuant to Clause 18.8(b)(i), but GDS Beijing shall not transfer any GDS Beijing Trapped Amount (WGQ) to any of its other accounts or accounts maintained by any other person without prior written consent of the Facility Agent, except for the application of such GDS Beijing Trapped Amount (WGQ) towards the payments under paragraph (d) of Clause 19.1 (Guarantee and indemnity);

(ii)           GDS Beijing and EDC WGQ shall, to the extent permitted under the Governmental Rules, enter into an inter-company loan arrangement to transfer such GDS Beijing Trapped Amount (WGQ) from GDS Beijing to EDC WGQ (the “GDS Beijing Inter-company Loan Agreement (WGQ)”); and

(iii)          GDS Beijing and EDC WGQ agree that such inter-company loan under the GDS Beijing Inter-company Loan Agreement (WGQ) shall constitute a Restricted Inter-company Loan and, without limiting their respective obligations under the Subordination Agreement, EDC WGQ shall not prepay or repay, and GDS Beijing will not ask for prepayment or repayment of such inter-company loan during the life of the Loans.

(d)         Upon any amount being a GDS Beijing Trapped Amount (YG):

(i)            Subject to paragraphs (ii) and (iii) below, GDS Beijing shall have no obligation to make the transfer of such GDS Beijing Trapped Amount (YG) to the Receiving Account (YG) pursuant to Clause 18.8(b)(ii), but GDS Beijing shall not transfer any GDS Beijing Trapped Amount (YG) to any of its other accounts or accounts maintained by any other person without prior written consent of the Facility Agent, except for the application of such GDS Beijing Trapped Amount (YG) towards the payments under paragraph (d) of Clause 19.1 (Guarantee and indemnity);

(ii)           GDS Beijing and EDC YG shall, to the extent permitted under the Governmental Rules, enter into an inter-company loan arrangement to transfer such GDS Beijing Trapped Amount (YG) from GDS Beijing to EDC YG (the “GDS Beijing Inter-company Loan Agreement (YG)”); and

(iii)          GDS Beijing and EDC YG agree that such inter-company loan under the GDS Beijing Inter-company Loan Agreement (YG) shall constitute a Restricted Inter-company Loan and, without limiting their respective obligations under the Subordination Agreement, EDC YG shall not prepay or repay, and GDS Beijing will not ask for prepayment or repayment of such inter-company loan during the life of the Loans.

(e)         If, at any time, the restrictions or prohibitions resulting in an amount being a GDS Beijing Trapped Amount (WGQ) or a GDS Beijing Trapped Amount (YG) are removed or no longer subsisting, GDS Beijing must immediately transfer the amount which was (i) a GDS Beijing Trapped Amount (WGQ) to the Receiving Account (WGQ); and/or (ii) a GDS Beijing Trapped Amount (YG) to the Receiving Account (YG).

18.10    Receiving Account (GDS Suzhou)

(a)         Payments in

(i)            On or before the date of the first Utilisation Request of the Facilities, GDS Suzhou shall:

(A)            transfer all amounts standing to the credit of any account of GDS Suzhou attributable to the Project SH1 before the date of this Agreement to the Receiving Account (GDS Suzhou-WGQ); and

(B)            transfer all amounts standing to the credit of any account of GDS Suzhou attributable to the Projects (other than Project SH1) before the date of this Agreement to the Receiving Account (GDS Suzhou-YG).

(ii)           Commencing from the date of this Agreement, GDS Suzhou must ensure:

(A)            all amounts payable to it under the GDS Suzhou Service Contracts in respect of the Project SH1 will be directly and immediately paid into the Receiving Account (GDS Suzhou-WGQ); and

(B)            all amounts payable to it under the GDS Suzhou Service Contracts in respect of the Projects (other than Project SH1) will be directly and immediately paid into the Receiving Account (GDS Suzhou-YG).

(b)         Withdrawals

Subject to Clause 18.11 (Receiving Account (GDS Suzhou) — Trapped Amount), GDS Suzhou shall not make any other withdrawal from its Receiving Accounts, other than:

(i)            transferring all amounts standing to the credit of Receiving Account (GDS Suzhou-WGQ) to the Receiving Account (WGQ) within three (3) Business Days of receipt of such amount; and

(ii)           transferring all amounts standing to the credit of Receiving Account (GDS Suzhou-YG) to the Receiving Account (YG) within three (3) Business Days of receipt of such amount.

18.11    Receiving Account (GDS Suzhou) — Trapped Amount

(a)         If any amount standing to the credit of the Receiving Account (GDS Suzhou-WGQ) may not be transferred to the Receiving Account (WGQ) pursuant to Clause 18.10(b)(i) due to any financial restrictions or prohibitions on GDS Suzhou, GDS Suzhou must provide relevant supporting documents to the satisfaction of the Facility Agent to explain such restrictions or prohibitions, and upon confirmation by the Facility Agent, the remaining amount standing to the credit of the Receiving Account (GDS Suzhou-WGQ) shall constitute a trapped amount (the “GDS Suzhou Trapped Amount (WGQ)”).

(b)         If any amount standing to the credit of the Receiving Account (GDS Suzhou-YG) may not be transferred to the Receiving Account (YG) pursuant to Clause 18.10(b)(ii) due to any financial restrictions or prohibitions on GDS Suzhou, GDS Suzhou must provide relevant supporting documents to the satisfaction of the Facility Agent to explain such restrictions or prohibitions, and upon confirmation by the Facility Agent, the remaining amount standing to the credit of the Receiving Account (GDS Suzhou-YG) shall constitute a trapped amount (the “GDS Suzhou Trapped Amount (YG)”).

(c)         Upon any amount being a GDS Suzhou Trapped Amount (WGQ):

(i)            Subject to paragraphs (ii) and (iii) below, GDS Suzhou shall have no obligation to make the transfer of such GDS Suzhou Trapped Amount (WGQ) to the Receiving Account (WGQ) pursuant to Clause 18.10(b)(i), but GDS Suzhou shall not transfer any GDS Suzhou Trapped Amount (WGQ) to any of its other accounts or accounts maintained by any other person without prior written consent of the Facility Agent, except for the application of such GDS Suzhou Trapped Amount (WGQ) towards the payments under paragraph (d) of Clause 19.1 (Guarantee and indemnity);

(ii)           GDS Suzhou and EDC WGQ shall, to the extent permitted under the Governmental Rules, enter into an inter-company loan arrangement to transfer such GDS Suzhou Trapped Amount (WGQ) from GDS Suzhou to EDC WGQ (the “GDS Suzhou Inter-company Loan Agreement (WGQ)”); and

(iii)          GDS Suzhou and EDC WGQ agree that such inter-company loan under the GDS Suzhou Inter-company Loan Agreement (WGQ) shall constitute a Restricted Inter-company Loan and, without limiting their respective obligations under the Subordination Agreement, EDC WGQ shall not prepay or repay, and GDS Suzhou will not ask for prepayment or repayment of such inter-company loan during the life of the Loans.

(d)         Upon any amount being a GDS Suzhou Trapped Amount (YG):

(i)            Subject to paragraphs (ii) and (iii) below, GDS Suzhou shall have no obligation to make the transfer of such GDS Suzhou Trapped Amount (YG) to the Receiving Account (YG) pursuant to Clause 18.10(b)(ii), but GDS Suzhou shall not transfer any GDS Suzhou Trapped Amount (YG) to any of its other accounts or accounts maintained by any other person without prior written consent of the Facility Agent, except for the application of such GDS Suzhou Trapped Amount (YG) towards the payments under paragraph (d) of Clause 19.1 (Guarantee and indemnity);

(ii)           GDS Suzhou and EDC YG shall, to the extent permitted under the Governmental Rules, enter into an inter-company loan arrangement to transfer such GDS Suzhou Trapped Amount (YG) from GDS Suzhou to EDC YG (the “GDS Suzhou Inter-company Loan Agreement (YG)”); and

(iii)          GDS Suzhou and EDC YG agree that such inter-company loan under the GDS Suzhou Inter-company Loan Agreement (YG) shall constitute a Restricted Inter-company Loan and, without limiting their respective obligations under the Subordination Agreement, EDC YG shall not prepay or repay, and GDS Suzhou will not ask for prepayment or repayment of such inter-company loan during the life of the Loans.

(e)         If, at any time, the restrictions or prohibitions resulting in an amount being a GDS Suzhou Trapped Amount (WGQ) or a GDS Suzhou Trapped Amount (YG) are removed or no longer subsisting, GDS Suzhou must immediately transfer the amount which was (i) a GDS Suzhou Trapped Amount (WGQ) to the Receiving Account (WGQ); and/or (ii) a GDS Suzhou Trapped Amount (YG) to the Receiving Account (YG).

18.12    Receiving Account (GDS HK)

(a)         Payments in

(i)            On or before the date of the first Utilisation Request of the Facilities, each Obligor shall procure GDS HK to:

(A)            transfer all amounts standing to the credit of any account of GDS HK attributable to the Project SH1 before the date of this Agreement to the Receiving Account (GDS HK-WGQ); and

(B)            transfer all amounts standing to the credit of any account of GDS HK attributable to the Projects (other than Project SH1) before the date of this Agreement to the Receiving Account (GDS HK-YG).

(ii)           Commencing from the date of this Agreement, each Obligor shall procure GDS HK to ensure:

(A)            all amounts payable to it under GDS HK Service Contracts in respect of the Project SH1 will be directly and immediately paid into the Receiving Account (GDS HK-WGQ); and

(B)            all amounts payable to it under GDS HK Service Contracts in respect of the Projects (other than Project SH1) will be directly and immediately paid into the Receiving Account (GDS HK-YG).

(b)         Withdrawals

Each Obligor shall procure GDS HK will not make any other withdrawal from its Receiving Accounts, other than:

(i)            transferring all amounts standing to the credit of Receiving Account (GDS HK-WGQ) to the Receiving Account (WGQ) within three (3) Business Days of receipt of such amount; and

(ii)           transferring all amounts standing to the credit of Receiving Account (GDS HK-YG) to the Receiving Account (YG) within three (3) Business Days of receipt of such amount.

18.13    Receiving Account (GDS Shanghai)

(a)         Payments in

(i)            On or before the date of the first Utilisation Request of the Facilities, each Obligor shall procure GDS Shanghai to:

(A)            transfer all amounts standing to the credit of any account of GDS Shanghai attributable to the Project SH1 before the date of this Agreement to the Receiving Account (GDS Shanghai-WGQ); and

(B)            transfer all amounts standing to the credit of any account of GDS Shanghai attributable to the Projects (other than Project SH1) before the date of this Agreement to the Receiving Account (GDS Shanghai-YG).

(ii)           Commencing from the date of this Agreement, each Obligor shall procure GDS Shanghai to ensure:

(A)            all amounts payable to it under GDS Shanghai Service Contracts in respect of the Project SH1 will be directly and immediately paid into the Receiving Account (GDS Shanghai-WGQ); and

(B)            all amounts payable to it under GDS Shanghai Service Contracts in respect of the Projects (other than Project SH1) will be directly and immediately paid into the Receiving Account (GDS Shanghai-YG).

(b)         Withdrawals

Subject to Clause 18.14 (Receiving Account (GDS Shanghai) — Trapped Amount), each Obligor shall procure GDS Shanghai will not make any other withdrawal from its Receiving Accounts, other than:

(i)            transferring all amounts standing to the credit of Receiving Account (GDS Shanghai-WGQ) to the Receiving Account (WGQ) within three (3) Business Days of receipt of such amount; and

(ii)           transferring all amounts standing to the credit of Receiving Account (GDS Shanghai-YG) to the Receiving Account (YG) within three (3) Business Days of receipt of such amount.

18.14    Receiving Account (GDS Shanghai) — Trapped Amount

(a)         If any amount standing to the credit of the Receiving Account (GDS Shanghai-WGQ) may not be transferred to the Receiving Account (WGQ) pursuant to Clause 18.13(b)(i) due to any financial restrictions or prohibitions on GDS Shanghai, each Obligor must procure GDS Shanghai to provide relevant supporting documents to the satisfaction of the Facility Agent to explain such restrictions or prohibitions, and upon confirmation by the Facility Agent, the remaining amount standing to the credit of the Receiving Account (GDS Shanghai-WGQ) shall constitute a trapped amount (the “GDS Shanghai Trapped Amount (WGQ)”).

(b)         If any amount standing to the credit of the Receiving Account (GDS Shanghai-YG) may not be transferred to the Receiving Account (YG) pursuant to Clause 18.13(b)(ii) due to any financial restrictions or prohibitions on GDS Shanghai, each Obligor must procure GDS Shanghai to provide relevant supporting documents to the satisfaction of the Facility Agent to explain such restrictions or prohibitions, and upon confirmation by the Facility Agent, the remaining amount standing to the credit of the Receiving Account (GDS Shanghai-YG) shall constitute a trapped amount (the “GDS Shanghai Trapped Amount (YG)”).

(c)         Upon any amount being a GDS Shanghai Trapped Amount (WGQ):

(i)            Subject to paragraphs (ii) and (iii) below, GDS Shanghai shall have no obligation to make the transfer of such GDS Shanghai Trapped Amount (WGQ) to the Receiving Account (WGQ) pursuant to Clause 18.13(b)(i), but each Obligor shall procure GDS Shanghai will not transfer any GDS Shanghai Trapped Amount (WGQ) to any of its other accounts or accounts maintained by any other person without prior written consent of the Facility Agent;

(ii)           Each Obligor shall procure GDS Shanghai to, and EDC WGQ shall, to the extent permitted under the Governmental Rules, enter into an inter-company loan arrangement to transfer such GDS Shanghai Trapped Amount (WGQ) from GDS Shanghai to EDC WGQ (the “GDS Shanghai Inter-company Loan Agreement (WGQ)”); and

(iii)          Each Obligor shall procure GDS Shanghai to agree, and EDC WGQ agrees that such inter-company loan under the GDS Shanghai Inter-company Loan Agreement (WGQ) shall constitute a Restricted Inter-company Loan and, without limiting their respective obligations under the Subordination Agreement, EDC WGQ shall not prepay or repay, and each Obligor shall procure GDS Shanghai will not ask for prepayment or repayment of such inter-company loan during the life of the Loans.

(d)         Upon any amount being a GDS Shanghai Trapped Amount (YG):

(i)            Subject to paragraphs (ii) and (iii) below, GDS Shanghai shall have no obligation to make the transfer of such GDS Shanghai Trapped Amount (YG) to the Receiving Account (YG) pursuant to Clause 18.13(b)(ii), but each Obligor shall procure GDS Shanghai will not transfer any GDS Shanghai Trapped Amount (YG) to any of its other accounts or accounts maintained by any other person without prior written consent of the Facility Agent;

(ii)           Each Obligor shall procure GDS Shanghai to, and EDC YG shall, to the extent permitted under the Governmental Rules, enter into an inter-company loan arrangement to transfer such GDS Shanghai Trapped Amount (YG) from GDS Shanghai to EDC YG (the “GDS Shanghai Inter-company Loan Agreement (YG)”); and

(iii)          Each Obligor shall procure GDS Shanghai to agree, and EDC YG agrees that such inter-company loan under the GDS Shanghai Inter-company Loan Agreement (YG) shall constitute a Restricted Inter-company Loan and, without limiting their respective obligations under the Subordination Agreement, EDC YG shall not prepay or repay, and each Obligor shall procure GDS Shanghai will not ask for prepayment or repayment of such inter-company loan during the life of the Loans.

(e)         If, at any time, the restrictions or prohibitions resulting in an amount being a GDS Shanghai Trapped Amount (WGQ) or a GDS Shanghai Trapped Amount (YG) are removed or no longer subsisting, each Obligor must procure GDS Shanghai to immediately transfer the amount which was (i) a GDS Shanghai Trapped Amount (WGQ) to the Receiving Account (WGQ); and/or (ii) a GDS Shanghai Trapped Amount (YG) to the Receiving Account (YG).

SECTION 7

GUARANTEE

19.                         GUARANTEE AND INDEMNITY

19.1                  Guarantee and indemnity

Each Guarantor (other than the Ultimate Parent) irrevocably and unconditionally jointly and severally:

(a)                      guarantees to each Secured Party punctual performance by each Obligor Party of all that Obligor Party’s obligations under the Transaction Documents;

(b)                      undertakes with each Secured Party that whenever any Obligor Party does not pay any amount when due under or in connection with any Transaction Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor;

(c)                       agrees with each Secured Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Secured Party immediately on demand against any cost, loss or liability it incurs as a result of any Obligor Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Transaction Document on the date when it would have been due. The amount payable by such Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee; and

(d)                      Notwithstanding clause (b) and (c) above, the Guarantors further agree that, whenever any Obligor Party has any amount due and payable under or in connection with any Transaction Document, the Security Agent shall be entitled to directly claim against any Guarantor in respect of any amount payable on any due date without first having recourse to such Obligor Party, and the Guarantors agree to pay each Secured Party such amount on or before each due date.  The Guarantors further irrevocably authorise the Security Agent to directly deduct any balances in the Accounts to pay the amount payable on each due date, and the Security Agent is not required to serve any prior notice for such claim and deduction.

19.2                  Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor Party under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3                  Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor Party or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4                  Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Secured Party) including:

(a)                      any time, waiver or consent granted to, or composition with, any Obligor Party or other person;

(b)                      the release of any other Obligor Party or any other person under the terms of any composition or arrangement with any creditor of any Obligor Party;

(c)                       the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Obligor Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                      any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor Party or any other person;

(e)                       any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or other document or security;

(f)                        any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security;

(g)                       any insolvency or similar proceedings; or

(h)                      this Agreement or any other Transaction Document not being executed by or binding upon any other party.

19.5                  Immediate recourse

Each Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19.  This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

19.6                  Appropriations

Until all amounts which may be or become payable by the Obligor Parties under or in connection with the Transaction Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may:

(a)                      refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                      hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of its liability under this Clause 19.

19.7                  Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligor Parties under or in connection with the Transaction Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Transaction Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)                      to be indemnified by an Obligor Party;

(b)                      to claim any contribution from any other guarantor of or provider of security for any Obligor Party’s obligations under the Transaction Documents;

(c)                       to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by any Secured Party;

(d)                      to bring legal or other proceedings for an order requiring any Obligor Party to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and Indemnity);

(e)                       to exercise any right of set-off against any Obligor Party; and/or

(f)                        to claim or prove as a creditor of any Obligor Party in competition with any Secured Party.

If a Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Secured Parties by the Obligor Parties under or in connection with the Transaction Documents to be paid in full) on trust for the Secured Parties, and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 32 (Payment mechanics).

19.8                  Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.                         REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement.

20.1                  Status

(a)                           Each Obligor Party is a corporation, duly incorporated and validly existing, and in the case of the Ultimate Parent and the Intermediate Parent, in good standing under the laws of the jurisdiction of its incorporation.

(b)                           Each Obligor Party and its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)                            Without prejudice to Clause 2.4 (Obligors’ Agent), each Obligor Party is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any party in relation to any Finance Document.

(d)                           Each Obligor Party is not a FATCA FFI or a US Tax Obligor.

20.2                  Binding obligations

(a)                           The obligations expressed to be assumed by each Obligor Party in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered under this Agreement, legal, valid, binding and enforceable obligations.

(b)                           Without limiting the generality of paragraph (a) above, each Transaction Security Document to which an Obligor Party is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

20.3                  Non-conflict with other obligations

The entry into and performance by each Obligor Party of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)                                      any law or regulation applicable to it;

(b)                                      its constitutional documents; or

(c)                                       any agreement or instrument binding upon it or any of its assets.

20.4                  Power and authority

Each Obligor Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5                  Validity and admissibility in evidence

Except for approval or registration of the Transaction Security Documents referred to in Clause 20.8 (No filing or stamp taxes), all Authorisations required or desirable:

(a)                                      to enable each Obligor Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)                                      to make the Finance Documents to which an Obligor Party is a party admissible in evidence in its Relevant Jurisdiction; and

(c)                                       for each Obligor Party to carry on its business, and which are material,

have been obtained or effected and are in full force and effect.

20.6                  Governing law and enforcement

(a)                           The choice of governing law of the Finance Documents will be recognised and enforced in the jurisdiction of incorporation of each Obligor Party, and any jurisdiction where any asset subject to or intended to be subject to the Transaction Security Documents is located and any jurisdiction where they conduct their business.

(b)                           Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the jurisdiction of incorporation of each Obligor Party, and any jurisdiction where any asset subject to or intended to be subject to the Transaction Security Documents is located and any jurisdiction where they conduct their business.

20.7                  Taxes

(a)                                      It is not required under the law applicable where an Obligor Party is incorporated or resident or at the address specified in the Finance Documents to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

(b)                                      No claims are being, nor, as far as it is aware, might reasonably be expected to be, asserted against any Obligor Party with respect to Taxes which have or, if adversely determined to it, would be reasonably likely to have a Material Adverse Effect.

(c)                                       All Tax reports and returns required to be filed by or on behalf of any Obligor Party have been filed.

(d)                                      All Taxes required to be paid by or on behalf of any Obligor Party have been paid within the applicable time limit.

20.8                  No filing or stamp taxes

It is not necessary under the laws of its Relevant Jurisdictions that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for:

(a)                                      the approval of movable assets mortgages under the Movable Assets Mortgage Agreement (WGQ SH1 Restricted Assets), the Movable Assets Mortgage Agreement (YG SH2 Restricted Assets) and the Movable Assets Mortgage Agreement (YG SH3 Restricted Assets) from the Custom;

(b)                                      the registration of movable assets mortgages under the Movable Assets Mortgage Agreement (WGQ SH1 Restricted Assets), the Movable Assets Mortgage Agreement (WGQ SH1 Non-Restricted Assets), the Movable Assets Mortgage Agreement (YG SH2 Restricted Assets), the Movable Assets Mortgage Agreement (YG SH2  Non-Restricted Assets), the Movable Assets Mortgage Agreement (YG SH3 Restricted Assets) and the Movable Assets Mortgage Agreement (YG SH3  Non-Restricted Assets) with SAIC;

(c)                                       the registration of account receivables pledge under the Pledge over Receivables (WGQ), the Pledge over Receivables (YG), the Pledge over Receivables (GDS Suzhou), the Pledge over Receivables (GDS Beijing) and Pledge over Receivables (GDS Shanghai) with PBOC Information Center;

(d)                                      the approval or filing of equity pledge under the Equity Pledge Agreement (YG) by or with MOFCOM;

(e)                                       the registration of equity pledge under the Equity Pledge Agreement (YG) with SAIC and Hong Kong Companies Registry;

(f)                                        the registration of equity pledge under the Equity Pledge Agreement (WGQ) with SAIC;

(g)                                       the payment of Cayman Islands stamp duties in respect of the Share Mortgage Agreement (Parent (EDC YG)), this Agreement and the Ultimate Parent Guarantee if such agreement is executed in, brought into, or produced before a court of, the Cayman islands;

(h)                                      the payment of stamp duties in respect of this Agreement; and

(i)                                          the payment of registration or filing fees (if any) payable to the relevant authorities with respect to the approval and registrations specified in paragraph (a) to (h) above.

20.9                  No default

(a)                           No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)                           No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor Party or to which its assets are subject which might have a Material Adverse Effect.

20.10           No misleading information

(a)                           Any written and factual information provided by any Obligor Party to the Finance Parties and any transaction contemplated by them is true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)                           Any financial projections contained in the materials provided by any Obligor Party to the Finance Parties under this Agreement have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)                            Nothing has occurred since the date the written and factual information was provided which renders the written and factual information untrue or misleading in any material respect.

(d)                           All material information in relation to each Project and each Facility have been provided to the Finance Parties.

20.11           Financial statements

(a)                           The financial statements most recently supplied by each Obligor Party to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)                           The financial statements most recently supplied by each Obligor Party to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements) give a true and fair view and represent its financial condition and operations (consolidated, in the case of the Ultimate Parent) during the relevant financial year save to the extent expressly disclosed in such financial statements.

(c)                            There has been no material adverse change in the business or financial condition of the Obligor Parties (or the business or consolidated financial condition of the Group, in the case of the Ultimate Parent) since the date of the Original Financial Statements.

20.12           Pari passu ranking

The payment obligations of each Obligor Party under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.13           No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Obligor Party.

20.14           No breach of applicable laws

None of the Obligor Parties has breached any applicable law, rule, regulation or any agreements which breach, and no amount that is payable by any Obligor Party under any applicable law, rule, regulation or any agreements or any Authorisation has not been paid where such failure to pay, has or is reasonably likely to have a Material Adverse Effect or result in revocation or non-renewal of IDC Licenses.

20.15           Authorised Signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions precedent and conditions subsequent) or paragraph (h) of Clause 21.9 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of a Borrower only) and other notices on its behalf.

20.16           Ranking of Security

The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

20.17           Solvency

(a)                           No Obligor Party is bankrupt or insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts within the meaning of the law of the jurisdiction in which it is incorporated, nor, in any such case, will it become so in consequence of entering into any Finance Document and/or performing any transaction contemplated by any Finance Document.

(b)                           No Obligor Party has taken any corporate action nor has any legal proceedings or other procedures or steps been taken, started or threatened in relation to anything referred to in Clause 24.7 (Insolvency proceedings).

20.18           No other business

(a)                           As at the date of this Agreement, each Borrower does not have any Subsidiaries.

(b)                           No Borrower has traded or carried on any business since the date of its incorporation other than the ownership, operation, maintenance and management of the Projects in connection with its data center infrastructure business or other businesses as recorded in its latest business license.

20.19           Ownership

(a)                           Subject to the Transaction Security, EDC WGQ’s entire equity interest is legally owned and controlled by GDS Beijing but beneficially owned and controlled by the GDS Management Co., and the registered capital corresponding to the equity interests in EDC WGQ are fully paid and such equity interests are not subject to any option to purchase or similar rights or any security interests (other than the Transaction Security).

(b)                           Subject to the Transaction Security, EDC YG’s entire equity interest is legally and beneficially owned and controlled by the Parent (EDC YG), and the registered capital corresponding to the equity interests in EDC YG are fully paid and such equity interests are not subject to any option to purchase or similar rights or any security interests (other than the Transaction Security).

(c)                            Subject to the Transaction Security, the entire issued share capital of EDC China and Parent (EDC YG) is legally and beneficially owned and controlled by the Intermediate Parent, and the shares in the capital of EDC China and Parent (EDC YG) are fully paid and are not subject to any option to purchase or similar rights or any security interests (other than the Transaction Security).

(d)                           The Intermediate Parent’s entire issued share capital is legally and beneficially owned and controlled by the Ultimate Parent, and such shares in the capital of the Intermediate Parent are fully paid and not subject to any option to purchase or similar rights or any security interests. Prior to a Flotation, no less than 40 per cent., and following a Flotation, no less than 30 per cent., of the issued share capital of the Ultimate Parent is legally and beneficially owned and controlled by the STT GDC and such shares in the capital of the Ultimate Parent are fully paid and not subject to any option to purchase or similar rights or any security interests, and STT GDC is the single and largest shareholder of the Ultimate Parent.

(e)                            No less than 50.1 per cent. of the issued share capital of STT GDC is legally and beneficially owned and controlled by the Sponsor and such shares in the capital of the STT GDC are fully paid and not subject to any option to purchase or similar rights or any security interests at all times, and the Sponsor is the single and largest shareholder of the STT GDC.

(f)                             Subject to the VIE Equity Pledges, the VIE Exclusive Share Option Agreement and the VIE Shareholders’ Voting Rights Proxy Agreement, GDS Beijing’s entire equity interest is legally owned by William Huang and Qiuping Huang but beneficially owned and controlled by the GDS Management Co..

(g)                            Around 4.8% of registered capital in GDS Beijing are fully paid as at the date of this Agreement and the equity interests corresponding to all registered capital of GDS Beijing are not subject to any option to purchase or similar rights or any security interests (other than the VIE Exclusive Share Option Agreement and the VIE Equity Pledges).

(h)                           GDS Suzhou’s entire equity interest is legally owned and controlled by GDS Beijing but beneficially owned and controlled by the GDS Management Co.. The registered capital corresponding to the equity interests in GDS Suzhou is fully paid and such equity interests are not subject to any option to purchase or similar rights or any security interests.

(i)                               The entire equity interests of the GDS Management Co. are (either directly or indirectly) legally and beneficially owned and controlled by the Ultimate Parent, and the registered capital corresponding to the equity interests in the GDS Management Co. is fully paid and such equity interests are not subject to any option to purchase or similar rights or any security interests.

20.20           Shares

Provided that an Obligor Party’s shares or equity interests are required to be subject to the Transaction Security, the constitutional documents of such Obligor Party do not and could not restrict or inhibit any transfer of those shares or equity interests on creation or enforcement of the Transaction Security.  Except as provided in the Transaction Security Documents and subject to the VIE Equity Pledges and the VIE Exclusive Share Option Agreement, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share, equity interests or loan capital of any Obligor Party (other than the Ultimate Parent) (including any option or right of pre-emption or conversion).

20.21           Immunity

(a)                           The entry into by each Obligor Party of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)                           None of any Obligor Party will be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

20.22           Project Documents

As at the date of this Agreement:

(a)                      each copy of a Project Document delivered to the Facility Agent under this Agreement is true and complete;

(b)                      there is no other agreement in connection with, or arrangements which amend, supplement or affect any Project Document;

(c)                       there are no claims pending or threatened against it under any Project Document; and

(d)                      no Obligor Party has breached any of its material obligations under the Project Documents and there is no dispute in connection with any Project Document, in each case, which has or is reasonably likely to have a Material Adverse Effect.

20.23           Existing Accounts

No other bank accounts are maintained by any Borrower other than (a) the Existing Accounts (which shall be closed pursuant to this Agreement except for the basic accounts of each Borrower, foreign debt accounts of EDC WGQ and the company credit card account of EDC WGQ); and/or (b) the relevant Accounts opened and maintained with the Account Bank.

20.24           Good title to assets

Each Obligor Party has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

20.25           Legal and beneficial ownership

Each Obligor Party is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

20.26           No Financial Indebtedness or Security

(a)                           The Borrowers, GDS Management Co., GDS Suzhou and GDS Beijing do not have any Financial Indebtedness other than as permitted by Clause 23.13 (Financial Indebtedness).

(b)                           No Security exists over all or any of assets of GDS Management Co., GDS Beijing, GDS Suzhou or the Borrowers other than as permitted by Clause 23.4 (Negative pledge).

20.27           Insurances

In respect of each Borrower and the relevant Projects:

(a)                                 after the first Utilisation Date under this Agreement, the Insurances are valid and in full force and effect and are not void or voidable;

(b)                                 no notice has been given or received in respect of cancellation of all or any part of the Insurances; and

(c)                                  all premiums and other moneys (if any) payable in respect of Insurances have been duly paid and, to the best of its knowledge and belief, all covenants, terms and conditions contained in the Insurances have been duly observed and performed.

20.28           Business Plan and Budget

(a)                           The Business Plan in relation to Project SH1, Project SH2 and Project SH3, and the Budget (in each case whether draft or otherwise) as at its date:

(i)                                   was true and accurate in all material respects;

(ii)                                was prepared in good faith and with due care on the basis of recent historical information and assumptions believed by it to be reasonable; and

(iii)                             fairly represented the Borrowers’ expectations in relation to the matters covered in those documents.

(b)                           It is not aware of any information which, if disclosed, would make the Business Plan in relation to Project SH1, Project SH2 or Project SH3, or the current Budget untrue or misleading in any material respect.

(c)                            Each of the Business Plan in relation to Project SH1, Project SH2 and Project SH3, and the current Budget specifies (at the date of delivery to the Facility Agent) all material costs and expenses incurred or to be incurred during the period to which it relates and is based on reasonable assumptions made in good faith and represents the relevant Borrower’s view as to costs and expenses anticipated by it to be incurred.

20.29           Anti-bribery, anti-corruption and anti-money laundering

None of any Obligor Party, any of its Subsidiaries, their respective directors or officers, or, to the best knowledge of each Obligor Party, any Affiliate, agent or employee of either Obligor Party, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction and each Obligor Party has instituted and maintains policies and procedures designated to prevent violation of such laws, regulations and rules.

20.30           Sanctions

None of the Obligor Parties, any of its Subsidiaries, their respective directors or officers, or, to the best knowledge of each Obligor Party, any Affiliate, agent or employee of either Obligor Party, is an individual or entity, that is, or is owned or controlled by such individual or entity that are:

(a)                                 the subject, or likely to become the subject, of any Sanctions (a “Sanctioned Person”); or

(b)                                 located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a “Sanctioned Country”).

20.31           Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

21.                         INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1                  Financial statements

Each Obligor shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)                                 as soon as the same become available, but in any event within 150 days after the end of each of its Financial Years:

(i)                     in respect of the Ultimate Parent, its audited consolidated financial statements of the Group (in any event GDS Beijing and the Borrowers shall remain consolidated thereunder) for that Financial Year, which have been reviewed and verified by the independent auditor acceptable to all Lenders; and

(ii)                  in respect of each Obligor (other than the Ultimate Parent), its audited financial statements for that Financial Year and the pro-forma consolidated financial statements of the Borrowers, which have been reviewed and verified by the independent auditor acceptable to all Lenders; and

(b)                                 as soon as the same become available, but in any event within 90 days after the end of each half of each of its Financial Years:

(i)                     in respect of the Ultimate Parent, its consolidated financial statements of the Group (in any event GDS Beijing and the Borrowers shall remain consolidated thereunder) for that half of Financial Year; and

(ii)                  in respect of each Obligor (other than the Ultimate Parent), its financial statements for that half of Financial Year and the pro-forma consolidated financial statements of the Borrowers.

(c)                                  as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years:

(i)                     in respect of the Ultimate Parent, its unaudited consolidated financial statements of the Group (in any event GDS Beijing and the Borrowers shall remain consolidated thereunder) for that Financial Quarter; and

(ii)                  in respect of each Obligor (other than the Ultimate Parent), its unaudited financial statements for that Financial Quarter and the pro-forma consolidated financial statements of the Borrowers.

21.2                  Compliance Certificate

(a)                          Each Borrower shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 21.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial covenants) and Excess Cashflow as calculated based on the definition of “Excess Cashflow” pursuant to Clause 22.1 (Financial definitions) as at the date as at which those financial statements were drawn up.

Each Compliance Certificate delivered by the Borrowers pursuant to paragraph (a) above shall be signed by one of the EDC WGQ’s authorised signatories together with one of EDC YG’s authorised signatories.

21.3                  Requirements as to financial statements

(a)                           Each set of financial statements delivered by each Obligor pursuant to Clause 21.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)                           Each Obligor shall ensure that each set of its financial statements delivered pursuant to Clause 21.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Facility Agent:

(i)                                   a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements of that Obligor were prepared; and

(ii)                                sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements of that Obligor.

(c)                            Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.4                  Presentations

Once in every Financial Year, at least one of senior management of each Borrower and one of senior management of the Ultimate Parent must give a presentation upon reasonable notice and at a reasonable time to the Finance Parties about the on-going business and financial performance of each Borrower and the Group respectively.

21.5                  Submission of Budget

(a)                           On or before the date of the first Utilisation Request, each Borrower shall supply to the Facility Agent for its approval in sufficient copies for all the Lenders an annual draft Budget (including the detailed budget for last quarter of that Financial Year) for the Financial Year ending 31 December 2016.

(b)                           Commencing with the Financial Year starting 1 January 2017, each Borrower shall supply to the Facility Agent for its consent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days before the start of each of its Financial Years, an annual draft Budget for that Financial Year, and within 60 days after the start of each of its Financial Year, a final Budget for that Financial Year as approved by its board of directors or its executive director (as applicable).

(c)                           When any amount needs to be funded pursuant to a Budget of a Financial Year, in case that a final Budget is not available for that Financial Year, such amount shall be determined according to figures applicable to the last month in the Budget of the immediately previous Financial Year.

(d)                          Each Borrower shall ensure that each draft Budget:

(i)                                   includes a profit and loss, balance sheet, cashflow statement for that Borrower and projected financial covenant calculations;

(ii)                                specifies (A) details of revenues with a breakdown including revenues received from the customers existing as of the date of the Budget and expected revenues to be received from the new coming customers after the date of the Budget with customers being identified; and (B) the remaining term of all Service Contracts (including the Qualified Service Contracts) existing as of the date of the Budget and the remaining Contract Value during such remaining term;

(iii)                             is accompanied with necessary documents and information evidencing the status of Business Plan and its Capital Expenditures; and

(iv)                            is prepared in accordance with the GAAP.

(e)                            The Facility Agent shall, within fifteen (15) Business Days of receipt of any draft Budget (but for an initial Budget delivered by a Borrower pursuant to paragraph (a) above, before the date of the first Utilisation Request delivered by a Borrower), notify that Borrower whether or not it is approved for the purposes of this Agreement.

(f)                             After the Budget is approved by the Facility Agent, the relevant Borrower shall not amend or modify the Budget at any time without the prior written consent of the Facility Agent.

(g)                            The draft Budget for that Financial Year and each line item in such draft Budget will only become effective upon approval by the Facility Agent and become the final Budget for the Financial Year in which it is approved by the Facility Agent.

21.6                  Quarterly Reports

(a)                           Within 30 days after the last day of each Financial Quarter, each Borrower shall provide to the Facility Agent an operating statement in relation to the relevant Project(s) (if applicable), which shall specify the details of existing service status, new customers prospects, anticipated customers move-in schedule, actual move-in customers, contractual move-in customers, occupancy percentage, services annual renewal progress and turnover rate, etc.

(b)                           Within 30 days after the last day of each Financial Quarter, but before each Project reaches 90% occupation, each Borrower shall provide to the Facility Agent a regular update on the construction progress of such Project, together with necessary documents as may be reasonably required by the Facility Agent.

21.7                  IDC License Renewal

Within 90 days before the expiry date of any IDC License, the Obligors’ Agent shall provide to the Facility Agent an update in respect of the status of an application for the renewal of that IDC License (including any IDC Authorization), together with any information or documents as may be reasonably required by any Finance Party (acting through the Facility Agent).

21.8                  Year-end

Each Obligor shall procure that each of its Financial Year-end falls on 31 December.

21.9                  Information: miscellaneous

Each Obligor shall supply to the Facility Agent (in sufficient copies for all the Finance Parties, if the Facility Agent so requests):

(a)                                 all documents (for the avoidance of doubt, excluding those creditors of its accounts payable generated in the ordinary course of trading) dispatched by that Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)                                 promptly notify of any existing and future shareholder loans or inter-company loans to that Obligor accompanied by shareholder loan agreements or inter-company loan agreements (if any), provided that such shareholder loans or inter-company loans are made in accordance with this Agreement;

(c)                                  promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(d)                                 promptly, such information as the Security Agent may reasonably require about the assets subject to the Transaction Security and compliance of the Obligor Parties with the terms of any Transaction Security Documents;

(e)                                  promptly, such further information regarding the financial condition, business and operations of any Obligor Party as any Finance Party (through the Facility Agent) may reasonably request;

(f)                                   promptly upon occurrence of a Flotation, subject to any applicable laws and regulations, such information regarding the Flotation;

(g)                                  promptly, such further information relating to the construction progress of Projects as any Finance Party (through the Facility Agent) may reasonably request, to the extent not provided in Clause 21.6(b);

(h)                                 promptly, notice of any change in authorised signatories of any Obligor Party in relation to the relevant Finance Documents accompanied by a new executive director’s decision, board resolution, shareholder’s decisions or shareholder resolutions (as applicable).

21.10           Notification of default

(a)                           Each Obligor shall (and shall procure each of other Obligor Parties will) notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless it is aware that a notification has already been provided by another Obligor Party).

(b)                           Promptly upon a request by the Facility Agent, each Borrower shall supply to the Facility Agent a certificate signed by its executive director (or two of its directors (as applicable)) or two of its senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.11           Use of websites

(a)                           The Obligors’ Agent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting the information onto an electronic website designated by the Obligors’ Agent and the Facility Agent (the “Designated Website”) if:

(i)                                   the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                                both the Obligors’ Agent and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                             the information is in a format previously agreed between the Obligors’ Agent and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Obligors’ Agent accordingly and the Obligors’ Agent shall supply, and shall procure other Obligors supply, the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Obligors’ Agent shall supply, and shall procure other Obligors supply, the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)                           The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors’ Agent and the Facility Agent.

(c)                            The Obligors’ Agent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)                                   the Designated Website cannot be accessed due to technical failure;

(ii)                                the password specifications for the Designated Website change;

(iii)                             any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                            any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                               the Obligors’ Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Obligors’ Agent notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Obligors’ Agent under this Agreement after the date of that notice shall be supplied in paper form.

(d)                           Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors’ Agent shall comply with any such request within ten (10) Business Days.

21.12           “Know your customer” checks

(a)                           Each Obligor shall, and shall procure other Obligor Parties shall, promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for the Facility Agent, such Lender or any prospective new Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

(b)                           Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

22.                         FINANCIAL COVENANTS

22.1                  Financial definitions

In this Agreement:

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of Financial Indebtedness of any Borrower (or the Ultimate Parent for the purpose of Clause 23.15 (Dividends) only) (other than in respect of paragraph (g) of that definition for which the marked to market value shall be used).

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the GAAP, is treated as capital expenditure or intangible expense or intangible expenditure (and which shall include, for the avoidance of doubt, any royalties, licenses or similar costs, fees or expenses paid for the acquisition of patents, patent applications, trade names, trademarks, service marks, copyrights, mask works, software or other intellectual property).

“Cash” means, at any time, cash at bank credited to an account in the name of any Borrower with a reputable financial institution and to which that Borrower is alone beneficially entitled and for so long as (a) that cash is repayable on demand; (b) repayment of that cash is not contingent on the prior discharge of any other indebtedness of that Borrower or of any other person whatsoever or on the satisfaction of any other condition; (c) there is no Security over that cash; and (d) such cash is freely and immediately available to be applied in repayment or prepayment of the Facilities.

“Cash Equivalent Investments” means investments that are short term investments (excluding equity investments) which are readily convertible into cash without incurring any significant premium or penalty.

“Cashflow” means, in respect of any Relevant Period, EBITDA (for the avoidance of doubt, the calculation of EBITDA includes all scheduled finance charges and scheduled payments under or in connection with the Selected Finance Lease Agreements in respect of that Relevant Period) for that Relevant Period after:

(i)                                   adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(ii)                                deducting all amounts of tax on profits, gains or income actually paid and/or which fell due for payment during such period;

(iii)                             adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any extraordinary items, exceptional items and other non-operating items not already taken account of in calculating EBITDA for any Relevant Period;

(iv)                            adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that Relevant Period by any Borrower;

(v)                               adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA;

(vi)                            deducting the amount of any Capital Expenditure actually made in cash during that Relevant Period by any Borrower (except for the Capital Expenditure funded with the Facilities), but in any case amounts required to be applied in mandatory prepayment of the Loans shall be disregarded from the calculation of the Cashflow.

“Current Assets” means the aggregate of all inventory, work in progress, trade and other receivables of any Borrower including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) expected to be realised within twelve months from the date of computation but excluding amounts in respect of:

(i)                                   receivables in relation to Tax;

(ii)                                extraordinary items, exceptional items and other non-operating items;

(iii)                             insurance claims; and

(iv)                            any interest owing to that Borrower.

“Current Liabilities” means the aggregate of all liabilities (including trade creditors, accruals and provisions) of any Borrower expected to be settled within twelve months from the date of computation but excluding amounts in respect of:

(i)                                   liabilities for Borrowings and Net Finance Charges;

(ii)                                liabilities for tax on profits;

(iii)                             extraordinary items, exceptional items and other non-operating items;

(iv)                            liabilities in relation to dividends declared but not paid by that Borrower to the extent owed to a person which is not a member of the Group.

“Contributed Equity” means the aggregate of (i) total registered capital of any Borrower that has been paid in by its immediate shareholder; and (ii) the Existing Shareholder Loan (WGQ).

“Debt Service” means, in respect of any Relevant Period, the aggregate of:

(i)                                   Net Finance Charges for that Relevant Period;

(ii)                                all scheduled repayments of Borrowings (as reduced by any voluntary or mandatory prepayments) falling due during that Relevant Period but excluding any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility; and

(iii)                             the amount of the capital element of any payments in respect of that Relevant Period payable under any finance lease or capital lease entered into by any Borrower,

and for the avoidance of doubt, the calculation of the Debt Service shall exclude all scheduled finance charges and scheduled payments under or in connection with the Selected Finance Lease Agreements in respect of that Relevant Period.

“Debt Service Coverage Ratio” or “DSCR” means the ratio of Cashflow to Debt Service (both calculated on a consolidated basis of the Borrowers) in respect of any Relevant Period.

“Debt to Equity Ratio” or “DER” means, in respect of any Relevant Period, the ratio of Total Debt on the last day of that Relevant Period (calculated on a consolidated basis of the Borrowers) to Contributed Equity of the Borrowers on the same day.

“EBIT” means, for any Relevant Period, the operating profits of any Borrower (or the Ultimate Parent for the purpose of Clause 23.15 (Dividends) only) before taxation for that Relevant Period:

(i)                                   before deducting any Net Finance Charges;

(ii)                                before taking into account any items treated as exceptional or extraordinary items,

in each case, to the extent deducted or taken into account, as the case may be, for the purposes of determining the profits of any Borrower from ordinary activities before taxation.

“EBITDA” means, for any Relevant Period, EBIT for that Relevant Period before deducting any amount attributable to amortisation of goodwill or depreciation of tangible assets and for the avoidance of doubt, the calculation of EBITDA shall include all scheduled finance charges and scheduled payments under or in connection with the Selected Finance Lease Agreements in respect of that Relevant Period.

“Excess Cashflow” means:

(i)                                   in respect of EDC WGQ, for any period for which it is being calculated, the aggregate of opening cash balances of the Receiving Account (WGQ), the Operations Account (WGQ) and Cashflow in respect of Project SH1 for that period less (except to the extent already deducted in calculating Cashflow):

(A)                 the Debt Service in respect of EDC WGQ of that period;

(B)                 any Capital Expenditure in respect of Project SH1 actually made in cash during that Relevant Period by EDC WGQ;

(C)                 any amount funded or to be funded in the Debt Service Reserve Account (WGQ); and

(D)                 RMB 10,000,000.

(ii)                                in respect of EDC YG, for any period for which it is being calculated, the aggregate of opening cash balances of the Receiving Account (YG), the Operations Account (YG) and Cashflow in respect of Project SH2, Project SH3 and (if applicable) Project SH4 for that period less (except to the extent already deducted in calculating Cashflow):

(A)                 the Debt Service in respect of  EDC YG of that period;

(B)                 any Capital Expenditure in respect of the Projects (other than Project SH1) actually made in cash during that Relevant Period by EDC YG;

(C)                 any amount funded or to be funded in the Debt Service Reserve Account (YG); and

(D)                 RMB 20,000,000;

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of any Borrower ending on or about 31 December in each year.

“Gross Leverage Ratio” means, in respect of any Relevant Period, the ratio of Total Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period (for the purpose of Clause 23.15 (Dividends) only, in the case of the Ultimate Parent, the Total Debt and EBITDA shall be calculated on a consolidated basis of the Group).

“Interest Coverage Ratio” or “ICR” means the ratio of Cashflow to Net Finance Charges (both calculated on a consolidated basis of the Borrowers) in respect of any Relevant Period.

“Net Finance Charges” means, for any Relevant Period, the aggregate amount of interest, default interests, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether accrued, paid or payable and whether or not capitalised by any Borrower in respect of that Relevant Period:

(i)              including the interest element of leasing and hire purchase payments;

(ii)             including any amounts paid, payable or accrued by that Borrower to counterparties under any interest rate hedging instrument;

(iii)            deducting any amounts paid, payable or accrued by counterparties to that Borrower under any interest rate hedging instrument; and

(iv)            deducting any interest paid, payable to or accrued to the benefit of that Borrower on any deposit or bank account.

“Quarter Dates” means each of 31 March, 30 June, 30 September and 31 December of each calendar year (each a “Quarter Date”).

“Relevant Period” means each period of twelve Months ending on any Test Date.

“Selected Finance Lease Agreements” (i) the Lease Agreements; and (ii) any other document designated as such by the Facility Agent and the Obligors’ Agent.

“Test Date” means each Quarter Date starting from (inclusive) the earliest test date as provided in Clause 22.2 (Financial conditions).

“Total Debt” means at any time the aggregate amount of all obligations of any Borrower (or the Ultimate Parent for the purpose of Clause 23.15 (Dividends) only) for or in respect of Borrowings and so that no amount shall be included or excluded more than once, and for the avoidance of doubt, the calculation of the Total Debt for any Borrower shall exclude obligations under or in connection with the Selected Finance Lease Agreements.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

22.2                  Financial conditions

The Borrowers shall ensure that:

(a)                                      DSCR. DSCR in respect of any Relevant Period ending on or after 31 December 2017, shall not be less than 1.1:1.

(b)                                      Gross Leverage Ratio. Gross Leverage Ratio of any Relevant Period ending:

(i)                       on or after 31 December 2017, shall not be more than 5.50:1;

(ii)                    on or after 30 June 2018, shall not be more than 5.00:1;

(iii)                 on or after 31 December 2018, shall not be more than 4.00:1;

(iv)                on or after 31 December 2019, shall not be more than 3.00:1;

(v)                   on or after 31 December 2020, shall not be more than 2.00:1.

(c)                                       DER. DER in respect of any Relevant Period ending on or after 30 September 2016, shall not be more than 65:35.

(d)                                      ICR. ICR in respect of any Relevant Period ending:

(i)                       on or after 30 September 2017, shall not be less than 1.50:1;

(ii)                    on or after 31 March 2018, shall not be less than 2.00:1;

(iii)                 on or after 30 September 2018, shall not be less than 3.00:1;

(iv)                on or after 31 March 2019, shall not be less than 4.00:1;

(v)                   on or after 30 September 2019, shall not be less than 5.00:1

(e)                                       Capital Expenditure: during the life of the Loans, the aggregate Capital Expenditure:

(i)                       in respect of Project SH1, shall not exceed 110% of RMB 623,000,000;

(ii)                    in respect of Project SH2, shall not exceed 110% of RMB 383,000,000;

(iii)                 in respect of Project SH3, shall not exceed 110% of RMB 617,000,000; and

(iv)                in respect of Project SH4, shall not exceed the amount to be agreed between the Facility Agent and the Borrowers.

22.3                  Financial Testing

The financial covenants set out in Clause 22.2 (Financial conditions) shall be tested by reference to the financial statements and Compliance Certificates delivered pursuant to Clause 21.2 (Compliance Certificate) in respect of the Relevant Period, except that, in respect of Project SH4, all the financial covenants set out herein will only be tested after 12 Months falling the Project SH4 Completion.

23.                         GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1                  Authorisations

(a)                           Each Obligor shall (and shall ensure the other members of the Group will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect; and supply certified copies to the Facility Agent of, any Authorisation required:

(i)              to enable it to perform its obligations under the Finance Documents to which it is a Party;

(ii)             to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document;

(iii)            to enable the Projects to be constructed, carried out and completed; and

(iv)            to carry on its business and operations.

(b)                           Each Obligor shall ensure GDS Beijing, GDS Suzhou, GDS Shanghai and EDC WGQ (to the extent applicable) will successfully pass all annual inspections in respect of relevant IDC License(s) and relevant renewed IDC License(s) organized by MIIT or other Governmental Agencies pursuant to the PRC laws and shall ensure each of GDS Beijing, GDS Suzhou, GDS Shanghai and EDC WGQ (to the extent applicable) will successfully maintain in full force and effect and renew relevant IDC License with MIIT or other Governmental Agencies upon expiry of a IDC License.

23.2                  Compliance with laws

Each Obligor shall (and shall ensure GDS HK and GDS Shanghai and other members of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply would be likely to have a Material Adverse Effect.

23.3                  Pari passu ranking

Each Obligor shall ensure that the payment obligations of each Obligor Party under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

23.4                  Negative pledge

In this Clause 23.4, “Quasi-Security” means an arrangement or transaction described in paragraph (c) below.

(a)                           None of any Obligor (other than the Ultimate Parent) shall (and the Borrowers shall ensure no member of the Borrower Group shall) create or permit to subsist any Security over any of its assets (tangible or intangible, including IDC Licenses).

(b)                           Each Obligor shall ensure that no Security exists or will be created or permitted to subsist over any equity interests in any of each Borrower, GDS Management Co., GDS Beijing or GDS Suzhou.

(c)                            None of any Obligor (other than the Ultimate Parent) shall (and the Borrowers shall ensure no member of the Borrower Group shall):

(i)              sell, transfer or otherwise dispose of any of its assets (tangible or intangible, including IDC Licenses) on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)             sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)            enter into or permit to subsist any title retention arrangement;

(iv)            enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)             enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)                           Paragraphs (a), (b) and (c) above do not apply to:

(i)              the VIE Equity Pledges;

(ii)             any Security or Quasi-Security created pursuant to any Finance Documents;

(iii)            prior to the First Utilisation Date, the Original Securities;

(iv)            the Existing Pledge over Receivables (GDS Suzhou-Bank of Ningbo) which shall be discharged and released in accordance with this Agreement;

(v)             any Security or Quasi-Security created over any receivables of GDS Beijing or GDS Suzhou in relation to any data center business between GDS Beijing or GDS Suzhou and any other member of the Group (other than those related to the Projects and the Borrowers);

(vi)            any Security or Quasi-Security over any Customer Assets, provided that the Customer Assets shall not be used to secure any other Financial Indebtedness of any member of the Group or any other person;

(vii)           any netting or set-off arrangement entered into by any member of the Borrower Group, GDS Suzhou or GDS Beijing in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(viii)          any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(ix)            any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to any member of the Borrower Group, GDS Suzhou or GDS Beijing in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Borrower Group, GDS Suzhou or GDS Beijing; and

(x)             any Security or Quasi-Security created or subsisting with the written consent of the Facility Agent (acting on the instructions of the Majority Lenders),

in each case the above exceptions shall not be construed to permit any Security over the IDC Licenses or equity interests in any Borrower, GDS Management Co., GDS Suzhou or GDS Beijing (other than the VIE Equity Pledges).

23.5                  Disposals

(a)                           No Obligor shall (and the Borrowers shall ensure no member of the Borrower Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)                           Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)              made in the ordinary course of trading;

(ii)             in respect of the members of the Borrower Group only,

(A)         of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose;

(B)         of assets made by any Borrower on arms-length terms and the proceeds of which will be used to prepay the Loans in accordance with Clause 8.3 (Disposal proceeds); or

(C)         where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by the members of the Borrower Group, other than any permitted under paragraphs (A) to (B) above) does not exceed RMB 10,000,000 (or its equivalent in another currency or currencies) in any Financial Year.

23.6                  Merger

Each Obligor shall (and the Borrowers shall ensure other members of the Borrower Group will) not enter into any amalgamation, demerger, merger or corporate reconstruction except for the restructuring of GDS Management Co. to be a PRC holding company of the Group, provided that such restructuring arrangement shall be reviewed and agreed by all the Lenders in advance.

23.7                  Change of business

Each Obligor shall procure that no substantial change is made to the general nature of the business of themselves as well as the Group from that carried on at the date of this Agreement.

23.8                  Group Business

Each Obligor shall ensure that the GDS Management Co. is set up for the primary purpose of controlling GDS Beijing, GDS Suzhou and EDC WGQ and other PRC companies (if any) that hold value-added telecommunications business operating licenses, and there is no substantial change of the GDS Management Co.’s business since it is incorporated.

23.9                  Environmental compliance

Each Obligor shall (and shall ensure that all other members of the Group will) comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits.

23.10           Environmental Claims

Each Obligor shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)             any Environmental Claim which has been commenced or (to the best of its knowledge and belief) is threatened against any Obligor Party or any other member of the Group, or

(b)             any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against any Obligor Party or any other member of the Group, in each case where such Environmental Claim might reasonably be expected, if determined against that Obligor Party or that member of the Group, to have a Material Adverse Effect.

23.11           Acquisitions

No Borrower shall (and shall ensure no members of the Borrower Group will) acquire any company, business, assets or undertaking or make any investment.

23.12           Loans and guarantees

(a)                           None of any Obligor (other than the Ultimate Parent) shall (and the Borrowers shall ensure no member of the Borrower Group shall) make or allow to subsist any loans, grant any credit or give or allow to remain outstanding any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person (for the avoidance of doubt, including but not limited to any member of the Group) or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person (for the avoidance of doubt, including but not limited to any member of the Group).

(b)                           Paragraph (a) above does not apply to:

(i)              the Existing Inter-company Loans (Project SH1) and Existing Inter-company Loans (Project SH2);

(ii)             the Original Bank Loan A and the Original Bank Loan B;

(iii)            the Existing Bank Loans (GDS Suzhou);

(iv)            the Existing Shareholder Loan (WGQ);

(v)             the inter-company loan between GDS Beijing, GDS Suzhou, GDS Shanghai or EDC WGQ and EDC WGQ or EDC YG (as the case may be) in relation to GDS Beijing Trapped Amount, GDS Suzhou Trapped Amount, GDS Shanghai Trapped Amount or EDC WGQ Trapped Amount under the Inter-company Loan Agreements (if any);

(vi)            loans, guarantees, indemnities, bonds and letters of credit under or expressly permitted by the Finance Documents;

(vii)           a loan up to RMB 300,100,000 granted and to be granted by GDS Management Co. to William Huang and Qiuping Huang under the VIE Contracts;

(viii)          any inter-company loans made by GDS Beijing, GDS Suzhou or GDS Management Co. to any member of the Group which operates any data centre in relation to any receivables (other than those related to the Projects) of GDS Beijing, GDS Suzhou or GDS Management Co., as the case may be;

(ix)            any guarantees granted by GDS Beijing or GDS Management Co. in favour of its customers in respect of performance obligations of a Borrower or a member of the Group which operates a data center under the relevant Borrower Service Contracts or the service contracts in relation to data center business to which that member is a party;

(x)             any guarantees granted by GDS Beijing in favour of other financial institutions in respect of any financing incurred by any member of the Group which established a data center operation business with GDS Beijing similar to the arrangements under the relevant Back-to-Back Agreements, in each case under the similar financing structure contemplated under the Finance Documents; and

(xi)            any inter-company loans made, or any guarantees granted, by GDS Management Co. as a result of or in connection with the cross-border and domestic cash management activities (including but not limited to the cross-border and domestic cash pooling arrangement).

23.13           Financial Indebtedness

(a)                           None of the Obligors (other than the Ultimate Parent) shall (and the Borrowers shall ensure no member of the Borrower Group shall) incur or permit to remain outstanding any Financial Indebtedness.

(b)                           Paragraph (a) above does not apply to:

(i)              the loans provided to GDS Beijing, GDS Suzhou and/or GDS Management Co., provided that the aggregate amount of the outstanding principals of such loans does not exceed RMB 650,000,000;

(ii)             any Financial Indebtedness incurred pursuant to any Finance Documents;

(iii)            any Restricted Inter-company Loan;

(iv)            any inter-company loans made to GDS Management Co. as a result of or in connection with the cross-border and domestic cash management activities (including but not limited to the cross-border and domestic cash pooling arrangement; and

(v)             any scheduled finance charges and scheduled payments under or in connection with the Selected Finance Lease Agreements.

23.14           Group Structure

Each Obligor shall procure that no change is made to the Group Structure Chart that might reasonably be expected to have a Material Adverse Effect (other than the restructuring of GDS Management Co. to be the PRC holding company of the Group which shall not have a Material Adverse Effect).

23.15           Dividends

(a)                           No Obligor shall:

(i)              make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its equity interests;

(ii)             repay or distribute any dividend or equity premium reserve;

(iii)            redeem, repurchase, defease, retire or repay any of its equity interests.

(b)                           Paragraph (a) above does not apply to:

(i)              the dividend distributions to be made by GDS Suzhou to GDS Beijing;

(ii)             the dividend distributions to be made by GDS Management Co. to its shareholder as permitted by applicable laws and regulations; and

(iii)            the dividend distributions to be made by the Ultimate Parent to its shareholders, provided that the Ultimate Parent has provided the Facility Agent with a certificate in form and substance satisfactory to the Facility Agent evidencing that: (A) no Default or Event of Default occurs, (B) the payment of such dividend distributions may only generate from the Ultimate Parent’s share premium reserve, net profit or retained earnings (determined by the applicable GAAP) but nonetheless shall at all times be no more than 50% of the net profit after tax (determined by the applicable GAAP) of that relevant Financial Year, and (C) such dividend distributions shall not result in the Gross Leverage Ratio of the Ultimate Parent to exceed 4.00:1.

23.16           Service fee

Each Obligor shall procure that the service fee is paid by a Borrower to GDS Suzhou and/or GDS Management Co. in accordance with the Service Agreements, and the service fee paid or payable by a Borrower to GDS Suzhou and/or GDS Management Co. in one Financial Year shall not exceed (a) 0.2 per cent. of the total annual revenue of that Borrower of that Financial Year, or (b) 7% of labor costs in the Budget of that Financial Year (whichever is the lower) as approved by all the Lenders.

23.17           Insurances

Each Borrower shall comply with the insurance requirements set out in Schedule 7 (Insurances).

23.18           Treasury transaction

(a)                           Other than paragraph (b) and (c) below, no Borrower shall enter (or agree to enter) into any treasury transaction unless otherwise agreed by the Facility Agent in writing.

(b)                           After the date of this Agreement, a Borrower may enter into a hedging transaction in connection with this Agreement with any financial institutions and the Lenders shall have the right of first refusal to enter into such hedging transaction with that Borrower, provided that,

(i)              such hedging transaction is an interest rate swap in relation to the interest rate under this Agreement, and/or a currency swap in relation to all or certain portion of the amount of the Loans outstanding then; and

(ii)             such hedging transaction is only for the purpose of hedging interest risk or currency conversion risk of that Borrower under this Agreement, and in any case shall not be for speculation purpose.

(c)                            Without prejudice to paragraph (b) above, if a financial institution is to share the Transaction Security, that Borrower must ensure:

(i)              that financial institution must be a Lender, and accede to this Agreement by delivering to the Facility Agent an Accession Letter as a hedging provider (the “Hedging Provider”);

(ii)             all Hedging Arrangements shall at all times be in form and substance satisfactory to the Facility Agent;

(iii)            the Hedging Arrangements are assigned to or otherwise secured in favour of, and in a manner acceptable to, the Security Agent; and

(iv)            any amount payable to the Hedging Providers ranks pari passu with all other amounts owed to any Finance Party under the Finance Documents and is secured by the Transaction Security Documents.

23.19           Arm’s length terms

No Obligor shall (and shall procure no member of the Group will) enter into any transaction with any person except on arm’s length terms.

23.20           Subordinated loans

Except for the Original Bank Loan A and the Original Bank Loan B, no Borrower shall:

(a)             repay or prepay any principal amount (or capitalised interest) outstanding under any Restricted Inter-company Loan;

(b)             pay any interest, fee or charge accrued or due on any Restricted Inter-company Loan (for avoidance of doubt, this includes the Existing Shareholder Loan (WGQ)); or

(c)             purchase, redeem, defease or discharge any of any Restricted Inter-company Loan.

23.21           Project SH3 Completion

(a)             The Borrowers shall procure that Project SH3 Completion occurs by no later than the Project SH3 Completion Date.

(b)             The Borrowers shall procure that the trial operation of the Project SH3 (if any, as required by the relevant customers) will not be later than 120 days after the Project SH3 Completion Date.

23.22           Project Documents

(a)                           Each Borrower, GDS Suzhou and GDS Beijing shall and shall procure GDS HK and GDS Shanghai to:

(i)              exercise its rights and comply with its obligations under each Project Document to which it is a party;

(ii)             ensure (so far as this is within its control) that each other party to a Project Document exercises its rights and complies with its obligations under that Project Document,

in a proper and timely manner consistent with its obligations under the Finance Documents.

(b)                           None of the Borrowers, GDS Suzhou or GDS Beijing shall agree to, and each Obligor shall procure GDS HK and GDS Shanghai not to:

(i)              materially amend or waive;

(ii)             assign or transfer;

(iii)            terminate, suspend or abandon; or

(iv)            enter into any other contracts, agreements or arrangements which may be contradictory to,

all or any part of a Project Document without the Facility Agent’s prior written consent.

(c)                            Upon entry into any new Project Document after the date of this Agreement, the Borrowers, GDS Suzhou and GDS Beijing shall and shall procure GDS HK and GDS Shanghai to promptly provide the Facility Agent with such new Project Document and each of them shall ensure, subject to paragraphs (d) and (e) below, that:

(i)              each of such new Project Document provided to the Facility Agent is true and complete;

(ii)             there is no other agreement in connection with, or arrangement which amend, supplement or affect any such new Project Document;

(iii)            each of the Service Contracts in relation to Project SH1 stipulates that all amounts payable to EDC WGQ, GDS Beijing, GDS Suzhou, GDS HK or GDS Shanghai (as the case may be) by the customer thereunder must be directly and immediately paid into the Receiving Account (WGQ), the Receiving Account (GDS Beijing-WGQ), the Receiving Account (GDS Suzhou-WGQ), the Receiving Account (GDS HK-WGQ) and the Receiving Account (GDS Shanghai-WGQ) (as the case may be);

(iv)            each of the Service Contracts in relation to Project SH2 stipulates that all amounts payable to EDC YG, GDS Beijing, GDS Suzhou, GDS HK or GDS Shanghai (as the case may be) by the customer thereunder must be directly and immediately paid into the Receiving Account (YG), the Receiving Account (GDS Beijing-YG), the Receiving Account (GDS Suzhou-YG), the Receiving Account (GDS HK-YG) and the Receiving Account (GDS Shanghai-YG) (as the case may be);

(v)             there are no claims pending or threatened against it under any of such new Project Document;

(vi)            it has not breached any of its material obligations under such new Project Document and there is no dispute in connection with any such new Project Document, in each case, which has or is reasonably likely to have a Material Adverse Effect; and

(vii)           it shall not enter into any other contracts, agreements or arrangements which may be contradictory to such new Project Documents.

(d)                           Upon entry into any new Service Contacts after the date of this Agreement, the Borrowers, GDS Suzhou and GDS Beijing (as the case may) shall, and shall procure GDS HK and GDS Shanghai (as the case may) to promptly provide the Facility Agent with such new Service Contacts together with evidence that such new Service Contacts have been covered under the Back-to-Back Agreements.

(e)                            If, after the date of this Agreement, any Borrower, GDS Suzhou, GDS Beijing, GDS HK and GDS Shanghai enter into any new Back-to-Back Agreements or make any amendment to the Back-to-Back Agreements that have been provided to the Facility Agent, that Borrower, GDS Suzhou and GDS Beijing (as the case may) shall, and shall procure GDS HK and GDS Shanghai (as the case may)

to ensure each new or amended Back-to-Back Agreement shall reflect all terms and conditions under the Service Contracts that they have entered into, in each case such new or amended Back-to-Back Agreements shall be in substance and form satisfactory to the Facility Agent, and upon execution of any new Back-to-Back Agreement or any amendment, promptly provide its certified copy to the Facility Agent.

(f)                             If a Borrower becomes aware that the Landlord decides to unilaterally terminate the relevant Lease Agreements to which it is a party, that Borrower shall immediately notify the Facility Agent.

(g)                            EDC WGQ shall, prior to 31 December 2019, reach an agreement with the Landlord with respect to the Lease Agreement in relation to Project SH1 to extend the tenancy for a period no less than 10 years and with other terms and conditions satisfactory to the Term Loan Lenders.

23.23           Contract Novation

(a)                           Each Obligor shall procure the Contract Novation to be completed before 28 October 2016. Following the Contract Novation, each Obligor shall procure the relevant Assignee Group Member (other than EDC WGQ) to enter into relevant back-to-back agreement with EDC WGQ or EDC YG (as case may be) and to enter into relevant supplemental agreement to the relevant pledge over receivables.

(b)                           Each Obligor shall procure GDS HK, in no events later than 28 October 2016, to deliver the notification letters in form and substance satisfactory to all Lenders to all customers under GDS HK Service Contracts pursuant to which the receiving account in respect of GDS HK Service Contracts shall be changed to the Receiving Account (GDS HK-WGQ) or the Receiving Account (GDS HK-YG) (as the case may be).

(c)                            Notwithstanding the above, if any amounts payable by the customers under GDS HK Service Contracts are paid into any bank accounts other than the Receiving Accounts, each Obligor shall procure that such amounts to be immediately transferred to relevant Receiving Accounts.

23.24           Business Plan for Project SH4

(a)                           EDC YG shall ensure that the Business Plan in relation to Project SH4 will be submitted to the Facility Agent for approval not later than ninety (90) days prior to the Facility D Commitment Date.

(b)                           EDC YG shall ensure the Business Plan in relation to Project SH4 (whether draft or otherwise) as at its date:

(i)              is true and accurate in all material respects;

(ii)             is prepared in good faith and with due care on the basis of recent historical information and assumptions believed by it to be reasonable; and

(iii)            fairly represented EDC YG’s expectations in relation to the matters covered in those documents.

(c)                            EDC YG shall ensure it is not aware of any information which, if disclosed, would make the Business Plan in relation to Project SH4 untrue or misleading in any material respect at the date of delivery to the Facility Agent.

(d)                           EDC YG shall ensure that the Business Plan in relation to Project SH4 specifies (at the date of delivery to the Facility Agent) all material costs and expenses incurred or to be incurred during the period to which it relates and is based on reasonable assumptions made in good faith and represents EDC YG’s view as to costs and expenses anticipated by it to be incurred.

23.25           Acknowledgement

Each Obligor (other than the Ultimate Parent and the GDS Management Co.) shall use its best endeavours to provide to the Facility Agent acknowledgements from their customers on the Notification Letters which have been delivered pursuant to paragraphs 2(f)(v), 2(f)(vi), 2(g), 3(h)(iv), and 3(i) in Part VI (Conditions Subsequent) of Schedule 2 (Conditions precedent and conditions subsequent).

23.26           Operation and maintenance

(a)                           In this Clause “Good Industry Practice” means the exercise of the degree of skill, care and operating practice which would reasonably and ordinarily be expected from a skilled and experienced person engaged in the same type of undertaking as a member of the Group under the same or similar circumstances.

(b)                           Each Obligor shall (and shall procure other members of the Group will) diligently operate and maintain, or ensure the diligent operation and maintenance of, each Project and all of its other assets in a safe, efficient and business-like manner and in accordance with the Good Industry Practice.

23.27           Application of FATCA

Each Obligor shall procure that it shall not (and ensure no Obligor Party will) become a FATCA FFI or a US Tax Obligor.

23.28           Sanctions

No Obligor shall (and shall procure no members of the Group will) contribute or otherwise make available all or any part of the proceeds of the Facilities, directly or indirectly, to, or for the benefit of, any person (whether or not related to any member of the Group) for the purpose of financing the activities of, transactions with, or investments in, any Sanctions Person, to the extent such action or status is prohibited by, or would itself cause any Finance Party or a member of the Group to be in breach of, any Sanctions.

23.29           Anti-bribery law, anti-corruption law and anti-money laundering law

Each Obligor shall (and shall ensure that all other members of the Group will) comply in all respects with all anti-bribery laws, anti-money laundering laws and anti-corruption laws where failure to so comply would have or would be reasonably likely to have a Material Adverse Effect.

23.30           CBRC Rules

Each Obligor shall, and shall ensure that all other members of the Group shall, comply in all material respects with the CBRC Rules, any amendments and/or supplements to the CBRC Rules to the extent applicable, and all further and/or supplemental laws and/or regulations (relating to any of the subject matters of the CBRC Rules) to which it is subject from time to time, and shall do or permit to be done any acts or provide any assistance which the Facility Agent may require pursuant to CBRC Rules for the purpose of complying with the CBRC Rules by any of Finance Parties.

23.31           Further assurance

(a)                           Each Obligor shall (and shall procure that other Obligor Parties will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, pledge, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)              to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, assignment, pledge or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Secured Parties provided by or pursuant to the Transaction Documents or by law;

(ii)             to confer on the Security Agent or confer on the Secured Parties Security over any property and assets of that Obligor Party located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)            to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)                           Each Obligor shall (and shall procure that other Obligor Parties will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Secured Parties by or pursuant to the Transaction Documents.

23.32           Offshore Transaction Security

Subject to applicable PRC laws and regulations, each Borrower:

(a)             shall register the foreign debt and conduct relevant information filling with the local SAFE within fifteen (15) Business Days after enforcement of any Offshore Transaction Security and, at the request of the Facility Agent, provide the Facility Agent with the said foreign debt registration or filling documents as soon as practicable;

(b)             shall procure the amount of the principal of the indebtedness owed to any guarantor or security provider as a result of enforcement of any Offshore Transaction Security by the Secured Parties shall not exceed its audited net assets at the end of the year prior to such enforcement and its approved available foreign debt quota, or other available foreign debt quota permitted by the applicable laws regulations (the “Available Foreign Debt Quota”);

(c)             shall immediately inform the Facility Agent of any insufficiency of Available Foreign Debt Quota;

(d)             undertakes that it does not have any outstanding indebtedness owed to any guarantor or security provider as a result of enforcement of any offshore security or guarantee securing onshore loans borrowed by it (“Wai Bao Nei Dai” (外保内贷)) which has not been paid up;

(e)             shall forthwith notify the Facility Agent if there is any outstanding indebtedness owed by it to the relevant guarantor or security provider incurred as a result of enforcement of any Wai Bao Nei Dai which has not been paid up whereupon the Secured Parties will have right to suspend new drawdown;

(f)             at the request of the Facility Agent, forthwith provide the Facility Agent with necessary information and material of the details of any offshore security or guarantee, default of any offshore underlying transaction, foreign debt registration, repayment of offshore debt and other matters in relation to which it conducts registration for other offshore guarantors or security providers under Wai Bao Nei Dai.  Such information and material shall be true, accurate and integrated;

(g)             shall not sign any offshore guarantee or security which constitutes Wai Bao Nei Dai (外保内贷) where it knows or should know the certainty of enforcement of such offshore guarantee or security; and

(h)             undertakes that it complies with each requirement of SAFE and other regulators in relation to the offshore security/guarantee which constitutes Wai Bao Nei Dai (外保内贷) and will follow the instruction of the Facility Agent to take or not take any action or render any cooperation and assistance.

23.33           Release Agreements

The Obligors shall (i) enter into, and procure each party thereto to enter into the Release Agreements, and (ii) ensure the Release Agreements will take effective on the first Utilisation Date under this Agreement.

23.34           Further Release of Pledge over Receivables (GDS Suzhou-Ping An Bank)

The Obligors shall, and shall procure the pledgee under the Pledge over Receivables (GDS Suzhou-Ping An Bank) to carry out the deregistration/alteration registration with PBOC Information Center by 31 January 2017 so that to ensure the Pledge over Receivables (GDS Suzhou-Ping An Bank) being duly and completely deregistered and released with PBOC Information Center.

23.35           Lease Assignment for Project SH3

EDC WGQ shall, within 60 days from Project SH3 Completion, enter into a sublease agreement or an assignment of rights and obligations with EDC YG whereby EDC YG will ultimately assume the tenancy under the Lease Agreement in relation to Project SH3.

24.                         EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 24 (other than Clause 24.21 (Acceleration)) is an Event of Default.

24.1                  Non-payment

An Obligor Party does not pay on the due date any amount payable pursuant to a Material Credit Document at the place and in the currency in which it is expressed to be payable, unless the non-payment is caused by:

(a)                                      an administrative or technical error and is remedied within 3 Business Days of its due date; or

(b)                                      a Disruption Event and is remedied within 3 Business Days of its due date.

24.2                  Financial covenants

Any requirement of Clause 22 (Financial covenants) is not satisfied.

24.3                  Other obligations

(a)                           An Obligor Party does not comply with Clause 3 (Purpose), Clause 5.5 (Advance of Loans) or Clause 23 (General undertakings) of this Agreement;

(b)                           GDS Beijing or any Borrower ceases to remain consolidated under the consolidated financial statements of the Ultimate Parent;

(c)                            any Obligor Party does not comply with any other provision of the Material Credit Documents (other than those referred to in Clause 24.1 (Non-payment), Clause 24.2 (Financial covenants), Clause 24.19 (Conditions subsequent) and paragraph (a), (b) above) to which it is a party unless the non-compliance is capable of remedy and is remedied within 7 days of the earlier of (i) the Facility Agent giving notice to the Obligors’ Agent of the failure to comply; or (ii) any Obligor Party becoming aware of the failure to comply.

24.4                  Misrepresentation

Any representation or statement made or deemed to be made by an Obligor Party in the Material Credit Documents or any other document delivered by or on behalf of any Obligor Party under or in connection with any Material Credit Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation is capable of remedy and is remedied within 7 days of the earlier of (i) the Facility Agent giving notice to the Obligors’ Agent of such misrepresentation; or (ii) any Obligor Party becoming aware of such misrepresentation.

24.5                  Cross default

(a)                           Other than as provided in paragraph (b) below:

(i)              any Financial Indebtedness of any Obligor Party or any other member of the Group is not paid when due nor within any originally applicable grace period;

(ii)             any Financial Indebtedness of any Obligor Party or any other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(iii)            any commitment for any Financial Indebtedness of any Obligor Party or any other member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described); or

(iv)            any creditor of any Obligor Party or any other member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(b)                           No Event of Default will occur under the paragraph (a) of this Clause 24.5, if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above is less than RMB 50,000,000 (or its equivalent in any other currency or currencies).

(c)                            Any default or event of default (however described) under the Hedging Arrangements.

24.6                  Insolvency

(a)                           An Obligor Party or any other member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)                           A moratorium is declared in respect of any indebtedness of any Obligor Party or any other member of the Group.

24.7                  Insolvency proceedings

(a)                           Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)              the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor Party or any other member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor Party;

(ii)             a composition or arrangement with any creditor of any Obligor Party or any other member of the Group, or an assignment for the benefit of creditors generally of any Obligor Party or any other member of the Group or a class of such creditors;

(iii)            the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor Party), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor Party or any other member of the Group or any of its assets; or

(iv)            enforcement of any Security over any assets of any Obligor Party or any other member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)                           The above paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

24.8                  Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor Party having an aggregate value of RMB 30,000,000 and is not discharged within 14 days.

24.9                  Litigation

Any litigation, arbitration or administrative proceedings are current or, to the Obligor Parties’ knowledge pending or threatened against any of Obligor Parties, if adversely determined, are reasonably likely to have a Material Adverse Effect.

24.10           Unlawfulness

(a)                           It is or becomes unlawful for an Obligor Party to perform any of its obligations under the Material Credit Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)                           Any obligation or obligations of any Obligor Party under any Material Credit Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Material Credit Documents.

(c)                            Any Material Credit Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Secured Party) to be ineffective.

24.11           Repudiation and rescission of agreements

An Obligor Party (or any other relevant party, other than a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate a Material Credit Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Material Credit Document or any Transaction Security.

24.12           Nationalisation and expropriation

If, pursuant to any law or governmental action:

(a)             the legal existence of any Obligor Party is terminated;

(b)             any substantial part of any of the business or operations of any Obligor Party is suspended or revoked; or

(c)             any part of the Projects or assets of any Obligor Party is seized, nationalised, attached, expropriated, divested, compulsorily acquired or suspended,

which in each case has or will have a Material Adverse Effect.

24.13           Cessation of business

Any Obligor suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

24.14           Major damage

Any part of the Projects or assets of the Borrowers are destroyed or damaged and, in the opinion of the Majority Lenders taking into account the proceeds of insurance effected under Clause 23.17 (Insurances) and the timing of receipt of those proceeds, the destruction or damage will have a Material Adverse Effect.

24.15           Abandonment

Any Borrower, GDS Beijing or GDS Suzhou abandons all or a significant part of the Projects.

24.16           Government intervention

Any Authorisation relating to the Projects or the Borrowers or any other Obligor is modified, revoked, withdrawn or cancelled and such modification, revocation, withdrawal or cancellation has or is reasonably likely to have a Material Adverse Effect.

24.17           Creation of security

(a)                           Any Security is created or subsists over the shares in the Ultimate Parent; or

(b)                           Except for the VIE Equity Pledges, any Security is created or subsists over the equity interests in the GDS Management Co., GDS Beijing, or GDS Suzhou,

in each case in a manner not consistent with provisions of this Agreement.

24.18           Foreign exchange control

Any foreign exchange control policies in the Relevant Jurisdiction (whether existing as of the date of this Agreement or enacted after the date of this Agreement) would otherwise prohibit, prevent or materially delay any payment, remittance or transfer of any amount due and payable under the Material Credit Documents and the relevant Obligor and the relevant Finance Party fail to agree on a substitute permitted by applicable Governmental Rules for making such payment, remittance or transfer within 14 days upon the occurrence of such prohibition, prevention or delay.

24.19           Conditions subsequent

Any Obligor Party does not deliver all of its documents and evidence set out in Part VI (Conditions subsequent) of Schedule 2 (Conditions precedent and conditions subsequent) on or prior to the relevant date specified for delivery thereof in accordance with Clause 4.4 (Conditions subsequent documents).

24.20           Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

24.21           Acceleration

On and at any time after the occurrence of an Event of Default the Facility Agent may, and shall if so directed by the Majority Lenders, by written notice to the Obligors’ Agent:

(a)       without prejudice to the participations of any Lenders in any Loans then outstanding:

(i)                       cancel the Commitments (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero); or

(ii)                    cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly);

(b)       declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)        declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)       exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

25.                         SECURITY

25.1                  Security Agent as holder of security

(a)                           In this Clause:

(i)              “Security Agent Claim” means any amount which any Obligor Party owes to the Security Agent under this Clause.

(b)                           Unless expressly provided to the contrary in any Transaction Document, the Security Agent holds:

(i)              any security created by a Transaction Security Document;

(ii)             the benefit of any Security Agent Claims; and

(iii)            any proceeds of security,

for the benefit, and as the property, of the Secured Parties and so that they are not available to the personal creditors of the Security Agent.

(c)                            The Security Agent will separately identify in its records the property rights referred to in paragraph (b) above.

25.2                  Responsibility

(a)                           The Security Agent is not liable or responsible to any other Secured Party for:

(i)              any failure in perfecting or protecting the security created by any Transaction Security Document; or

(ii)             any other action taken or not taken by it in connection with any Transaction Security Document,

unless directly caused by its gross negligence or wilful misconduct.

(b)                           The Security Agent is not responsible for:

(i)              the right or title of any person in or to, or the value of, or sufficiency of any part of the security created by the Transaction Security Documents;

(ii)             the priority of any security created by the Transaction Security Documents; or

(iii)            the existence of any other security interest affecting any asset secured under a Transaction Security Document.

25.3                  Title

The Security Agent may accept, without enquiry, the title (if any) an Obligor Party may have to any asset over which security is intended to be created by any Transaction Security Document.

25.4                  Possession of documents

The Security Agent is not obliged to hold in its own possession any Transaction Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Transaction Security Document. Without prejudice to the above, the Security Agent may allow any bank providing safe custody services or any professional adviser to the Security Agent to retain any of those documents in its possession.

25.5                  Approval

Each Secured Party:

(a)                                      confirms its approval of each Transaction Security Document; and

(b)                                      authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to enter into and enforce the Transaction Security Documents as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Secured Parties) on its behalf.

25.6                  Conflict with Transaction Security Documents

If there is any conflict between this Agreement and any Transaction Security Document with regard to instructions to, or other matters affecting, the Security Agent, this Agreement will prevail.

25.7                  Release of security

(a)                           If a disposal of any asset subject to security created by a Transaction Security Document is made in the following circumstances:

(i)              the Majority Lenders agree to the disposal;

(ii)             the disposal is allowed by the terms of the Transaction Documents and will not result or could not reasonably be expected to result in any Default;

(iii)            the disposal is being made at the request of the Security Agent in circumstances where any security created by the Transaction Security Documents has become enforceable; or

(iv)            the disposal is being effected by enforcement of a Transaction Security Document,

the asset(s) being disposed of will be released from any security over it created by a Transaction Security Document. However, the proceeds of any disposal (or an amount corresponding to them) shall be applied in accordance with the requirements of the Transaction Documents (if any).

(b)                           Any release under this Clause will not become effective until the date of the relevant disposal or otherwise in accordance with the consent of the Majority Lenders.

(c)                            If a disposal is not made, then any release relating to that disposal will have no effect, and the obligations of the Obligor Parties under the Transaction Documents will continue in full force and effect.

(d)                           If the Security Agent is satisfied that a release is allowed under this Clause, (at the request and expense of the relevant Obligor Party) each Secured Party shall enter into any document and do all such other things which are reasonably required to achieve that release. Each other Secured Party irrevocably authorises the Security Agent to enter into any such document. Any release will not affect the obligations of any other Obligor Party under the Transaction Documents.

25.8                  Enforcement instructions

(a)                           The Security Agent may refrain from enforcing the security created by a Transaction Security Document unless instructed otherwise by the Majority Lenders.

(b)                           If the Security created by a Transaction Security Document becomes enforceable, the Majority Lenders may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing that security as they see fit.

(c)                            The Security Agent shall, subject to the terms of the Transaction Security Documents, enforce the Security created by a Transaction Security Document in accordance with the instructions of the Majority Lenders.

(d)                           In the absence of instructions, the Security Agent may enforce the security created by a Transaction Security Document as it sees fit having regard first to the interests of the Secured Parties.

(e)                            None of the Security Agent or the Secured Parties is responsible to any Obligor Party for any enforcement or failure to enforce or to maximise the proceeds of any enforcement of the security created by the Transaction Security Documents.  The Security Agent or any Secured Party may cease enforcement at any time.

(f)                             The Security Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Transaction Security Documents.

25.9                  Competing instructions to Security Agent

Any instructions given to the Security Agent by the Majority Lenders will override any conflicting instructions given by any other Party.

25.10           Information

Each Secured Party and each of the Obligors shall (and the Borrowers shall ensure other Obligor Parties will) supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable it to perform its functions under this Clause.

25.11           Perfection of security

Each of the Obligors shall (and shall ensure other Obligor Parties will), at their own costs, take any action and enter into and deliver any document which is reasonably required by the Security Agent so that a Transaction Security Document provides for effective and perfected security in favour of the Security Agent or any successor Security Agent.

25.12           Proceeds of enforcement

(a)                           Subject to the rights of any creditor with prior security or a preferential claim, the proceeds of enforcement of the Security under the Transaction Security Documents shall be paid to the Security Agent.

(b)                           Any proceeds of enforcement of the security under the Transaction Security Documents, and any amount paid to the Security Agent under this Agreement shall be applied in the following in the order of priority set out in Clause 32.5 (Partial payments).

25.13           Good Discharge

An acknowledgement of receipt signed by the relevant person to whom payments are to be made under this Clause will discharge the Security Agent.

25.14           Non-cash distributions

If the Security Agent or any other Secured Party receives any distribution other than in cash in respect of any Secured Liability, the Secured Liabilities will not be reduced by that distribution until and except to the extent that the realisation proceeds are applied towards the Secured Liabilities.

SECTION 9

CHANGES TO PARTIES

26.                         CHANGES TO THE LENDERS

26.1                  Assignments and transfers by the Lenders

Subject to this Clause 26 and to the extent permitted under the applicable laws, a Lender (the “Existing Lender”) may:

(a)                      assign any of its rights; or

(b)                      transfer by novation any of its rights and obligations,

under the Finance Documents (in equal proportion of its rights, benefits and/or obligations in respect of each Facility) to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

26.2                  Conditions of assignment or transfer

(a)                           The consent of any Borrower is not required for any assignment or transfer by a Lender pursuant to this Clause 26.

(b)                           Notwithstanding paragraph (a) above, a Lender shall notify the Obligors’ Agent of such assignment or transfer not later than 5 days before the assignment or transfer if there is no Event of Default which is continuing.

(c)                            A transfer will be effective only if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(d)                           An assignment will be effective only if the procedure and conditions set out in Clause 26.6 (Procedure for assignment) are complied with.

26.3                  Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of RMB 20,000.

26.4                  Limitation of responsibility of Existing Lenders

(a)                           Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)              the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)             the financial condition of any Obligor ;

(iii)            the performance and observance by any Obligor Party of its obligations under the Finance Documents or any other documents; or

(iv)            the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                           Each New Lender confirms to the Existing Lender, the other Finance Parties that it:

(i)              has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor Party and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)             will continue to make its own independent appraisal of the creditworthiness of each Obligor Party and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                            Nothing in any Finance Document obliges an Existing Lender to:

(i)              accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)             support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor Party of its obligations under the Finance Documents or otherwise.

26.5                  Procedure for transfer

(a)                           Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                           The Facility Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)                            On the Transfer Date:

(i)              to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligor Parties and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)             each of the Obligor Parties and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor Party and the New Lender have assumed and/or acquired the same in place of that Obligor Party and the Existing Lender;

(iii)            the Facility Agent, the Mandated Lead Arrangers, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Mandated Lead Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)            the New Lender shall become a Party as a “Lender”.

(d)                           The procedure set out in this Clause 26.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

26.6                  Procedure for assignment

(a)                           Subject to the conditions set out in paragraph (d) below and in Clause 26.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.  The Facility Agent shall, subject to paragraph (d)(ii) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)                           On the Transfer Date:

(i)              the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)             the Existing Lender will be released by each Obligor Party and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)            the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(c)                            Lenders may utilise procedures other than those set out in this Clause 26.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor Party or unless in accordance with Clause 26.5 (Procedure for transfer), to obtain a release by that Obligor Party from the obligations owed to that Obligor Party by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in paragraph (d) below.

(d)                           An assignment (whether pursuant to an Assignment Agreement or paragraph (c) above) will only be effective on:

(i)              receipt by the Facility Agent (whether in an Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)             performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender. The Facility Agent shall not be obliged to execute an Assignment Agreement delivered to it by an Existing Lender and the New Lender or any document delivered to it pursuant to paragraph (c) above unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such New Lender.

(e)                            The procedure set out in this Clause 26.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

26.7                  Copy of Transfer Certificate or Assignment Agreement to Obligors’ Agent

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Obligors’ Agent a copy of that Transfer Certificate or Assignment Agreement.

26.8                  Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

26.9                  Exclusion of Agent’s liability

In relation to any assignment or transfer pursuant to this Clause 26, each Party acknowledges and agrees that the Facility Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

26.10           Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Obligor Party, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)                                      any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)                                      in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)              release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)             require any payments to be made by an Obligor Party other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

27.                         CHANGES TO THE OBLIGORS

No Borrowers, GDS Suzhou or GDS Beijing may (and shall ensure no other Obligor Parties will) assign or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of all the Lenders.

28.                         DISCLOSURE OF INFORMATION

Any Secured Party may disclose:

(a)                                      to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance brokers, partners and Representatives such Confidential Information as that Secured Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is made aware in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)                                      to any person:

(i)                       to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Transaction Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)                    with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Transaction Documents and/or one or more Obligor Parties and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)                 appointed by any Secured Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Transaction Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 29.18 (Relationship with the Lenders));

(iv)                who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)                   to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)                to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)             to whom or for whose benefit that Secured Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.10 (Security over Lenders’ rights);

(viii)          who is a Party; or

(ix)                with the consent of the Obligors’ Agent;

in each case, such Confidential Information as that Secured Party shall consider appropriate if:

(A)                    in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)                   in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)                   in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Secured Party, it is not practicable so to do in the circumstances;

(c)                                       to any person appointed by that Secured Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Transaction Documents including without limitation, in relation to the trading of participations in respect of the Transaction Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement to maintain confidentiality of the Confidential Information;

(d)                                      to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Transaction Documents and/or the Obligor Parties.

SECTION 10

THE FINANCE PARTIES

29.                         ROLE OF THE ADMINISTRATIVE PARTIES

29.1                  Appointment of the Facility Agent

(a)                           Each of the other Finance Parties appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)                           Each of the other Finance Parties authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2                  Appointment of the Security Agent

(a)                           Each Secured Party irrevocably appoints the Security Agent to act as its agent under and in connection with the security created under the Transaction Security Documents.

(b)                           Each Secured Party irrevocably authorises the Security Agent to:

(i)              perform the duties and to exercise the rights, powers, authorities and discretions that are specifically given to it under or in connection with the Transaction Security Documents, together with any other incidental rights, powers, authorities and discretions; and

(ii)             enter into and deliver each Transaction Security Document expressed to be entered into by the Security Agent.

29.3                  Duties of the Facility Agent

(a)                           Subject to paragraph (b) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)                           Without prejudice to Clause 26.7 (Copy of Transfer Certificate or Assignment Agreement to Obligors’ Agent), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)                            Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)                           If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)                            If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any Administrative Party) under this Agreement it shall promptly notify the other Finance Parties.

(f)                             The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

29.4                  Duties of the Security Agent

(a)                           The Security Agent shall forward promptly to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(b)                           Except where a Transaction Security Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                            If the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Secured Parties.

(d)                           If the Security Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than any Administrative Party) under this Agreement, it shall promptly notify the other Finance Parties.

(e)                            The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.5                  Role of the Mandated Lead Arrangers and the Coordinating Banks

Except as specifically provided in the Finance Documents, neither a Mandated Lead Arranger nor a Coordinating Bank has obligations of any kind to any other Party under or in connection with any Finance Document.

29.6                  No fiduciary duties

(a)                           Nothing in any Finance Document constitutes any Administrative Party as a trustee or fiduciary of any other person.

(b)                           No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.7                  Business with the Group

Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.8                  Rights and discretions of the Facility Agent

(a)                           The Facility Agent may rely on:

(i)              any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)             any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                           The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)              no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)             any right, power, authority or discretion vested in any Party, the Majority Lenders, the Majority Term Loan Lenders or the Majority Facility E Lenders has not been exercised; and

(iii)            any notice or request made by the Obligors’ Agent is made on behalf of and with the consent and knowledge of all the Obligor Parties.

(c)                            The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                           The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                            The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                             Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.9                  Rights and discretions of the Security Agent

(a)                           The Security Agent may:

(i)              rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)             assume that:

(A)                           any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)                           unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)            rely on a certificate from any person:

(A)                           as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)                           to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)                           The Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)              no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)             any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)            any notice or request made by the Obligors’ Agent (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligor Parties.

(c)                            The Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                           The Security Agent may act in relation to the Finance Documents through its personnel and agents.  The Security Agent shall not be liable for the acts or omissions of any such agents provided that it has acted in good faith in the selection of such agents.

(e)                            The Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or trustee under this Agreement.

(f)                             Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

(g)                            In the event there is an inconsistency or conflict between the rights, duties, benefits, obligations, protections, immunities or indemnities of the Security Agent (the “Security Agent Provisions”) as contained in this Agreement, on the one hand, and in any of the other Finance Documents, on the other hand, the Security Agent Provisions contained in this Agreement shall prevail and apply. The Security Agent Provisions contained in this Agreement are for the benefit of the Security Agent and shall survive the discharge or termination of this Agreement.

29.10           Instructions

(a)                           Each of the Facility Agent and the Security Agent shall:

(i)              unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it in accordance with any instructions given to it by:

(A)                                  all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)                                  in all other cases, (as stipulated in the relevant Finance Document) the Majority Lenders, the Majority Term Loan Lenders or the Majority Facility E Lenders (as the case may be); and

(ii)             not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above.

(b)                           Each of Facility Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)                            Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent or the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)                           Notwithstanding anything to the contrary in a Finance Document, the Facility Agent and the Security Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)                            In the absence of instructions, the Facility Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)                             Neither the Facility Agent nor the Security Agent is authorised to act on behalf of a Secured Party (without first obtaining that Secured Party’s consent) in any legal or arbitration proceedings relating to any Transaction Document. This Paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

29.11           Responsibility for documentation

No Administrative Party:

(a)                                      is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, an Obligor Party or any other person given in or in connection with any Transaction Document; or

(b)                                      is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document or the Transaction Security; or

(c)                                       is responsible for any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.12           Exclusion of liability

(a)                           Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of any Administrative Party), no Administrative Party shall be liable for any cost, loss or liability incurred by any Party as a consequence of:

(i)                                          the Administrative Party having taken or having omitted to take any action under or in connection with any Transaction Document or the Transaction Security, unless directly caused by the Administrative Party’s gross negligence or wilful misconduct; or

(ii)                                       any delay in the crediting to any account of an amount required under the Transaction Documents to be paid by the Administrative Party, if the Administrative Party shall have taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Administrative Party for the purpose of such payment.

(b)                           No Party (other than the relevant Administrative Party) may take any proceedings against any officer, employee or agent of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or the Transaction Security and any officer, employee or agent of an Administrative Party may rely on this Clause.

(c)                            Nothing in this Agreement shall oblige any Administrative Party to conduct any “know your customer” or other procedures in relation to any person on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such procedures it is required to conduct and that it shall not rely on any statement in relation to such procedures made by any Administrative Party.

29.13           Lenders’ indemnity to the Facility Agent

(a)                           Each Lender shall, in accordance with paragraph (b) below, indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (other than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor Party pursuant to a Finance Document).

(b)                           The proportion of such cost, loss or liability to be borne by each Lender shall be:

(i)              if there is any Loan then outstanding, the proportion borne by (A) the sum of its participation(s) in the Loan(s) then outstanding to (B) the aggregate amount of such Loan(s), or

(ii)             if there is no Loan then outstanding and the Available Facility is then greater than zero, the proportion borne by (A) its Available Commitment to (B) the Available Facility, or

(iii)            if there is no Loan then outstanding and the Available Facility is then zero:

(A)                 if the Available Facility became zero after a Loan ceased to be outstanding, the proportion borne by (A) its Available Commitment to (B) the Available Facility immediately before the Available Facility became zero, or

(B)                 if a Loan ceased to be outstanding after the Available Facility became zero, the proportion borne by (A) the sum of its participation(s) in the Loan(s) outstanding immediately before any Loan ceased to be outstanding to (B) the aggregate amount of such Loan(s).

(c)                            Each Borrower shall reimburse the Lenders for any amount paid to the Facility Agent under this Clause 29.13 (Lenders’ indemnity to the Facility Agent).

29.14           Secured Parties’ indemnity to the Security Agent

(a)                           Without limiting the liability of any Obligor Party under the Transaction Documents, each Secured Party shall indemnify the Security Agent for that Secured Party’s share of any cost, loss or liability (whether arising in contract, tort or otherwise) incurred by the Security Agent in acting as Security Agent under the Transaction Security Documents, except to the extent that the cost, loss or liability is caused by the Security Agent’s gross negligence, wilful misconduct or fraud.

(b)                           Each Borrower shall reimburse the Secured Parties for any amount paid to the Security Agent under this Clause 29.14 (Secured Parties’ indemnity to the Security Agent).

29.15           Resignation of the Facility Agent

(a)                           The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Obligors’ Agent.

(b)                           Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Obligors’ Agent, in which case the Majority Lenders (after consultation with the Obligors’ Agent) may appoint a successor Facility Agent.

(c)                            If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Obligors’ Agent) may appoint a successor Facility Agent.

(d)                           The retiring Facility Agent shall make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)                            The Facility Agent’s resignation notice shall take effect only upon the appointment of a successor.

(f)                             Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                            After consultation with the Obligors’ Agent, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

(h)                           The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)              the Facility Agent fails to respond to a request under Clause 13.6 (FATCA Information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)             the information supplied by the Facility Agent pursuant to Clause 13.6 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)            the Facility Agent notifies the Obligors’ Agent and the Lenders that Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Facility Agent, requires it to resign.

29.16           Resignation of the Security Agent

(a)                           The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Secured Parties and the Obligors’ Agent.

(b)                           Alternatively the Security Agent may resign by giving notice to the other Secured Parties and the Obligors’ Agent, in which case the Majority Lenders (after consultation with the Obligors’ Agent) may appoint a successor Security Agent.

(c)                            If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Security Agent (after consultation with the Obligors’ Agent) may appoint a successor Security Agent.

(d)                           The retiring Security Agent shall make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Transaction Documents.

(e)                            The retiring Security Agent shall enter into and deliver to the successor Security Agent those documents and effect any registrations as may be reasonably required for the transfer or assignment of all of its rights and benefits under the Transaction Documents to the successor Security Agent.

(f)                             The Security Agent’s resignation notice shall take effect only (i) upon the appointment of a successor and (ii) the transfer of all of the Security Property to that successor.

(g)                            Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Transaction Documents (other than paragraph (e) above) but shall remain entitled to the benefit of this Clause 29. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)                           After consultation with the Obligors’ Agent, the Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

(i)                               The Security Agent shall resign in accordance with Paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Security Agent pursuant to Paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Security Agent under the Finance Documents, either:

(i)              the Security Agent fails to respond to a request under Clause 13.6 (FATCA Information) and a Lender reasonably believes that the Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)             the information supplied by the Security Agent pursuant to Clause 13.6 (FATCA Information) indicates that the Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)            the Security Agent notifies the Obligors’ Agent and the Lenders that the Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Security Agent were a FATCA Exempt Party, and that Lender, by notice to the Security Agent, requires it to resign.

29.17           Confidentiality

(a)                           In acting as Facility Agent for the Finance Parties, or in the case of the Security Agent, for the Secured Parties, the Facility Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate legal person from any other of its branches, divisions or departments.

(b)                           If information is received by another branch, division or department of the legal person which is the Facility Agent or the Security Agent, it may be treated as confidential to that branch, division or department and the Facility Agent or the Security Agent shall not be deemed to have notice of it.

(c)                            The Facility Agent or the Security Agent shall not be obliged to disclose to any Finance Party, or in the case of the Security Agent, any Secured Party, any information supplied to it by the Obligors’ Agent or any other Obligor Party on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

29.18           Relationship with the Lenders

(a)                           The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)              entitled to or liable for any payment due under any Finance Document on that day; and

(ii)             entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                           Each Lender shall supply the Facility Agent with any information that the Security Agent may specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.  Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

(c)                            Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.

(d)                           Any such notice in the above paragraph (c):

(i)              must contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under this Agreement) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made); and

(ii)             will be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of the Finance Documents,

and the Facility Agent is entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.19           Relationship with Secured Parties

(a)                           The Security Agent may treat the person shown in its records as Secured Party at the opening of business (in the place of the Security Agent’s principal office as notified to the Parties from time to time) as the Secured Party acting through its Facility Office:

(i)              entitled to or liable for any payment due under any Transaction Security Document on that day; and

(ii)             entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Transaction Security Document made or delivered on that day, unless it has received not less than five (5) Business Days’ prior notice from that Secured Party to the contrary in accordance with the terms of this Agreement.

(b)                           Any Secured Party may by notice to the Security Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Secured Party under the Transaction Security Documents.

(c)                            Any such notice in the above paragraph (b):

(i)              must contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under this Agreement) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made); and

(ii)             will be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Secured Party for the purposes of this Agreement and the Transaction Security Documents, and the Security Agent is entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Secured Party.

29.20           Credit appraisal by the Lenders and the Secured Parties

Without affecting the responsibility of any Obligor Party for information supplied by it or on its behalf in connection with any Transaction Document, each Secured Party confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:

(a)                      the financial condition, status and nature of each member of the Group;

(b)                      the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security;

(c)                       whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document, the Transaction Security, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security;

(d)                      the adequacy, accuracy and/or completeness of the information provided by any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(e)                       the right or title of any person in or to, or the value or sufficiency of any part of the Security Property, the priority of any of the Transaction Security or the existence of any Security affecting the Security Property.

29.21           Deduction from amounts payable by the Facility Agent and the Security Agent

If any Party owes an amount to the Security Agent or the Facility Agent, as the case may be, under the Transaction Documents, the Facility Agent or the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent or the Security Agent would otherwise be obliged to make under the Transaction Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Transaction Documents that Party shall be regarded as having received any amount so deducted.

29.22           Facility Agent’s and Security Agent’s management time

Any amount payable to the Facility Agent or the Security Agent under Clause 16.3 (Obligors’ Indemnity to the Facility Agent), Clause 17 (Costs and expenses), Clause 29.13 (Lenders’ indemnity to the Facility Agent) and Clause 29.14 (Secured Parties’ indemnity to the Security Agent) shall include the cost of utilising the Facility Agent’s or the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent or the Security Agent may notify to the Obligors’ Agent and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 12 (Fees).

30.                         SHARING AMONG THE FINANCE PARTIES

30.1                  Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers (whether by set off or otherwise) any amount from an Obligor Party other than in accordance with Clause 32 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)                      the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)                      the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)                       the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial payments).

30.2                  Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor Party and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 32.5 (Partial payments) towards the obligations of that Obligor Party to the Sharing Finance Parties.

30.3                  Recovering Finance Party’s rights

(a)                           On a distribution by the Facility Agent under Clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor Party, as between the relevant Obligor Party and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor .

(b)                           If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor Party shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4                  Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                      each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)                                      as between the relevant Obligor Party and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor Party.

30.5                  Exceptions

(a)                           This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor Party.

(b)                           A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)              it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)             that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

31.                         SHARING AMONG THE SECURED PARTIES

31.1                  Equalisation Payments

If, following acceleration of the Loans in accordance with Clause 24.21 (Acceleration), any amount owing by any Obligor Party under the Transaction Documents to a Secured Party (a Recovering Secured Party) is discharged by payment, set-off or any other manner other than through the Security Agent under this Agreement, then:

(a)                                      the Recovering Secured Party shall, within three (3) Business Days supply details of the recovery to the Security Agent;

(b)                                      the Security Agent shall calculate whether the recovery is in excess of the amount which the Recovering Secured Party would have received if the recovery had been received by the Security Agent under the Transaction Security Documents and applied in accordance with this Agreement; and

(c)                                       the Recovering Secured Party shall pay to the Security Agent an amount equal to the excess (the redistribution).

31.2                  Effect of redistribution

(a)                           The Security Agent shall treat a redistribution as if it were the proceeds of enforcement of the Transaction Security Documents and distribute it in accordance with this Agreement.

(b)                           When the Security Agent makes a distribution under paragraph (a) above, the Recovering Secured Party will be subrogated to the rights of the Secured Parties which have shared in that redistribution.

(c)                            If and to the extent that the Recovering Secured Party is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor Party will owe the Recovering Secured Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)                           If:

(i)              a Recovering Secured Party shall subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor Party; and

(ii)             the Recovering Secured Party has paid a redistribution in relation to that recovery,

each Secured Party shall reimburse the Recovering Secured Party all or the appropriate portion of the redistribution paid to that Secured Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

31.3                  Loss sharing

(a)                           If any Secured Liability remains undischarged and any resulting loss is not borne by a Secured Party in accordance with Clause 25.12 (Proceeds of enforcement), the Secured Parties shall make such payments between themselves as the Security Agent may require to ensure that after taking into account those payments the losses are borne by the Secured Parties as if Clause 25.12 (Proceeds of enforcement) had applied.

(b)                           For the purpose of paragraph (a) above:

(i)              the Total Commitments under this Agreement will be notionally increased by an aggregate amount equal to the aggregate of any amount (if any, the “Hedging Termination Payment”):

(A)                                        payable to any Hedging Provider as a result of the Hedging Termination under a Hedging Arrangement if such Hedging Arrangement was so terminated or closed out prior to the date of enforcement of the Transaction Security; or

(B)                                        that would be payable to any Hedging Provider as a result of the Hedging Termination under a Hedging Arrangement if such Hedging Arrangement were so terminated or closed out on the date of enforcement of the Transaction Security; and

(ii)             each Hedging Provider shall be deemed (if it is a Lender) to have the aggregate amount of its Commitments increased by, or (if it is not a Lender) to have a Commitment in, the amount equal to the aggregate of the Hedging Termination Payments (if any) that would be payable to that Hedging Provider as a result of the Hedging Termination under the Hedging Arrangements on the date of the enforcement of the security under the Transaction Security Documents.

(c)                            This Clause 31.3 (Loss sharing) is without prejudice to Clause 29.14 (Secured Parties’ indemnity to the Security Agent).

SECTION 11

ADMINISTRATION

32.                         PAYMENT MECHANICS

32.1                  Payments to the Facility Agent

(a)                           On each date on which an Obligor Party or a Lender is required to make a payment under a Finance Document, that Obligor Party or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                           Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

32.2                  Distributions by the Facility Agent

(a)                           Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor Party) and Clause 32.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

(b)                           The Facility Agent shall distribute payments received by it in relation to all or any part of a Loan to the relevant Lender indicated in the records of the Facility Agent as being so entitled on that date provided that the Facility Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 26 (Changes to the Lenders) to the relevant Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

32.3                  Distributions to an Obligor Party

The Facility Agent may (with the consent of the Obligor Party or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor Party in or towards payment (in the currency and funds of receipt) of any amount due from that Obligor Party under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4                  Clawback

(a)                           Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                           If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

32.5                  Partial payments

(a)                           If the Facility Agent or the Security Agent, as the case may be, receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor Party under the Finance Documents, or as the case may be, the Transaction Documents, the Facility Agent or the Security Agent, as the case may be, shall apply that payment towards the obligations of that Obligor Party under the Finance Documents, or as the case may be, the Transaction Documents, in the following order:

(i)              first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and other amounts owing to, the Facility Agent and the Security Agent under the Finance Documents;

(ii)             secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under the Finance Documents and any hedging payment due from the Borrowers but unpaid under the Hedging Arrangements;

(iii)            thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any Hedging Termination Payment (if any); and

(iv)            fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                           The Facility Agent or, as the case may be, the Security Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)                            Paragraphs (a) and (b) above will override any appropriation made by an Obligor Party.

32.6                  No set-off by Obligor Parties

All payments to be made by an Obligor Party under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.7                  Business Days

(a)                           Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                           During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.8                  Currency of account

(a)                           Subject to paragraphs (b) to (e) below, RMB is the currency of account and payment for any sum due from an Obligor Party under any Finance Document.

(b)                           A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                            Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                           Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                            Any amount expressed to be payable in a currency other than RMB shall be paid in that other currency.

32.9                  Change of currency

(a)                           Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)              any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Obligors’ Agent); and

(ii)             any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)                           If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Obligors’ Agent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

33.                         SET-OFF

A Finance Party may set off any matured obligation due from an Obligor Party under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor Party, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. A Finance Party shall notify the Obligors’ Agent as soon as practicable after the set off.

34.                         NOTICES

34.1                  Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2                  Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                      The contact details of the Obligor Parties for this purpose are:

Address: 2nd floor, Building 2, 428 South Yanggao Rd, Shanghai, China

Fax:  021 20330303

Email: gaozhanping@gds-services.com

Attention: Allen Wang / Jason Gao

Tel: 021 20330334

(b)                                      in the case of the Facility Agent, the Security Agent and the Account Bank that identified with its name below,

(i)                 The contact details of the Facility Agent for this purpose are:

Address: 17/F, No. 116 & No. 128 Yin Cheng Road, Pudong New Area, Shanghai, 200120

Fax number: 86 21 6886 0908

E-mail:   Zhang.Yunfei@uobgroup.com / Annie.Zhangmz@uobgroup.com

Attention: Zhang Yun Fei / Zhang Min Zhi

Telephone number: 86 21 6061 8258 / 86 21 6061 8326

(ii)              The contact details of the Security Agent for this purpose are:

Address: 17/F, No. 116 & No. 128 Yin Cheng Road, Pudong New Area, Shanghai, 200120

Fax number: 86 21 6886 0908

E-mail:   Zhang.Yunfei@uobgroup.com / Annie.Zhangmz@uobgroup.com

Attention: Zhang Yun Fei / Zhang Min Zhi

Telephone number: 86 21 6061 8258 / 86 21 6061 8326

(iii)           The contact details of the Account Bank for this purpose are:

Address: 6/F, No. 116 & No. 128 Yin Cheng Road, Pudong New Area, Shanghai, 200120

Fax number: 86 21 6886 1115

E-mail:   Wang.Siwei@uobgroup.com / Sha.Sha@uobgroup.com

Attention: Wang Si Wei / Sha Sha

Telephone number: 86 21 6061 8570 / 86 21 6061 8488

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

34.3                  Delivery

(a)                           Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)              if by way of fax, only when received in legible form; or

(ii)             if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)                           Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Facility Agent or the Security Agent shall specify for this purpose).

(c)                            All notices from or to an Obligor Party shall be sent through the Facility Agent.

(d)                           All communications from or to an Obligor Party (other than the Obligors’ Agent) must be made by the Obligors’ Agent.

(e)                            Any communication made or delivered to the Obligors’ Agent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligor Parties.

(f)                             Each Secured Party may assume that any communication made by the Obligors’ Agent (or by the Obligors’ Agent on behalf of an Obligor Party) is made with the consent of each other Obligor Party.

(g)                            Any communication or document which becomes effective, in accordance with paragraphs (a) to (f) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

(h)                           No Secured Party shall be held liable on any basis, whether in contract, tort (including negligence) or otherwise, in respect of any damage, loss or any other forms of liability as a result of any interception, corruption, loss, destruction, late arrival or degradation of information communicated through email due to any inherent risk associated with the use of email as a mode of communication as described in this Clause.

34.4                  Electronic communication

(a)                           Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)              notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)             notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)                           Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or the Security Agent shall specify for this purpose.

(c)                            Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.5                  English and Chinese language

(a)                           This Agreement will be executed in both English and Chinese, and in any case there is any inconsistency between the Chinese version and the English version, the Chinese version shall prevail.

(b)                           Any notice given under or in connection with any Finance Document must be in English or Chinese.

(c)                            All other documents provided under or in connection with any Finance Document must be:

(i)              in English or Chinese; or

(ii)             if not in English or Chinese, and if so required by the Facility Agent, accompanied by a certified English or Chinese translation and, in this case, the English or Chinese translation will prevail unless the document is a constitutional, statutory or other official document.

35.                         CALCULATIONS AND CERTIFICATES

35.1                  Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2                  Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3                  Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36.                         PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.                         REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.                         AMENDMENTS AND WAIVERS

38.1                  Required consents

(a)                           Subject to Clause 38.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and relevant Obligor Party and any such amendment or waiver will be binding on all Parties.

(b)                           The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38. The Facility Agent shall notify the other Parties promptly of any amendment or waiver effected by it under this paragraph.

38.2                  Exceptions

(a)                           An amendment or waiver that has the effect of changing or which relates to:

(i)              the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)             an extension to the date of payment of any amount under the Finance Documents (other than the amount under (x)(ii) and (y)(ii) of this Paragraph (a));

(iii)            a reduction in the Interest Relevant Percentage or a reduction in the amount of any payment of principal, interest, fees or commission payable that is not consistent with this Agreement (other than the amount under (x)(iii) and (y)(iii) of this Paragraph (a));

(iv)            a change to an Obligor Party other than in accordance with this Agreement;

(v)             a release of any Transaction Security Document or Transaction Security other than in accordance with this Agreement;

(vi)            any provision which expressly requires the consent of all the Lenders;

(vii)           Clause 2.4 (Finance Parties’ rights and obligations), Clause 26 (Changes to the Lenders), Clause 40 (Governing law), Clause 41 (Enforcement) or this Clause 38; or

(viii)          the nature or scope of, or the release of, any guarantee and indemnity granted under Clause 19 (Guarantee and indemnity) or of any Transaction Security unless permitted under any Finance Document, shall not be made without the prior consent of all the Lenders, provided that (x) an amendment or waiver that has the effect of changing or which relates to: (i) the definition of “Majority Term Loan Lenders” in Clause 1.1 (Definitions), (ii) an extension to the date of payment of any amount in relation to the Term Loans, (iii) (in relation to the Term Loan Facilities) a reduction in the amount of any payment of principal, interest, fees or commission payable that is not consistent with this Agreement, (iv)  (in relation to the Term Loan Facilities) an increase in the amount of any Commitment or an extension of the period of availability for utilisation of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Term Loan Lenders rateably under the relevant Facility, or (v) any provision which expressly requires the consent of all the Term Loan Lenders, shall not be made without the prior consent of all the Term Loan Lenders; and (y) an amendment or waiver that has the effect of changing or which relates to: (i) the definition of “Majority Facility E Lenders” in Clause 1.1 (Definitions), (ii) an extension to the date of payment of any amount in relation to the Facility E Loans, (iii) (in relation to the Facility E) a reduction in the amount of any payment of principal, interest, fees or commission payable that is not consistent with this Agreement, (iv)  (in relation to the Facility E) an increase in the amount of Facility E Commitment or an extension of the period of availability for utilisation of Facility E Commitment or any requirement that a cancellation of Facility E Commitments reduces the Facility E Commitment of the Facility E Lenders rateably under the Facility E, or (v) any provision which expressly requires the consent of all the Facility E Lenders, shall not be made without the prior consent of all the Facility E Lenders.

(b)                           A Fee Letter may be amended or waived with the agreement of each Administrative Party that is a party to that Fee Letter and the Borrowers.

(c)                            An amendment or waiver which relates to the rights or obligations of any Administrative Party may not be effected without the consent of such Administrative Party.

39.                         COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

40.                         GOVERNING LAW

This Agreement and all obligations arising from or in connection with this Agreement are governed by PRC law.

41.                         ENFORCEMENT

41.1                  Jurisdiction of PRC courts

(a)                           The competent courts of PRC at the Facility Agent’s domicile have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (a “Dispute”).

(b)                           The courts of the PRC are the most appropriate and convenient courts to settle any such dispute in connection with this Agreement. Each Obligor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Agreement.

(c)                            This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

(d)                           References in this Clause to a Dispute in connection with this Agreement include any dispute as to the existence, validity or termination of this Agreement.

41.2                  Waiver of immunities

Each Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)                      suit;

(b)                      jurisdiction of any court;

(c)                       relief by way of injunction or order for specific performance or recovery of property;

(d)                      attachment of its assets (whether before or after judgment); and

(e)                       execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

Lenders and their Commitments

Part I Lenders and Facility A Commitment

Name of Original Lender	Facility A Commitment
东方汇理银行（中国）有限公司上海分行(Credit Agricole Corporate and Investment Bank (China) Limited Shanghai Branch)	RMB	80,000,000
大华银行(中国)有限公司上海自贸试验区支行 (UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH)	RMB	145,000,000
星展银行（中国）有限公司上海分行(DBS Bank (China) Ltd, Shanghai Branch)	RMB	71,000,000
上海华瑞银行股份有限公司(Shanghai HuaRui Bank Co., LTD)	RMB	55,000,000
澳大利亚和新西兰银行(中国)有限公司上海分行(Australia and New Zealand Bank (China) Company Limited, Shanghai Branch)	RMB	54,000,000

Part II Lenders and Facility B Commitment

Name of Original Lender	Facility B Commitment
东方汇理银行（中国）有限公司上海分行(Credit Agricole Corporate and Investment Bank (China) Limited Shanghai Branch)	RMB	45,000,000
大华银行(中国)有限公司上海自贸试验区支行 (UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH)	RMB	80,000,000
星展银行（中国）有限公司上海分行(DBS Bank (China) Ltd, Shanghai Branch)	RMB	40,000,000
上海华瑞银行股份有限公司(Shanghai HuaRui Bank Co., LTD)	RMB	31,000,000
澳大利亚和新西兰银行(中国)有限公司上海分行(Australia and New Zealand Bank	RMB	29,000,000

(China) Company Limited, Shanghai Branch)

Part III Lenders and Facility C Commitment

Name of Original Lender	Facility C Commitment
东方汇理银行（中国）有限公司上海分行(Credit Agricole Corporate and Investment Bank (China) Limited Shanghai Branch)	RMB	90,000,000
大华银行(中国)有限公司上海自贸试验区支行 (UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH)	RMB	162,000,000
星展银行（中国）有限公司上海分行(DBS Bank (China) Ltd, Shanghai Branch)	RMB	80,000,000
上海华瑞银行股份有限公司(Shanghai HuaRui Bank Co., LTD)	RMB	62,000,000
澳大利亚和新西兰银行(中国)有限公司上海分行(Australia and New Zealand Bank (China) Company Limited, Shanghai Branch)	RMB	61,000,000

Part IV Lenders and Facility E Commitment

Name of Original Lender	Facility E Commitment
东方汇理银行（中国）有限公司上海分行(Credit Agricole Corporate and Investment Bank (China) Limited Shanghai Branch)	RMB	10,000,000
大华银行(中国)有限公司上海自贸试验区支行 (UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH)	RMB	18,000,000
星展银行（中国）有限公司上海分行(DBS Bank (China) Ltd, Shanghai Branch)	RMB	9,000,000
上海华瑞银行股份有限公司(Shanghai HuaRui Bank Co., LTD)	RMB	13,000,000

SCHEDULE 2

Conditions precedent and conditions subsequent

Part I

Conditions Precedent to Initial Utilisation for All Facilities

1.                                Obligor Parties

(a)                           Certified copies of the following up-to-date constitutional documents of EDC WGQ:

(i)              Articles of Association (公司章程) and all the amendments thereto (if any);

(ii)             Business License (营业执照);

(iii)            Tax Registration Certificate (both local and state) (国税和地税登记证) (if applicable);

(iv)            Organizational Code Certificate (组织机构代码证) (if applicable);

(v)             List of Directors (董事名单);

(vi)            Approval Letters from MOFCOM in respect of its establishment and all subsequent corporate changes (to the extent applicable, and including the transfer of all equity interests in EDC WGQ to GDS Beijing); and

(vii)           the Institution Credit Code Certificate or the valid access to information of its borrowing history recorded in the PBOC Basic Credit Information Database;

(b)                           Certified copies of the following up-to-date constitutional documents of EDC YG:

(i)              Articles of Association (公司章程) and all the amendments thereto (if any);

(ii)             Business License (营业执照);

(iii)            Tax Registration Certificate (both local and state) (国税和地税登记证) (if applicable);

(iv)            Organizational Code Certificate (组织机构代码证) (if applicable);

(v)             List of Directors (董事名单);

(vi)            the Institution Credit Code Certificate or the valid access to information of its borrowing history recorded in the PBOC Basic Credit Information Database;

(vii)           Certificate of Approval (外商投资批准证书) or other equivalent certificate; and

(viii)          Approval Letters from MOFCOM in respect of its establishment and all subsequent corporate changes.

(c)                            Certified copies of the following up-to-date constitutional documents of GDS Beijing:

(i)              Articles of Association (公司章程) and all the amendments thereto (if any);

(ii)             Business License (营业执照);

(iii)            Tax Registration Certificate (both local and state) (国税和地税登记证) (if applicable);

(iv)            Organizational Code Certificate (组织机构代码证) (if applicable);

(v)             Capital Verification Report (验资报告); and

(vi)            List of Directors (董事名单).

(d)                           Certified copies of the following up-to-date constitutional documents of GDS Suzhou:

(i)              Articles of Association (公司章程) and all the amendments thereto (if any);

(ii)             Business License (营业执照);

(iii)            Tax Registration Certificate (both local and state) (国税和地税登记证) (if applicable);

(iv)            Organizational Code Certificate (组织机构代码证) (if applicable);

(v)             Capital Verification Report (验资报告);

(vi)            List of Directors (董事名单); and

(vii)           Approval Letters from MOFCOM in respect of its establishment and all subsequent corporate changes (to the extent applicable, and including the transfer of all equity interests in GDS Suzhou to GDS Beijing).

(e)                            Certified copies of the following up-to-date constitutional documents of GDS Management Co.:

(i)              Articles of Association (公司章程) and all the amendments thereto (if any);

(ii)             Business License (营业执照);

(iii)            Tax Registration Certificate (both local and state) (国税和地税登记证) (if applicable);

(iv)            Organizational Code Certificate (组织机构代码证) (if applicable);

(v)             List of Directors (董事名单); and

(vi)            Certificate of Approval (外商投资批准证书) or other equivalent certificate;

(vii)           Approval Letters from MOFCOM in respect of its establishment and all subsequent corporate changes.

(f)                             Certified copies of the following up-to-date constitutional documents of GDS Shanghai:

(i)              Articles of Association (公司章程) and all the amendments thereto (if any);

(ii)             Business License (营业执照);

(iii)            Tax Registration Certificate (both local and state) (国税和地税登记证) (if applicable);

(iv)            Organizational Code Certificate (组织机构代码证) (if applicable); and

(v)             List of Directors (董事名单).

(g)                            Certified copies of the following up-to-date constitutional documents of EDC Technology (Kunshan) Co. Ltd. (万国数据科技发展(昆山)有限公司):

(i)              Articles of Association (公司章程) and all the amendments thereto (if any);

(ii)             Business License (营业执照);

(iii)            Tax Registration Certificate (both local and state) (国税和地税登记证) (if applicable);

(iv)            Organizational Code Certificate (组织机构代码证) (if applicable);

(v)             List of Directors (董事名单);

(vi)            Certificate of Approval (外商投资批准证书) or other equivalent certificate; and

(vii)           Approval Letters from MOFCOM in respect of its establishment and all subsequent corporate changes.

(h)                           Certified copies of the following up-to-date constitutional documents of the Ultimate Parent:

(i)              Certificate of Incorporation;

(ii)             Memorandum of Association & Articles of Association;

(iii)            Register of Directors;

(iv)            Register of Members;

(v)             Register of Mortgages and Charges; and

(vi)            Certificate of Good Standing issued by the relevant authority in the Cayman Islands and dated as close to the proposed Utilisation Date in the Utilisation Request as possible, but in no event older than seven (7) days than the proposed Utilisation Date.

(i)                               Certified copies of the following up-to-date constitutional documents of the Intermediate Parent:

(i)              Certificate of Incorporation;

(ii)             Memorandum of Association & Articles of Association;

(iii)            Register of Directors;

(iv)            Register of Members;

(v)             Register of Mortgages and Charges; and

(vi)            Certificate of Good Standing issued by the relevant authority in the Cayman Islands and dated as close to the proposed Utilisation Date in the Utilisation Request as possible, but in no event older than seven (7) days than the proposed Utilisation Date.

(j)                              Certified copies of the following up-to-date constitutional documents of Parent (EDC YG) and EDC China:

(i)              Certificate of Incorporation (Certificate of Incorporation upon Change of Name); and

(ii)             Memorandum and Articles of Association.

(k)                           Certified copies of the following up-to-date constitutional documents of GDS HK:

(i)              Certificate of Incorporation (Certificate of Incorporation upon Change of Name); and

(ii)             Memorandum and Articles of Association.

(l)                               A certified copy of resolutions of the board of directors (in the case of the Ultimate Parent, the Intermediate Parent, EDC China, the Parent (EDC YG) and GDS HK) and the certified copies of resolutions/decisions of the shareholder(s) (as applicable) (in the case of each Borrower, GDS Beijing, GDS Suzhou, GDS Management Co., GDS Shanghai and EDC Technology (Kunshan) Co. Ltd. (万国数据科技发展(昆山)有限公司)):

(i)              approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)             authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)            authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)            in the case of the Ultimate Parent, resolving that it is in the best interests of that the Ultimate Parent to enter into the transactions contemplated by the Finance Documents to which it is a party.

(m)                   A specimen of the signature of each person authorised by the resolutions referred to in paragraph (l) above.

(n)                       A copy of a resolution signed by all the holders of the issued shares in the Parent (EDC YG) approving the amendment of the Memorandum and Articles of Association of the Parent (EDC YG) for the purpose of removing restrictions on share transfer.

(o)                       A copy of resolutions signed by all the holders of the issued preferred shares in the Ultimate Parent approving the terms of, and the transactions contemplated by the Ultimate Parent Guarantee and certain actions contemplated by the Finance Documents.

(p)                       A certificate of each Obligor Party (signed by an authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, and that the Total Commitments would not cause any borrowing, guarantee or security or similar limit binding on it to be exceeded.

(q)                       A certificate of each Obligor Party (signed by an authorised signatory) certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                Finance Documents and Ancillary Documents

(a)                           Each of the following documents, duly executed by each party to it:

(i)              this Agreement;

(ii)             the Fee Letters;

(iii)            the Account Control Agreement;

(iv)            the Ultimate Parent Guarantee;

(v)             the Share Mortgage Agreement (Parent (EDC YG)); (executed but undated)

(vi)            the Equity Pledge Agreement (YG);

(vii)           the Equity Pledge Agreement (WGQ);

(viii)          Movable Assets Mortgage Agreement (WGQ SH1 Restricted Assets);

(ix)            Movable Assets Mortgage Agreement (WGQ SH1 Non-Restricted Assets);

(x)             Movable Assets Mortgage Agreement (YG SH2 Restricted Assets);

(xi)            Movable Assets Mortgage Agreement (YG SH2 Non-Restricted Assets);

(xii)           the Lease Assignment Agreement (WGQ);

(xiii)          the Lease Assignment Agreement (YG);

(xiv)         the Insurance Assignment Agreement (WGQ);

(xv)          the Insurance Assignment Agreement (YG);

(xvi)         the Pledge over Receivables (WGQ) and the registration agreement thereunder;

(xvii)        the Pledge over Receivables (YG) and the registration agreement thereunder;

(xviii)       the Pledge over Receivables (GDS Beijing) and the registration agreement thereunder;

(xix)         the Pledge over Receivables (GDS Suzhou) and the registration agreement thereunder;

(xx)          the Pledge over Receivables (GDS Shanghai) and the registration agreement thereunder; and

(xxi)         the Subordination Agreement.

(b)                           Each of the following documents in a form mutually acceptable to each of the parties thereto but unsigned:

(i)              the Movable Assets Mortgage Agreement (YG SH3 Restricted Assets); and

(ii)             the Movable Assets Mortgage Agreement (YG SH3 Non-Restricted Assets).

(c)                            To the extent a Transaction Security Document requires, each of ancillary documents under that Transaction Security Document, duly executed and delivered by a person which is required to execute and deliver under that Transaction Security Document.

3.                                Legal opinions

(a)                           A legal opinion in relation to PRC law from Zhong Lun Law Firm, addressed to the Finance Parties, substantially in the form distributed to the Original Lenders prior to the signing of this Agreement.

(b)                           A legal opinion as to Hong Kong law from Allen & Overy, addressed to the Finance Parties, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)                            A legal opinion in relation to Cayman law from Walkers, addressed to the Finance Parties, substantially in the form distributed to the Original Lenders prior to the signing of this Agreement.

4.                                Other documents and evidence

(a)                           Evidence that any process agent referred to in any Finance Documents has accepted its appointment.

(b)                           Evidence that Project SH2 has met the capital ratio requirement under the applicable Governmental Rules.

(c)                            A copy of Group Structure Chart.

(d)                           A copy of Budget for the Financial Year ending 31 December 2016 as approved by the Facility Agent.

(e)                            Evidence that the each Loan Disbursement Accounts, each Receiving Accounts (other than the USD Receiving Account (GDS Beijing-WGQ)), the Operations Account (WGQ), the Operations Account (YG), the Debt Service Accrual Account (WGQ), the Debt Service Accrual Account (YG), the Excess Cashflow Account (WGQ) and the Excess Cashflow Account (YG) have been established with the Account Bank.

(f)                             Evidence that the Debt Service Reserve Account (WGQ) has been established with the Account Bank and amount standing credit to the Debt Service Reserve Account (WGQ) is not less than the Debt Service Reserve Amount (WGQ).

(g)                            Evidence that the Debt Service Reserve Account (YG) has been established with the Account Bank and amount standing credit to the Debt Service Reserve Account (YG) is not less than the Debt Service Reserve Amount (YG).

(h)                           Certified copies of the IDC Licenses which shall include the GDS Beijing’s IDC License and GDS Shanghai’s IDC License, and evidence that the IDC Authorization has been granted to GDS Suzhou.

(i)                               Original IDC License Memo.

(j)                              Original Financial Statements.

(k)                           An audited consolidated financial statement of the Group for the Financial Year ending 31 December 2015 which has been reviewed and verified by an independent auditor acceptable to all Lenders.

(l)                               Certified copies of the Lease Agreements.

(m)                       Certified copies of the Contractor Agreements.

(n)                           Certified copies of each Service Contracts.

(o)                           Certified copies of the Existing Shareholder Loan (WGQ), the Inter-company Loan Agreements (if any) and the Service Agreement.

(p)                           Evidence that stamp duties payable by each Borrower in respect of the Finance Documents that have been entered into before the first Utilisation Date under this Agreement have been paid in full.

(q)                           Evidence that the Transaction Expenses and any other fees, costs or expenses in relation to the Facilities then due from each Borrower under the Finance Documents have been paid in full.

(r)                              Evidence that all “Know your customer” checks required by the Facility Agent pursuant to Clause 21.12 (“Know your customer” checks) have been completed and the result of which is satisfactory to the Facility Agent.

(s)                             The loan card search result of each Borrower satisfactory to the Facility Agent.

(t)                              A certified copy of the Original Bank Loan Agreement.

(u)                           A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent reasonably considers to be necessary or desirable (if it has notified any Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part II

Conditions Precedent to Initial Utilisation for Facility A

(a)                           Capital Verification Report (验资报告) showing that the registered capital of EDC WGQ (i.e., USD 20,000,000 or equivalent RMB) has been fully paid up.

(b)                           The Certificate of Completion of Project SH1.

(c)                            A certified true copy of the construction completion acceptance and filing receipt (竣工验收备案证明) issued by Shanghai Comprehensive Bonded Zone Planning and Construction Department (上海综合保税区规划建设处) evidencing relevant building to be leased by EDC WGQ for Project SH1 under the relevant Lease Agreement has passed the completion inspection.

(d)                           A certified copy of the Business Plan evidencing, among others, (1) the minimum cash balance of EDC WGQ and EDC YG is not less than RMB 20,000,000 in aggregate, (2) the minimum DSCR is not less than 125%, and (3) the average DSCR is not less than 130%.

(e)                            A certified copy of valuation report in respect of the movable assets subject to the mortgage under the Movable Assets Mortgage Agreement (WGQ SH1 Non-Restricted Assets) and Movable Assets Mortgage Agreement (WGQ SH1 Restricted Assets) issued by an appraiser acceptable to all Lenders.

(f)                             Original policies of Insurance in relation to Project SH1 evidencing that the insurance coverage satisfactory to all Lenders required are issued pursuant to the terms of this Agreement, and copies of evidence of payment of all related premiums.

(g)                            A certified copy of the repayment voucher from the Original Onshore Lenders in respect of the Original Bank Loan A in the substance satisfactory to the Facility Agent, and any other documents required to be delivered and obtained before the date of the first Utilisation Request of Facility A evidencing that the Original Bank Loan A will be repaid and discharged in full on the first Utilisation Date of Facility A.

(h)                           In respect of Back-to-Back Agreements

Certified copies of each Back-to-Back Agreements in relation to Project SH1 duly executed by each party thereto in form and substance satisfactory to all Lenders.

(i)                               Subject to paragraph 1(d), Part VI (Conditions Subsequent) of Schedule 2, evidence that the Pledge over Receivables (GDS Suzhou-Ping An Bank) and the Pledge over Receivables (GDS Suzhou-Shanghai Bank) in relation to Service Contracts of Project SH1 has been irrevocably and unconditionally discharged, released and deregistered.

Part III

Conditions Precedent to Initial Utilisation for Facility B

(a)                           Capital Verification Report (验资报告) showing that the registered capital of EDC YG (i.e., USD 64,000,000) has been fully paid up.

(b)                           The Certificate of Completion to evidence the Project SH2 Completion.

(c)                            A certified copy of the Business Plan evidencing, among others, (1) the minimum cash balance of EDC WGQ and EDC YG is not less than RMB 20,000,000 in aggregate, (2) the minimum DSCR is not less than 125%, and (3) the average DSCR is not less than 130%.

(d)                           A certified copy of valuation report in respect of the movable assets subject to the mortgage under the Movable Assets Mortgage Agreement (YG SH2 Non-Restricted Assets) and Movable Assets Mortgage Agreement (YG SH2 Restricted Assets) issued by an appraiser acceptable to all Lenders.

(e)                            Original policies of Insurance in relation to Project SH2 evidencing that the insurance coverage satisfactory to all Lenders required are issued pursuant to the terms of this Agreement, and copies of evidence of payment of all related premiums.

(f)                             A certified copy of the repayment voucher from the Original Onshore Lenders in respect of the Original Bank Loan B in the substance satisfactory to the Facility Agent, and any other documents required to be delivered and obtained before the date of the first Utilisation Request of Facility B evidencing that the Original Bank Loan B will be repaid and discharged in full on the first Utilisation Date of Facility B.

(g)                            In respect of Back-to-Back Agreement

Certified copies of each Back-to-Back Agreements in relation to Project SH2 duly executed by each party thereto in the form and substance satisfactory to all Lenders.

(h)                           Subject to paragraph 1(d), Part VI (Conditions Subsequent) of Schedule 2, evidence that the Pledge over Receivables (GDS Suzhou-Ping An Bank) in relation to Service Contracts of Project SH2 has been irrevocably and unconditionally discharged, released and deregistered.

Part IV

Conditions Precedent to Initial Utilisation for Facility C

(a)                           Capital Verification Report (验资报告) showing that the registered capital of EDC YG (i.e., USD 64,000,000) has been fully paid up.

(b)                           A copy of updated Budget (reflecting the Project SH3 related figures) for the Financial Year ending 31 December 2016 as approved by the Facility Agent.

(c)                            A certified copy of the Business Plan of the Project SH3 evidencing, among others, (i) the minimum cash balance of EDC WGQ and EDC YG as at the date of 31 March 2016 is not less than RMB 20,000,000 in aggregate, (ii) the minimum DSCR is not less than 125%, and (3) the average DSCR is not less than 130%.

(d)                           A certified copy of (i) the Land Use Rights Certificate; (ii) the Permit for Construction Land Use Planning; (iii) the Permit for Construction Project Planning; and (iv) the Permit for Commencement of Construction, in each case in respect of the Project SH3.

(e)                            Certified copies of each Back-to-Back Agreements in relation to Project SH3 duly executed by each party thereto in the form and substance satisfactory to all Lenders.

Part V

Conditions Precedent to Utilisation of Facility C Beyond 70% of the Total Facility C Commitments

(a)                           The Certificate of Completion to evidence the Project SH3 Completion.

(b)                           A certified copy of valuation report in respect of the movable assets subject to the mortgage under the Movable Assets Mortgage Agreement (YG SH3 Non-Restricted Assets) and Movable Assets Mortgage Agreement (YG SH3 Restricted Assets) issued by an appraiser acceptable to all Lenders.

(c)                            Original policies of Insurances in relation to Project SH3 evidencing that the Insurances coverage satisfactory to all Lenders required pursuant to the terms of this Agreement, including, without limitation, copies of certificates of insurance, indicating the insured amount shall not be less than the Total Facility C Commitments or the replacement value of Project SH3, whichever is higher, together with evidence of payment of all related premiums.

Part VI

Conditions Subsequent

1.                                      Conditions Subsequent for all Facilities

(a)              Release Agreements

The Obligors’ Agent shall, on the first Utilisation Date of this Agreement, provide the Facility Agent with the originals of the duly signed Release Agreements.

(b)              The Obligors’ Agent shall, within 14 days after this Agreement, provide the Facility Agent with the originals of resolutions/decisions of the shareholder(s) of each Borrower, GDS Beijing, GDS Suzhou, GDS Management Co., GDS Shanghai and EDC Technology (Kunshan) Co. Ltd. (万国数据科技发展(昆山)有限公司) stipulated in paragraph 1(l), Part I Schedule 2 (Conditions Precedents to Initial Utilisation for all Facilities).

(c)               Contract Novation

GDS HK shall (and the Obligors shall procure GDS HK), in any event no later than 28 October 2016, provide to the Facility Agent documents acceptable to all Lenders evidencing that all obligations and rights of GDS HK under the GDS HK Service Contracts have been novated to the Assignee Group Member.

Following the Contract Novation and in any event no later than 28 October 2016, the Assignee Group Member (other than EDC WGQ) shall (and each Obligor shall procure such Assignee Group Member (other than EDC WGQ)) provide to the Facility Agent documents acceptable to all Lenders evidencing that relevant back-to-back agreements have been entered into by and between such Assignee Group Member (other than EDC WGQ) and EDC WGQ or EDC YG (as case may be) and relevant pledge over receivables have been entered into by and between such Assignee Group Member (other than EDC WGQ and EDC YG) and the Security Agent.

(d)              Further Release of the Pledge over Receivables (GDS Suzhou-Ping An Bank)

GDS Suzhou shall, by 31 January 2017, provide the Facility Agent with evidence that the Pledge over Receivables (GDS Suzhou-Ping An Bank) has been duly and completely deregistered and released with PBOC Information Center to the extent satisfactory to all Lenders.

(e)               USD Receiving Account (GDS Beijing-WGQ)

GDS Beijing shall, within 14 Business Days after the first Utilisation Date, provide the Facility Agent with evidence that the USD Receiving Account (Beijing-WGQ) has been established and maintained with the Account Bank.

2.                                      Conditions Subsequent for Facility A

(a)              Release of Pledge over Receivables in connection with the Original Bank Loan Agreement

EDC WGQ shall, on the first Utilisation Date of Facility A (or such longer period as otherwise agreed by the Facility Agent) but in any event after the first Utilisation of Facility

A occurs, provide the Facility Agent with documents evidencing that the pledge over receivables in respect of Project SH1 created by it in connection with the Original Bank Loan Agreement has been irrevocably and unconditionally discharged, released and deregistered.

(b)              Release of the Existing Pledge over Receivables (GDS Suzhou-Bank of Ningbo)

GDS Suzhou shall, in any event no later than 10 December, 2016, provide the Facility Agent with documents evidencing that the Existing Pledge over Receivables (GDS Suzhou-Bank of Ningbo) has been irrevocably and unconditionally discharged, released and deregistered.

(c)               Release of Mortgage over Movable Assets in respect of Project SH1

EDC WGQ shall, within 7 Business Days from the first Utilisation Date of Facility A, provide the Facility Agent with documents evidencing that the mortgage over movable assets in respect of Project SH1 created by it in connection with the Original Bank Loan Agreement has been irrevocably and unconditionally discharged, released and deregistered.

(d)              Updated List of Customers

EDC WGQ, GDS Suzhou, the GDS Beijing and GDS Shanghai shall, on or before the date falling 30 days after the date of this Agreement, provide to the Facility Agent a list of customers who have not agreed to comply with or, have not paid amounts under the Service Contracts in relation to Project SH1 into the relevant Receiving Accounts in accordance with the Notification Letters which have been delivered to them pursuant to the Finance Documents.

(e)               Equity Pledge Agreement

EDC WGQ shall, within 1 Month after the date of this Agreement, provide the Facility Agent with the documents evidencing that the Equity Pledge Agreement (WGQ) has been registered with the SAIC.

(f)                In respect of Pledge over Receivables

(i)                           EDC WGQ shall, on the date when the release of pledge over receivables in connection with the Original Bank Loan Agreement as stated above in item (a) of Conditions Subsequent for Facility A has been completed (or such longer period as otherwise agreed by the Facility Agent), provide to the Facility Agent with documents evidencing that the pledge under the Pledge over Receivables (WGQ), the Pledge over Receivables (GDS Suzhou), the Pledge over Receivables (GDS Beijing) and the Pledge over Receivables (GDS Shanghai) in relation to Project SH1 have all been registered with PBOC Information Center, except that the pledge over relevant Service Contracts in relation to Project SH1 under the Existing Pledge over Receivables (GDS Suzhou-Bank of Ningbo) shall be registered with PBOC Information Center pursuant to the timeline stipulated in item (ii) below.

(ii)                        EDC WGQ shall, in any event no later than 10 December 2016, provide to the Facility Agent with documents evidencing that the pledge over relevant Service Contracts in relation to Project SH1 under the Existing Pledge over Receivables (GDS Suzhou-Bank of Ningbo) have been registered with PBOC Information Center.

(iii)                     EDC WGQ shall, within 3 Business Days from the first Utilisation Date of Facility A, provide to the Facility Agent with documents evidencing that the Notice of Pledge under the Pledge over Receivables (WGQ) have been delivered to GDS Suzhou, GDS Beijing, GDS HK and GDS Shanghai in respect of the Back-to-Back Agreements (WGQ) for Project SH1, and GDS Suzhou, GDS Beijing, GDS HK and GDS Shanghai have acknowledged such Notice of Pledge.

(iv)                    EDC WGQ shall, within 3 Business Days from the first Utilisation Date of Facility A, provide to the Facility Agent with pre-signed but undated Notice of Pledge (as defined in the Pledge over Receivables (WGQ), the Pledge over Receivables (GDS Suzhou), the Pledge over Receivables (GDS Beijing) and the Pledge over Receivables (GDS Shanghai)) required under the Pledge over Receivables (WGQ), the Pledge over Receivables (GDS Suzhou), the Pledge over Receivables (GDS Beijing) and the Pledge over Receivables (GDS Shanghai) to all customers under the relevant Service Contracts in respect of Project SH1.

(v)                       EDC WGQ shall, within 3 Business Days from the first Utilisation Date of Facility A, provide to the Facility Agent with documents evidencing that the Notification Letters under the Pledge over Receivables (WGQ), the Pledge over Receivables (GDS Suzhou), the Pledge over Receivables (GDS Beijing) and the Pledge over Receivables (GDS Shanghai) have been duly delivered to all customers under the Service Contracts in relation to Project SH1 existing as of the date of this Agreement (except for the Service Contracts under which the relevant customers have been required under that Service Contract or the notification letter delivered by the relevant Obligor Party to make payments to the relevant Receiving Accounts), together with a list of customers to which the Notification Letters have been delivered, except that the Notification Letters in relation to the Service Contracts under the Existing Pledge over Receivables (GDS Suzhou-Bank of Ningbo) shall be delivered to all relevant customers pursuant to the timeline stipulated in item (vi) below.

(vi)                    GDS Suzhou shall, in any event no later than 10 December 2016, provide to the Facility Agent with documents evidencing that the Notification Letters under the Pledge over Receivables (GDS Suzhou) in relation to the Service Contracts under the Existing Pledge over Receivables (GDS Suzhou-Bank of Ningbo) have been delivered to all relevant customers.

(g)               EDC WGQ shall, in any event no later than 28 October 2016, procure GDS HK to provide the Facility Agent with the evidence that the notification letters stipulated in Clause 23.23 (Contract Novation) of this Agreement have been duly delivered to all customers under the GDS HK Service Contracts in relation to Project SH1 existing as of the date of this Agreement.

(h)              Movable Assets Mortgage of Project SH1

(i)                           In relation to the mortgaged assets under the Movable Assets Mortgage Agreement (WGQ SH1 Non-Restricted Assets), EDC WGQ shall, within 30 days after the first Utilisation Date of Facility A, complete movable assets mortgage registration under the Movable Assets Mortgage Agreement (WGQ SH1 Non-Restricted Assets) with SAIC, and provide to the Facility Agent an original movable assets mortgage certificate (动产

抵押登记书) or any other original certificates evidencing the completion of such movable assets mortgage registration;

(ii)                        In relation to the mortgaged assets under the Movable Assets Mortgage Agreement (WGQ SH1 Restricted Assets), EDC WGQ shall, within 120 days after the first Utilisation Date of Facility A, obtain the approval from the Custom in respect of the movable assets mortgage under the Movable Assets Mortgage Agreement (WGQ SH1 Restricted Assets) and complete movable assets mortgage registration under the Movable Assets Mortgage Agreement (WGQ SH1 Restricted Assets) with SAIC, and provide to the Facility Agent a certified copy of the Custom approval and an original movable assets mortgage certificate (动产抵押登记书) or any other original certificates evidencing the completion of such movable assets mortgage registration; and

(iii)                     EDC WGQ shall, within 5 days after the completion of movable assets mortgage registration as required in paragraphs (i) and (ii) above (as the case may be), provide or cause to be provided to the Facility Agent a legal opinion in respect of the registration of movable assets mortgage thereunder.

(i)                  In respect of Insurance Assignment Agreement (WGQ), EDC WGQ shall, within 3 Business Days after the first Utilisation Date of Facility A, provide to the Facility Agent with the following documents:

(i)                           documents evidencing that the notice under the Insurance Assignment Agreement (WGQ) in relation to Project SH1 has been duly delivered by EDC WGQ to relevant contract counterparties; and

(ii)                        original policies of Insurances in relation to Project SH1 and any endorsement thereto (if any) evidencing that, among others, the Security Agent has been named as the first loss-payee.

(j)                 In respect of Lease Assignment Agreement (WGQ), EDC WGQ shall, within 5 Business Days after the first Utilisation Date of Facility A, provide to the Facility Agent with the following documents:

(i)                           a pre-signed but undated Assignment Notice (as defined in the Lease Assignment Agreement (WGQ)) under the Lease Assignment Agreement (WGQ) to the Landlord in relation to Project SH1 and Project SH3; and

(ii)                        evidence that the Maintenance Notice (as defined in the Lease Assignment Agreement (WGQ)) under the Lease Assignment Agreement (WGQ) has been duly delivered by EDC WGQ to the Landlord in relation to Project SH1 and Project SH3, and the Landlord has acknowledged such Maintenance Notice.

(k)              IDC Authorization

EDC WGQ shall, in any event no later than 31 December 2016, provide the Facility Agent with documents evidencing the IDC Authorization has been granted to EDC WGQ.

3.                                      Conditions Subsequent for Facility B

(a)              EDC YG shall, in any event no later than December 30, 2016, provide the Facility Agent with the certified copy of the construction completion acceptance and filing receipt (竣工验收备案证明) issued by Shanghai Comprehensive Bonded Zone Planning and Construction Department (上海综合保税区规划建设处) evidencing that relevant building to be leased by EDC YG for Project SH2 under the relevant Lease Agreement has passed the completion inspection.

(b)              Release of Pledge over Receivables in connection with the Original Bank Loan Agreement

EDC YG shall, on the first Utilisation Date of Facility B (or such longer period as otherwise agreed by the Facility Agent) but in any event after the first Utilisation of Facility B occurs, provide the Facility Agent with documents evidencing that the pledge over receivables in respect of Project SH2 created by it in connection with the Original Bank Loan Agreement has been irrevocably and unconditionally discharged, released and deregistered.

(c)               Release of Mortgage over Movable Assets in respect of Project SH2

EDC YG shall, within 7 Business Days from the first Utilisation Date of Facility B, provide the Facility Agent with documents evidencing that the mortgage over movable assets in respect of Project SH2 created by it in connection with the Original Bank Loan Agreement has been irrevocably and unconditionally discharged, released and deregistered.

(d)              Release of Pledge over Equity Interests

EDC YG shall, within 30 Business Days from the first Utilisation Date of Facility B, provide the Facility Agent with documents evidencing that the pledge over equity interest in EDC YG created by the Parent (EDC YG) in connection with the Original Bank Loan Agreement has been irrevocably and unconditionally discharged, released and deregistered.

(e)               Share Mortgage

EDC YG shall, within 14 Business Days from the first Utilisation Date of Facility B, provide the Facility Agent with documents evidencing that the mortgage in respect of shares in the Parent (EDC YG) created by the Intermediate Parent in connection with the Original Bank Loan Agreement has been irrevocably and unconditionally discharged, released and deregistered.

EDC YG shall provide the Facility Agent with the documents pursuant to clause 5.1 of the Share Mortgage Agreement (Parent (EDC YG)), including without limitation:

(i)                           the certificates of all the stock and shares and documents of title relating to the shares in the Parent (EDC YG) held by the Intermediate Parent;

(ii)                        pre-signed but undated instrument of transfer and bought and sold notes relating to the shares in the Parent (EDC YG) held by the Intermediate Parent;

(iii)                     pre-signed but undated letters of resignation from each director and the secretary of the Parent (EDC YG) substantially in the form of schedule 2 (Form of resignation letter) to the Share Mortgage Agreement (Parent (EDC YG));

(iv)                    pre-signed but undated resolution of all the directors of the Parent (EDC YG) substantially in the form of schedule 3 (Form of written resolution of directors) to the Share Mortgage Agreement (Parent (EDC YG)); and

(v)                       pre-signed and dated letters of authorisation from each director and the secretary of the Parent (EDC YG) substantially in the form of schedule 4 (Form of authorisation letter) to the Share Mortgage Agreement (Parent (EDC YG)).

(f)                Updated List of Customers

EDC WGQ, GDS Suzhou, the GDS Beijing and GDS Shanghai shall, on or before the date falling 30 days after the date of this Agreement, provide to the Facility Agent a list of customers who have not agreed to comply with or, have not paid amounts under the Service Contracts in relation to Project SH2 into the relevant Receiving Account in accordance with the Notification Letters which have been delivered to them pursuant to the Finance Documents.

(g)               Equity Pledge Agreement

(i)                           The Parent (YG) shall, within 1 Month after the first Utilisation Date of Facility B, provide the Facility Agent with the documents evidencing that the Equity Pledge Agreement (YG) has be duly registered with the Hong Kong Companies Registry; and

(ii)                        EDC YG shall, within 75 days after the date of deregistration of the pledge over equity interest in EDC YG created by the Parent (EDC YG) in connection with the Original Bank Loan Agreement with SAIC (or any longer period as agreed by the Facility Agent), provide the Facility Agent with the documents evidencing that the Equity Pledge Agreement (YG) has been approved by or filed with the MOFCOM (if applicable) and registered with the SAIC.

(h)              In respect of Pledge over Receivables

(i)                           EDC YG shall, on the date when the release of pledge over receivables in connection with the Original Bank Loan Agreement as stated above in item (b) of Conditions Subsequent for Facility B has been completed (or such longer period as otherwise agreed by the Facility Agent), provide to the Facility Agent with documents evidencing that the pledge under (to the extent applicable) the Pledge over Receivables (WGQ), the Pledge over Receivables (YG), the Pledge over Receivables (GDS Suzhou), the Pledge over Receivables (GDS Beijing) and the Pledge over Receivables (GDS Shanghai) in relation to Project SH2 have all been registered with PBOC Information Center.

(ii)                        EDC YG shall, within 3 Business Days from the first Utilisation Date of Facility B, provide to the Facility Agent with documents evidencing that the Notice of Pledge under the Pledge over Receivables (YG) have been delivered to EDC WGQ (to the extent applicable), GDS Suzhou and GDS Beijing in respect of the Back-to-Back Agreements (YG) for Project SH2, and EDC WGQ (to the extent applicable), GDS Suzhou and GDS Beijing have acknowledged such Notice of Pledge.

(iii)                     EDC YG shall, within 3 Business Days from the first Utilisation Date of Facility B, provide to the Facility Agent with pre-signed but undated Notice of Pledge (as defined in the Pledge over Receivables (WGQ), the Pledge over Receivables (YG), the Pledge over Receivables (GDS Suzhou), the Pledge over Receivables (GDS Beijing) and the Pledge over Receivables (GDS Shanghai)) under the Pledge over Receivables (WGQ), the Pledge over Receivables (YG), the Pledge over Receivables (GDS Suzhou), the Pledge over Receivables (GDS Beijing) and the Pledge over Receivables (GDS Shanghai) to all customers under the Service Contracts in respect of Project SH2.

(iv)                    EDC YG shall, within 3 Business Days from the first Utilisation Date of Facility B, provide to the Facility Agent with documents evidencing that the Notification Letters under the Pledge over Receivables (WGQ), the Pledge over Receivables (YG), the Pledge over Receivables (GDS Suzhou), the Pledge over Receivables (GDS Beijing) and the Pledge over Receivables (GDS Shanghai) have been duly delivered to all customers under the Service Contracts in relation to Project SH2 existing as of the date of this Agreement (except for the Service Contracts under which the relevant customers have been required under that Service Contract or the notification letter delivered by the relevant Obligor Party to make payments to the Receiving Accounts), together with a list of customers to which the Notification Letters have been delivered.

(i)                  EDC YG shall, in any event no later than 28 October 2016, procure GDS HK to provide the Facility Agent with the evidence that the notification letters stipulated in Clause 23.23 (Contract Novation) of this Agreement have been duly delivered to all customers under the GDS HK Service Contracts in relation to Project SH2 existing as of the date of this Agreement.

(j)                 Movable Assets Mortgage of Project SH2

(i)                           In relation to the mortgaged assets under the Movable Assets Mortgage Agreement (YG SH2 Non-Restricted Assets), EDC YG shall, within 30 days after the first Utilisation Date of Facility B, complete movable assets mortgage registration under the Movable Assets Mortgage Agreement (YG SH2 Non-Restricted Assets) with SAIC, and provide to the Facility Agent an original movable assets mortgage certificate (动产抵押登记书) or any other original certificates evidencing the completion of such movable assets mortgage registration;

(ii)                        In relation to the mortgaged assets under the Movable Assets Mortgage Agreement (YG SH2 Restricted Assets), EDC YG shall, within 120 days after the first Utilisation Date of Facility B, obtain the approval from the Custom in respect of the movable assets mortgage under the Movable Assets Mortgage Agreement (YG SH2 Restricted Assets) and complete movable assets mortgage registration under the Movable Assets Mortgage Agreement (YG SH2 Restricted Assets) with SAIC, and provide to the Facility Agent a certified copy of the Custom approval and an original movable assets mortgage certificate (动产抵押登记书) or any other original certificates evidencing the completion of such movable assets mortgage registration; and

(iii)                     EDC YG shall, within 5 days after the completion of movable assets mortgage registration as required in paragraphs (i) and (ii) above (as the case may be), provide or cause to be provided to the Facility Agent a legal opinion in respect of the registration of movable assets mortgage thereunder.

(k)              In respect of Insurance Assignment Agreement (YG), EDC YG shall, within 3 Business Days after the first Utilisation Date of Facility B, provide to the Facility Agent with the following documents:

(i)                           documents evidencing that the notice under the Insurance Assignment Agreement (YG) in relation to Project SH2 has been duly delivered by EDC YG to relevant contract counterparties; and

(ii)                        original policies of Insurances in relation to Project SH2 and any endorsement thereto (if any) evidencing that, among others, the Security Agent has been named as the first loss-payee.

(l)                  In respect of Lease Assignment Agreement (YG), EDC YG shall, within 5 Business Days after the first Utilisation Date of Facility B, provide to the Facility Agent with the following documents:

(i)                           a pre-signed but undated Assignment Notice (as defined in the Lease Assignment Agreement (YG)) under the Lease Assignment Agreement (YG) to the Landlord in relation to Project SH2; and

(ii)                        evidence that the Maintenance Notice (as defined in the Lease Assignment Agreement (YG)) under the Lease Assignment Agreement (YG) has been duly delivered by EDC YG to the Landlord in relation to Project SH2, and the Landlord has acknowledged such Maintenance Notice.

4.                                      Conditions Subsequent for Facility C beyond 70% of the Total Facility C Commitments

(a)              Movable Assets Mortgage of Project SH3

(i)                           In relation to the mortgaged assets under the Movable Assets Mortgage Agreement (YG SH3 Non-Restricted Assets), EDC YG shall, within 15 days from the first Utilisation Date of Facility C beyond 70% of the Total Facility C Commitments, provide to the Facility Agent with the Movable Assets Mortgage Agreement (YG SH3 Non-Restricted Assets) duly executed by each party to it, and shall, with 30 days from the date of the Movable Assets Mortgage Agreement (YG SH3 Non-Restricted Assets), complete movable assets mortgage registration under the Movable Assets Mortgage Agreement (YG SH3 Non-Restricted Assets) with SAIC, and provide to the Facility Agent with an original movable assets mortgage certificate (动产抵押登记书) or any other original certificates evidencing the completion of such movable assets mortgage registration;

(ii)                        In relation to the mortgaged assets under the Movable Assets Mortgage Agreement (YG SH3 Restricted Assets), EDC YG shall, within 15 days from the first Utilisation Date of Facility C beyond 70% of the Total Facility C Commitments, provide to the Facility Agent with the Movable Assets Mortgage Agreement (YG SH3 Restricted Assets) duly executed by each party to it, and shall, with 120 days from the date of the Movable Assets Mortgage Agreement (YG SH3 Restricted Assets), obtain the approval from the Custom in respect of the movable assets mortgage under the Movable Assets Mortgage Agreement (YG SH3 Restricted Assets) and complete movable assets mortgage registration under the Movable Assets Mortgage Agreement (YG SH3 Restricted Assets) with SAIC, and provide to the Facility Agent with a certified copy of the Custom approval and an original movable assets mortgage certificate (动产抵押登记书) or any other original certificates evidencing the completion of such movable assets mortgage registration; and

(iii)                     EDC YG shall, within 5 days after the completion of movable assets mortgage registration as required in paragraphs (i) and (ii) above (as the case may be) provide or cause to be provided to the Facility Agent a legal opinion in respect of the registration of movable assets mortgage thereunder.

(b)              Supplemental Agreements to the Pledge over Receivables in relation to Project SH3

EDC YG shall, within 7 Business Days from the first Utilisation Date of Facility C beyond 70% of the Total Facility C Commitments, provide to the Facility Agent with:

(i)                           the supplemental agreements to (to the extent applicable) the Pledge over Receivables (WGQ), the Pledge over Receivables (YG), the Pledge over Receivables (GDS Suzhou), the Pledge over Receivables (GDS Beijing) and/or the Pledge over Receivables (GDS Shanghai) in relation to Project SH3 duly executed by each party thereto;

(ii)                        evidence that pledge under such supplemental agreements (as described in paragraph (i) above) have all been registered with PBOC Information Center respectively; and

(iii)                     evidence that the Notice of Pledge (as defined in (to the extent applicable) the Pledge over Receivables (WGQ), the Pledge over Receivables (YG), the Pledge over Receivables (GDS Suzhou), the Pledge over Receivables (GDS Beijing) and the Pledge over Receivables (GDS Shanghai)) under the Pledge over Receivables (YG) have been delivered to GDS Suzhou, GDS Beijing, GDS Shanghai and/or EDC WGQ in respect of the Back-to-Back Agreements (YG) for Project SH3, and GDS Suzhou, GDS Beijing, GDS Shanghai and/or EDC WGQ have acknowledged such Notice of Pledge.

(c)               Supplemental Agreements to the Insurances Assignment Agreement (YG)

EDC YG shall, within 3 Business Days from the first Utilisation Date of Facility C beyond 70% of the Total Facility C Commitments, provide to the Facility Agent with:

(i)                           the supplemental assignment of Insurance duly executed by each party thereto in respect of Project SH3 in the form and instance substantially set forth in schedule 3 of the Insurance Assignment Agreement (YG);

(ii)                        evidence that the notices under the Insurance Assignment Agreement (YG) in relation to Project SH3 have been duly delivered by EDC YG to relevant contract counterparties; and

(iii)                     original policies of Insurances in relation to Project SH3 and any endorsement thereto (if any) evidencing that evidencing that, among others, the Security Agent has been named as the first loss-payee.

(d)              Lease Assignment Agreement in respect of Project SH3

EDC YG shall, within 60 days from Project SH3 Completion, provide to the Facility Agent a certified copy of the sublease agreement or assignment of rights and obligations entered into by and between EDC WGQ and EDC YG, and/or other documents evidencing that EDC YG will ultimately assume the tenancy under the Lease Agreement in relation to Project SH3, and following documents:

(i)                           A supplemental assignment of Lease Agreements in respect of Project SH3 in the form and instance substantially set forth in schedule 2 of the Lease Assignment Agreement (YG) duly executed by each party thereto.

(ii)                        (A) A pre-signed but undated Assignment Notice (as defined in the Lease Assignment Agreement (YG)) addressed to the Landlord in relation to Project SH3; or (B) (in the event that EDC WGQ enters into the sublease agreement with EDC YG) documents evidencing that the Assignment Notice (as defined in the Lease Assignment Agreement (YG)) has been duly delivered by EDC YG to EDC WGQ  in relation to Project SH3, and EDC WGQ has acknowledged such Assignment Notice; and

(iii)                     Evidence that the Maintenance Notice (as defined in the Lease Assignment Agreement (YG)) has been duly delivered by EDC YG to the Landlord or EDC WGQ (as the case may be) in relation to Project SH3, and the Landlord or EDC WGQ (as the case may be) has acknowledged such Maintenance Notice.

SCHEDULE 3

Utilisation Request

From:	[EDC WGQ/EDC YG]

To:	[Facility Agent]

Dated:

Dear Sirs

上海外高桥万国数据科技发展有限公司 (SHANGHAI WAIGAOQIAO EDC TECHNOLOGY CO., LTD.)/上海云港万国数据科技发展有限公司 (SHANGHAI YUNGANG EDC TECHNOLOGY CO., LTD.)  —  Facility Agreement dated [    ] 2016 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:
	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
	Facility to be utilised:	[Facility A / Facility B / Facility C / Facility E] (delete if not relevant)
	Currency of Loan:	RMB
	Amount:	[ ] or, if less, the Available Facility
	[First] Interest Period:	[ ]
	Loan Disbursement Account:	[ ]
	Loan purpose:	[ ]

3.

[For the purpose of the Consigned Disbursement, the proceeds of the requested Loan should be credited to [the account in name of the applicable payee] through the Loan Disbursement Account.] (delete if not relevant)

4.

[For the purpose of the Consigned Disbursement, we hereby confirm that we irrevocably and unconditionally authorise the Facility Agent to authorise the Account Bank to debit the Loan Disbursement Account for the transfer of funds in the amounts and to the accounts specified in paragraph 3 above.] (delete if not relevant)

5.

[For the purpose of the Consigned Disbursement, we enclose with this Utilisation Request the evidence required to be submitted by us pursuant to Clause 5.2 (Completion of a Utilisation Request) of the Agreement.] (delete if not relevant)

6.	We confirm that each condition specified in Clause 4.3 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

7.                                      This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[EDC WGQ/EDC YG ]

(Company Chop)

SCHEDULE 4

Form of Transfer Certificate

To:	[ ] as Facility Agent and [ ] as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

上海外高桥万国数据科技发展有限公司 (SHANGHAI WAIGAOQIAO EDC TECHNOLOGY CO., LTD.)/上海云港万国数据科技发展有限公司 (SHANGHAI YUNGANG EDC TECHNOLOGY CO., LTD.) —  Facility Agreement dated [    ] 2016 (the “Facility Agreement”)

1.                                      We refer to Clause 26.5 (Procedure for transfer) of the Facility Agreement.  This is a Transfer Certificate.  Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.                                      The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 26.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Facility Agreement as specified in the Schedule.

3.                                      The proposed Transfer Date is [            ].

4.                                      The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

5.                                      The New Lender expressly acknowledges:

(a)                     the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders); and

(b)                     that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

6.                                      The New Lender confirms that it is a “New Lender” within the meaning of Clause 26.1 (Assignments and transfers by the Lenders).

7.                                      The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.

8.                                      This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.                                      This Transfer Certificate and all obligations arising from or in connection with this Transfer Certificate are governed by PRC law.

10.                               This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:                  The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred, and other particulars

Commitment/participation(s) transferred

Drawn Loan(s) participation(s) amount(s):	[ ]
Available Commitment amount:	[ ]

Administration particulars:

New Lender’s receiving account:	[ ]
Address:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Attn/Ref:	[ ]

[the Existing Lender]	[the New Lender]
By:	By:

This Transfer Certificate is executed by the Facility Agent and the Transfer Date is confirmed as [           ].

[the Facility Agent]

By:

Note:                 It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoyment of all the Finance Documents.

SCHEDULE 5

Form of Compliance Certificate

To:	[ ] as Facility Agent

From:	[Borrowers]

Dated:

Dear Sirs

上海外高桥万国数据科技发展有限公司 (SHANGHAI WAIGAOQIAO EDC TECHNOLOGY CO., LTD.)/上海云港万国数据科技发展有限公司 (SHANGHAI YUNGANG EDC TECHNOLOGY CO., LTD.) —  Facility Agreement dated [    ] 2016 (the “Facility Agreement”)

1.                                      We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in the Facility Agreement shall have the same meaning in this Compliance Certificate. For the purpose of the financial covenants set out in paragraph 2 of this Compliance Certificate, the calculation is made on the consolidated basis of the Borrowers.

2.                                      We confirm that:

(a)                                 in respect of the Relevant Period ending on [                   ], Cashflow for the Relevant Period was [                   ] and Debt Service for the Relevant Period was [                   ].  Therefore the DSCR for such Relevant Period was [                   ]:1 and the financial covenant contained in paragraph (a) of Clause 22.2 (Financial conditions) [has/has not] been complied with.

(b)                                 on the last day of the Relevant Period ending on [                   ], Total Debt was [                   ] and EBITDA for such Relevant Period was [                   ].  Therefore the Gross Leverage Ratio for such Relevant Period was [                   ]:1 and the financial covenant contained in paragraph (b) of Clause 22.2 (Financial conditions) [has/has not] been complied with.

(c)                                  on the last day of the Relevant Period ending on [                   ], Total Debt was [                   ] and Contributed Equity on such day was [                   ].  Therefore the DER for such Relevant Period was [                   ]:1 and the financial covenant contained in paragraph (c) of Clause 22.2 (Financial conditions) [has/has not] been complied with.

(d)                                 in respect of the Relevant Period ending on [                   ], Cashflow for such Relevant Period was [                   ] and Net Finance Charges for such Relevant Period were [                   ]. Therefore the ICR for such Relevant Period was [                   ]:1 and the financial covenant contained in paragraph (d) of Clause 22.2 (Financial conditions) [has/has not] been complied with.

(e)                                  [Capital Expenditure in respect of Project SH1 for the Financial Year of EDC WGQ ending on [                   ] was [                   ], therefore Capital Expenditure in respect of Project SH1 during such Financial Year [was/was not] in excess of [                   ] and the covenant contained in paragraph (e)(i) of Clause 22.2 (Financial conditions) [has/has not] been complied with.]

(f)                                   [Capital Expenditure in respect of Project SH2 for the Financial Year of EDC YG ending on [                   ] was [                   ], therefore Capital Expenditure in respect of Project SH2 during such Financial Year [was/was not] in excess of [                   ] and the covenant contained in paragraph (e)(ii) of Clause 22.2 (Financial conditions) [has/has not] been complied with.]

(g)                                  [Capital Expenditure in respect of Project SH3 for the Financial Year of EDC YG ending on [                   ] was [                   ], therefore Capital Expenditure in respect of Project SH3 during such Financial Year [was/was not] in excess of [                   ] and the covenant contained in paragraph (e)(iii) of Clause 22.2 (Financial conditions) [has/has not] been complied with.]

(h)                                 [Excess Cashflow for the Financial Year of EDC WGQ ending [                   ] was [                   ], therefore the Excess Cashflow to be applied in prepayment pursuant to Clause 8.6 (Excess Cashflow) will be [                   ].]

(i)                                     [Excess Cashflow for the Financial Year of EDC YG ending [                   ] was [                   ], therefore the Excess Cashflow to be applied in prepayment pursuant to Clause 8.6 (Excess Cashflow) will be [                   ].]

3.                                      [We confirm that no Default is continuing.]*

4.                                      [We refer to Clause [                   ] (For the avoidance of doubt, no Flotation may occur in respect of any member of the Group). We confirm amount of [Disposal Proceeds]/[Insurance Proceeds]/[Compensation] in respect of Project [SH1/SH2] is [                   ]. We confirm that the amount of [Excluded Disposal Proceeds]/[Excluded Insurance Proceeds] in respect of Project [SH1/SH2] is [                   ], and that the specific purpose for which it was intended to be used is [                   ]. We confirm that such amount of [Excluded Disposal Proceeds]/[Excluded Insurance Proceeds] in respect of Project [SH1/SH2] has been used for that specific purpose and within the applicable period in the manner contemplated by this Agreement.]

*                   If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Signed:
Authorised Signatory
of
[EDC WGQ]

Signed:
Authorised Signatory
of
[EDC YG]

SCHEDULE 6

Form of Accession Letter

To:	[ ] as Facility Agent and [ ] as Security Agent

From:	[Hedging Providers]

Dated:

Dear Sirs

上海外高桥万国数据科技发展有限公司 (SHANGHAI WAIGAOQIAO EDC TECHNOLOGY CO., LTD.)/上海云港万国数据科技发展有限公司 (SHANGHAI YUNGANG EDC TECHNOLOGY CO., LTD.) —  Facility Agreement dated [    ] 2016 (the “Facility Agreement”)

1.                                      We refer to the Facility Agreement.  This is an Accession Letter.  Terms defined in the Facility Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                      We, [name of new Hedging Provider] of [address/registered office], agree to become a Hedging Provider under the Facility Agreement and to be bound by the terms of the Facility Agreement as a Hedging Provider.  We are a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                      [Hedging Provider’s] administrative details are as follows:

Address:

Fax No:

Attention:

Telephone No:

4.                                      This Accession Letter, and all obligations arising from or in connection with this Accession Letter are governed by PRC law.

[Hedging Provider]

By:

SCHEDULE 7

Insurances

1.                                      Insurance Requirements

Unless each Lender otherwise agrees, each Borrower (or any person on its behalf) shall, to the extent such insurances are available on commercially reasonable terms:

(a)                                 insure and keep insured, with financially sound and reputable insurers and reinsurers approved by each Lender, all its assets and business which can be insured against all insurable losses to include, without limitation, the insurances specified in this Schedule 7 (Insurances);

(b)                                 promptly following the receipt of a notice by any Lender or the Facility Agent from time to time, obtain such additional insurance coverage of risks or liabilities that are not specified in this Schedule 7 (Insurances) as would from time to time be obtained by a prudent internet data center company which does not self-insure and which shall be in such amounts and with such deductibles as are specified in that notice;

(c)                                  promptly following the receipt of a notice by the Lenders or the Facility Agent from time to time, obtain such additional insurance(s) or make such modifications to the terms, conditions, amounts or deductibles of any insurance policy required pursuant to paragraphs 1(a) and 1(b) above as the Facility Agent may reasonably determine and specify in that notice to be necessary so as to cover any material change in the identified risk exposure of a Borrower, its business or assets; and

(d)                                 promptly following the receipt of a notice by the Facility Agent from time to time pursuant to the terms of proviso (i) of this paragraph 1, make such modifications to the amounts and deductibles of any insurance policy required to be obtained under this Agreement as the Facility Agent specifies in that notice to take account of inflationary and other relevant factors, provided always that:

(i)                                     the Facility Agent (acting reasonably) shall be entitled from time to time to review, in consultation with a Borrower, the monetary limits and deductibles of each policy required to be obtained under this Agreement, such review not to be conducted more frequently than once every calendar year with respect to each policy; and

(ii)                                  if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect or otherwise a Borrower fails to comply with any of the requirements in this paragraph 1, the Facility Agent (acting reasonably) shall thereupon, or at any time while the same is continuing, be entitled (but have no such obligation) on behalf of the Lenders to procure such insurance or, as the case may be, the fulfilment of the relevant requirement at the expense of that Borrower and to take all such steps to minimise hazard as the Facility Agent may consider expedient or necessary.

2.                                      Insurance Provisions

Each insurance policy required to be obtained pursuant to paragraph 1 above shall be on terms and conditions acceptable to the Facility Agent (acting reasonably) and, to the extent it is commercially viable, contain cut-through provisions, where required, together with provisions to the effect that:

(a)                                 no policy can expire or be cancelled or suspended by any Borrower, or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless the Facility Agent and, in the case of expiration or if cancellation or suspension is initiated by the insurer, that Borrower receives at least 45 days’ notice (or such lesser period as the Facility Agent may agree with respect to cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(b)                                 the Security Agent (on behalf of the Secured Parties) is named as additional insured party on all liability policies;

(c)                                  where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party;

(d)                                 on every insurance policy on any Borrower’s assets which are the subject of the security granted pursuant to the Transaction Security Documents and on every insurance policy for business interruption, the Security Agent (on behalf of the Secured Parties) is named as loss payee;

(e)                                  where relevant, the insurers waive all rights of recourse or subrogation, howsoever arising, against any Borrower; and

(f)                                   all provisions of each insurance policy conferring any right, protection or benefit to the Secured Parties (including, without limitation, loss payee and additional named insured provisions, notice requirements, etc.) shall at all times remain in full force and in effect notwithstanding any act or failure to act on the part of any Borrower, its respective agents or employees or on the part of its respective contractors or subcontractors, provided that none of the policies required pursuant to paragraph 1 above shall include any provision for self-insurance or any self-insured retention except to the extent of the deductibles specified in this Schedule 7 (Insurances) or as each Lender otherwise approves from time to time.

3.                                      Borrowers’ Undertakings

The Borrowers shall (and shall procure that any other person will, in respect of insurance policies maintains by such other person on behalf of any Borrower):

(a)                                 punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(b)                                 promptly notify the relevant insurer of any event entitling the Borrowers to make a claim under any policy written by that insurer and diligently pursue that claim;

(c)                                  comply with all warranties under each policy of insurance;

(d)                                 not do or omit to do, or permit to be done or not done, anything which might:

(i)                                     render any insurance policy, or any provision of that policy, obtained pursuant to this Schedule 7 (Insurances) void or voidable or lead to its suspension or impair or defeat any such policy in whole or in part; or

(ii)                                  prejudice the Borrowers’ or, where the Security Agent is a loss payee or an additional named insured, the Security Agent’s right to claim or recover under any insurance policy;

(e)                                  not vary, rescind, terminate, cancel or cause a material change to any insurance policy;

(f)                                   procure that each insurer under all insurance policies obtained pursuant to paragraph 1 above:

(i)                                     is promptly notified of the security interests, created in favour of the Secured Parties pursuant to the Transaction Security Documents in the Borrowers’ title to, and rights, interests and benefits under, such policies;

(ii)                                  (A) notes on each such policy, in form and substance satisfactory to each Secured Party, the Secured Parties’ interest in that policy pursuant to the Transaction Security Documents and (B) deposits each such policy with its brokers;

(iii)                               together with the relevant brokers, notifies the Secured Parties of the issuance of any notice of cancellation or suspension or modification of the relevant policy and of any fact of which they become aware that could affect the coverage under that policy; and

(iv)                              acknowledges that the Secured Parties, as beneficiaries under the relevant policy and the Transaction Security Documents, are not liable to the insurers or reinsurers for the payment of any insurance or reinsurance premiums nor for any other obligations of the Borrowers;

(g)                                  use its best efforts to ascertain that payments of reinsurance, if any, premiums under reinsurance policies of insurances required to be maintained by the Borrowers pursuant to paragraph 1 above are paid in a timely manner and promptly inform the Security Agent when it becomes aware that any such premiums have not been paid.

4.                                      Application of Proceeds

(a)                                 The Borrowers shall cause all proceeds from an Insurance claim (other than the Excluded Insurance Proceeds) to be directly applied towards the prepayment of the Loans in accordance with Clause 8.5 (Insurance proceeds) of this Agreement;

(b)                                 If the proceeds from an Insurance claim received by or payable to any Borrower is RMB 10,000,000 or less, such proceeds shall constitute the Excluded Insurance Proceeds, and shall be applied towards the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made within 6 months after receipt.

5.                                      Reporting Requirements

Unless the Facility Agent otherwise agrees, the Borrowers shall (and shall procure that any other person will, in respect of insurance policies maintains by such other person on behalf of any Borrower) provide to the Facility Agent the following:

(a)                                 as soon as possible after its occurrence, notice of any event which entitles the Borrowers to claim under any one or more insurance policies;

(b)                                 within 30 days after any insurance policy is issued to any Borrower, a copy of that policy incorporating any loss payee provisions required under paragraph 2(d) above;

(c)                                  within 30 days after any notice has been given by the Facility Agent to a Borrower pursuant to paragraph 1(c) and paragraph 1(d) above, a copy of any additional insurance obtained, or modification of any existing policy made, pursuant to that notice;

(d)                                 not less than 10 Business Days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than 10 Business Days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s issue date or last renewal, and confirmation from the insurer that provisions naming the Security Agent (on behalf of the Secured Parties) as loss payee or additional named insured, as applicable remain in effect;

(e)                                  such evidence of premium payment as the Facility Agent may from time to time request;

(f)                                   any cancellation, written notice of threatened or potential cancellation or material change in the terms, coverage or amounts of any insurance policy required to be maintained pursuant to this Schedule 7 (Insurances); and

(g)                                  any other information or documents on each insurance policy as the Facility Agent reasonably requests from time to time.

SCHEDULE 8

List of Existing Accounts

EDC WGQ:

No.	Account No.	Account Opening Bank	Targeted Timeline for Closure of the Existing Accounts
1.	449459218086	Bank of China, Shanghai Pilot Free Trade Zone Branch	Basic account, not closed
2.	441668869094	Bank of China, West Nanjing Road No. 3 Sub-branch (Shanghai)	The company credit card account, not closed
3.	310066137018010107902	Bank of Communications, Shanghai Pilot Free Trade Zone Branch	Within 3 Months after the date of this Agreement
4.	310066137018010149696	Bank of Communications, Shanghai Pilot Free Trade Zone Branch	Within 6 Months after the date of this Agreement
5.	70010122001855493	Bank of Ningbo, Shanghai Branch	Within 3 Months after the date of this Agreement
6.	8110201013900002543	China CITIC Bank, Shanghai Pudian Road Sub-Branch	Within 3 Months after the date of this Agreement
7.	310066137146150004712	Bank of Communications, Shanghai Pilot Free Trade Zone Branch	Within 6 Months after the date of this Agreement
8.	310066713146150009255	Bank of Communications, Shanghai Pilot Free Trade Zone Branch	Within 6 Months after the date of this Agreement
9.	310066137146100006783	Bank of Communications, Shanghai Pilot Free Trade Zone Branch	Within 6 Months after the date of this Agreement
10.	70012028000001301	Bank of Ningbo, Shanghai Branch	Foreign debt account for the Existing Shareholder Loan (WGQ), not closed
11.	7314411482600002218	China CITIC Bank, Shanghai Branch	Foreign debt account for the Existing Shareholder Loan (WGQ), not closed

No.	Account No.	Account Opening Bank	Targeted Timeline for Closure of the Existing Accounts
12.	1113000983	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A
13.	1113001033	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A
14.	1113001041	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A
15.	1113001068	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A
16.	1113001076	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A
17.	1113001084	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A
18.	1113001092	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A
19.	1119000802	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A

EDC YG:

No.	Account No.	Account Opening Bank	Targeted Timeline for Closure of the Existing Accounts
1.	310066137018010185106	Bank of Communications, Shanghai Pilot Free Trade Zone Branch	Basic Account, not closed
2.	FTE 4510729929000000153	Industrial & Commercial Bank of China, Qingpu Industrial Zone Sub-Branch	Within 3 Months after the date of this Agreement
3.	310066137018010370346	Bank of Communications, Shanghai Pilot Free Trade Zone Branch	Within 6 Months after the date of this Agreement
4.	448168728902	Bank of China, West Nanjing Road No. 3 Sub-branch (Shanghai)	Within 6 Months after the date of this Agreement
5.	FTE787570007212	Bank of China, West Nanjing Road No. 3 Sub-branch (Shanghai)	Within 3 Months after the date of this Agreement
6.	32001617160052508859	China Construction Bank, Luoshe Branch (Wuxi)	Within 3 Months after the date of this Agreement
7.	310066137146150005935	Bank of Communications, Shanghai Pilot Free Trade Zone Branch	Within 6 Months after the date of this Agreement
8.	445568599029	Bank of China, West Nanjing Road No. 3 Sub-branch (Shanghai)	Within 6 Months after the date of this Agreement
9.	1119000632	United Overseas Bank (China) Limited	N/A
10.	1113001122	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A
11.	1113001149	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A
12.	1113001157	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A
13.	1113001165	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A
14.	1113001173	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-	N/A

No.	Account No.	Account Opening Bank	Targeted Timeline for Closure of the Existing Accounts
		Branch
15.	1113001181	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A
16.	1113001203	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A
17.	1113001211	United Overseas Bank (China) Limited Shanghai Pilot Free Trade Zone Sub-Branch	N/A

SIGNATURE PAGE

Borrower

上海外高桥万国数据科技发展有限公司 (SHANGHAI WAIGAOQIAO EDC TECHNOLOGY CO., LTD.)

By:

Borrower

上海云港万国数据科技发展有限公司 (SHANGHAI YUNGANG EDC TECHNOLOGY CO., LTD.)

By:

Ultimate Parent

GDS HOLDINGS LIMITED

By:

GDS Beijing

北京万国长安科技有限公司 (BEIJING WANGUO CHANGAN TECHNOLOGY CO., LTD.)

By:

GDS Suzhou

万国数据服务有限公司 (GLOBAL DATA SOLUTIONS CO., LTD.)

By:

GDS Management Co.

上海自贸区万国数据管理有限公司 (SHANGHAI FREE TRADE ZONE GDS MANAGEMENT CO., LTD.)

By:

Mandated Lead Arranger

东方汇理银行(CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK)

By:

Mandated Lead Arranger

大华银行(中国)有限公司上海自贸试验区支行 (UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH)

By:

Mandated Lead Arranger

星展银行（中国）有限公司上海分行(DBS Bank (China) Ltd, Shanghai Branch)

By:

Mandated Lead Arranger

上海华瑞银行股份有限公司(Shanghai HuaRui Bank Co., LTD)

By:

Mandated Lead Arranger

澳大利亚和新西兰银行(中国)有限公司上海分行(Australia and New Zealand Bank (China) Company Limited, Shanghai Branch)

By:

Original Lender

东方汇理银行（中国）有限公司上海分行(Credit Agricole Corporate and Investment Bank (China) Limited Shanghai Branch)

By:

Original Lender

大华银行(中国)有限公司上海自贸试验区支行 (UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH)

By:

Original Lender

星展银行（中国）有限公司上海分行(DBS Bank (China) Ltd, Shanghai Branch)

By:

Original Lender

上海华瑞银行股份有限公司(Shanghai HuaRui Bank Co., LTD)

By:

Original Lender

澳大利亚和新西兰银行(中国)有限公司上海分行(Australia and New Zealand Bank (China) Company Limited, Shanghai Branch)

By:

Facility Agent

大华银行(中国)有限公司上海自贸试验区支行 (UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH)

By:

Security Agent

大华银行(中国)有限公司上海自贸试验区支行 (UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH)

By:

Account Bank

大华银行(中国)有限公司上海自贸试验区支行 (UNITED OVERSEAS BANK (CHINA) LIMITED SHANGHAI PILOT FREE TRADE ZONE SUB-BRANCH)

By:

Coordinating Bank

东方汇理银行(CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK)

By:

Coordinating Bank

大华银行有限公司(UNITED OVERSEAS BANK LIMITED)

By: